UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TD Banknorth Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.01, per share
	(2)	Aggregate number of securities to which transaction applies:
98,441,015 shares of common stock and options to purchase 633,052 shares of common stock
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$32.33 per share*
	(4)	Proposed maximum aggregate value of transaction:
$3,188,527,204*
	(5)	Total fee paid:
341,173*

* As of November 30, 2006, there were (i) 98,441,015 shares of common stock, par value $0.01 per share, of TD Banknorth Inc. (“Common Stock”)  outstanding that are owned by stockholders other than The Toronto-Dominion Bank and its subsidiaries and (ii) stock options to purchase 633,052 shares of Common Stock that expire no later than December 31, 2008. The filing fee was determined by adding the (x) the product of (i) the number of shares of Common Stock  that are proposed to be acquired in the merger and (ii) the merger consideration of $32.33 per share, plus (y) $5,929,189 expected to be paid to holders of options to purchase an aggregate of 633,052 shares of Common Stock with an exercise price of less than $32.33 per share granted by TD Banknorth to purchase shares of Common Stock that expire no later than December 31, 2008  in exchange for the cancellation of such options ((x) and (y) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TD BANKNORTH INC.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500

Fellow TD Banknorth stockholders,

On behalf of the board of directors, I cordially invite you to attend a special meeting of stockholders of TD Banknorth Inc., which will be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Wednesday, April 18, 2007 at 10:30 a.m., Eastern Time. At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth, The Toronto-Dominion Bank, our majority stockholder, and Bonn Merger Co., a newly-formed, wholly-owned subsidiary of The Toronto-Dominion Bank.

The merger agreement sets forth the terms and conditions under which Bonn Merger Co. will merge with and into TD Banknorth, which will result in us becoming a wholly-owned subsidiary of The Toronto-Dominion Bank. Upon completion of the merger, holders of our common stock (other than The Toronto-Dominion Bank and its subsidiaries and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $32.33 in cash, without interest, for each share of TD Banknorth common stock held immediately prior to completion of the merger.

This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger, and a copy of the merger agreement is included as Annex A to this proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

Pursuant to a stockholders agreement entered into by TD Banknorth and The Toronto-Dominion Bank in connection with The Toronto-Dominion Bank’s acquisition of a majority interest in us on March 1, 2005, our board of directors formed a special committee of designated independent directors who are not officers or employees of TD Banknorth or affiliated with The Toronto-Dominion Bank to, among other things, evaluate and negotiate the terms of any future going-private transaction. The special committee unanimously recommended to our board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged Sandler O’Neill & Partners, L.P. to act as its financial advisor. Sandler O’Neill has rendered its opinion to the special committee and the board of directors stating that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration of $32.33 in cash per share of common stock is fair from a financial point of view to the holders of our common stock, other than The Toronto-Dominion Bank and its affiliates. The Sandler O’Neill opinion is not a recommendation as to how any stockholder should vote with respect to the merger agreement. The written opinion of Sandler O’Neill is attached as Annex B to this proxy statement, and you should read it carefully.

Our board of directors, after considering the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that it and the merger are fair to and in the best interests of TD Banknorth and its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” approval and adoption of the merger agreement.

The Toronto-Dominion Bank has agreed to vote all shares of TD Banknorth common stock directly or indirectly owned by it (other than any shares held in trust accounts, managed accounts and the like for the benefit of third parties), and to provide its consent as the holder of our outstanding share of Class B common stock, in favor of the proposal to approve and adopt the merger agreement, which will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of TD Banknorth common stock and the holder of our outstanding share of Class B common stock, as required by Delaware law. In addition, pursuant to the merger agreement and the stockholders agreement, the affirmative vote of the holders of a majority of the outstanding TD Banknorth common stock not owned by The Toronto-

Dominion Bank and its affiliates is necessary to approve the merger agreement. These shares amounted to 40.2% of the outstanding TD Banknorth common stock as of the record date for the special meeting.

The Toronto-Dominion Bank has entered into a voting agreement with Private Capital Management, L.P., our largest stockholder after The Toronto-Dominion Bank, pursuant to which this stockholder has agreed to vote all shares of TD Banknorth common stock over which it exercises voting authority in favor of approval and adoption of the merger agreement. In addition, another of our large stockholders, Ariel Capital Management, LLC, advised The Toronto-Dominion Bank at the time of announcement of the merger agreement that its expectation at that time was to vote in favor of approval and adoption of the merger agreement but did not make any commitment to do so. Although these stockholders may not have voting authority over all of the shares which they from time to time hold or have investment discretion over (which, based on information that was publicly available as of March 15, 2007 (which relates to holdings as of December 31, 2006), in the aggregate amounted to approximately 24.3% of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates as of the record date for the special meeting), The Toronto-Dominion Bank expects that the majority of the shares which such stockholders hold or have investment discretion over will be voted in favor of the proposal to approve and adopt the merger agreement.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. The failure to vote will have the same effect as a vote against the merger agreement.

Sincerely yours,

William J. Ryan
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

This proxy statement is dated March 16, 2007, and is first being mailed to stockholders of
TD Banknorth on or about March 20, 2007.

TD BANKNORTH INC.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207) 761-8500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of TD Banknorth stockholders will be held on Wednesday, April 18, 2007 at 10:30 a.m., Eastern Time, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, for the following purposes:

1.                To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth Inc., The Toronto-Dominion Bank and Bonn Merger Co.; and

2.                To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only TD Banknorth stockholders of record at the close of business on March 7, 2007 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of all outstanding shares of TD Banknorth common stock and the affirmative vote of The Toronto-Dominion Bank in its capacity as the holder of the outstanding share of our Class B common stock. In addition, under the terms of the merger agreement and a stockholders agreement between us and The Toronto-Dominion Bank, the merger agreement must be approved by the affirmative vote or consent of the holders of a majority of all outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates.

Under Delaware law, holders of TD Banknorth common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at the special meeting if you so desire. The failure to vote will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors,

Carol L. Mitchell, Esq.
Senior Executive Vice President, General
   Counsel and Secretary

Portland, Maine
March 16, 2007

(i)

(ii)

CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES	105
PROPOSALS FOR THE 2007 ANNUAL MEETING OF TD BANKNORTH	106
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	107
OTHER MATTERS	107
WHERE YOU CAN FIND MORE INFORMATION	107

ANNEXES:

Annex A —	Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth Inc., The Toronto-Dominion Bank and Bonn Merger Co.
Annex B —	Opinion of Sandler O’Neill & Partners, L.P.
Annex C —	Section 262 of the General Corporation Law of the State of Delaware

(iii)

SUMMARY TERM SHEET

This summary highlights selected information from this document and may not contain all of the information that is important to you. To fully understand the merger agreement and the merger contemplated thereby, you should read carefully this entire document, including the merger agreement and the other annexes to this document, as well as the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 107. Page references are included in this summary to direct you to a more complete description of the topics.

Parties to the Proposed Transaction (page 15)

The parties to the proposed transaction are TD Banknorth Inc., a Delaware corporation, The Toronto-Dominion Bank, a Canadian bank and our majority stockholder, and Bonn Merger Co., a newly-formed, wholly-owned subsidiary of The Toronto-Dominion Bank.

What You Will Receive in the Merger (page 75)

Upon completion of the proposed merger of Bonn Merger Co. with and into TD Banknorth, holders of our common stock (other than The Toronto-Dominion Bank and its subsidiaries and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $32.33 in cash without interest for each share of TD Banknorth common stock held by them immediately prior to completion of the merger.

Effects of the Merger (page 75)

The merger is a “going-private” transaction which will result in us becoming a wholly-owned subsidiary of The Toronto-Dominion Bank. The merger will have the following effects when it is completed:

•       The Toronto-Dominion Bank will own all equity interests in TD Banknorth;

•       public stockholders will no longer participate financially in the potential risks or potential benefits associated with a common equity investment in TD Banknorth;

•       we will no longer be a public company and the TD Banknorth common stock will no longer be listed or traded on the New York Stock Exchange; and

•       we will no longer be required to file annual, quarterly and current reports with the Securities and Exchange Commission, or “SEC,” except to the extent required by outstanding TD Banknorth or affiliate debt securities.

Recommendations of the Special Committee and Our Board of Directors and Our Position as to the Fairness of the Merger (page 28)

A special committee of designated independent directors of TD Banknorth invited The Toronto-Dominion Bank to make a merger proposal under the terms of the existing stockholders agreement between us and The Toronto-Dominion Bank and considered and evaluated The Toronto-Dominion Bank’s merger proposal. The special committee consists of four of our directors who are not officers or employees of TD Banknorth or affiliated with The Toronto-Dominion Bank. The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, with The Toronto-Dominion Bank. The special committee unanimously resolved to:

•       approve the merger agreement and the merger,

•       recommend to the board of directors that the board approve and adopt the merger agreement, and

•       recommend to the board of directors that the merger agreement be submitted to the stockholders of TD Banknorth for approval.

Based on the special committee’s recommendation and other factors, our board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TD Banknorth and its unaffiliated stockholders and recommended that TD Banknorth’s stockholders vote to approve and adopt the merger agreement. The vote of the Class B Directors of TD Banknorth, who are elected by The Toronto-Dominion Bank in its capacity as the holder of our Class B common stock, was required to formally adopt the merger agreement and otherwise to take formal action in connection with the merger under our certificate of incorporation and the stockholders agreement, and the Class B directors accordingly voted to take such action solely on the basis of the recommendation of the special committee. The special committee and the board of directors believe that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of TD Banknorth’s unaffiliated stockholders. Our board of directors therefore unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

See “Special Factors—Recommendations of the Special Committee and the TD Banknorth Board of Directors and Our Position as to the Fairness of the Merger” beginning on page 28.

Opinion of Our Financial Advisor (page 34)

The special committee and the board of directors of TD Banknorth received an opinion, dated November 19, 2006, from Sandler O’Neill & Partners, L.P., to the effect that, as of such date, the merger consideration to be received by the holders of TD Banknorth common stock (other than The Toronto-Dominion Bank and its affiliates) is fair to such holders from a financial point of view. Sandler O’Neill’s opinion is subject to the assumptions, qualifications and limitations set forth in that opinion, which is attached to this proxy statement as Annex B. We encourage you to read Sandler O’Neill’s opinion in its entirety and the section titled “Special Factors—Opinion of Sandler O’Neill” beginning on page 34 for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Sandler O’Neill’s opinion was directed to the special committee and TD Banknorth’s board of directors and is not a recommendation to any TD Banknorth stockholder as to how such stockholder should vote at the special meeting with respect to the merger agreement or any other matter.

The Position of The Toronto-Dominion Bank and Bonn Merger Co. as to the Fairness of the Merger (page 45)

Both The Toronto-Dominion Bank and Bonn Merger Co. believe that the merger is substantively and procedurally fair to TD Banknorth’s unaffiliated stockholders. The Toronto-Dominion Bank and Bonn Merger Co. believe that this conclusion is supported by their knowledge and analysis of available information about TD Banknorth and by the factors discussed under “Special Factors—The Position of The Toronto-Dominion Bank and Bonn Merger Co. as to the Fairness of the Merger” beginning on page 45.

Interests of Directors and Executive Officers of TD Banknorth in the Merger (page 58)

When considering the recommendations of the special committee and TD Banknorth’s board of directors, you should be aware that the executive officers and directors of TD Banknorth have interests in the merger that may be different from your interests. These interests include the following.

Pursuant to the merger agreement, The Toronto-Dominion Bank agreed to honor, or cause to be honored, all of the employment and retention agreements we have with our executive officers and other officers, as well as all other employee benefit plans, agreements and other arrangements that we provide to our directors, officers and employees. In connection with the execution of the merger agreement, four senior executive officers of TD Banknorth—William J. Ryan, Peter J. Verrill, Stephen J. Boyle and Carol L. Mitchell—executed waiver letters in which they agreed that the transactions contemplated by the merger agreement, together with any changes in job duties, status or reporting responsibilities that are directly attributable to the merger, will not constitute either “good reason” or a “change in control” for purposes of their employment or retention agreements or any compensation plans in which they participate.

Pursuant to the merger agreement, we and The Toronto-Dominion Bank also agreed to the following:

•       to cash-out at the completion of the merger all options to purchase TD Banknorth common stock that expire no later than December 31, 2008 (all of which are currently exercisable by the optionees),

•       to convert at the completion of the merger all other options to purchase TD Banknorth common stock into options to purchase common shares of The Toronto-Dominion Bank, using an exchange ratio based on the merger consideration of $32.33 per share and the trading price of the common shares of The Toronto-Dominion Bank over a measurement period prior to the completion of the merger, which options will vest in accordance with their existing terms,

•       to convert all outstanding restricted stock units valued with respect to TD Banknorth common stock into restricted stock units valued with respect to common shares of The Toronto-Dominion Bank,

•       to work together in good faith to adjust or amend the performance criteria with respect to our outstanding performance-based restricted stock units for performance periods after 2006, with the new performance criteria to be similar to the relative total shareholder return measure used by The Toronto-Dominion Bank with respect to comparable plans currently offered by The Toronto-Dominion Bank,

•       to pay out the restricted stock units granted on March 1, 2005 to six of our executive officers at the target level of performance if such settlement is more favorable to the executive officers than a payment based on actual performance, with the estimated value of such additional payout in March 2008 based on the closing sales price of the common shares of The Toronto-Dominion Bank on March 15, 2007 being approximately $1.8 million in the aggregate for the six executive officers,

•       to permit us to grant in January 2007 the performance-based restricted stock units that we were planning to grant in the ordinary course of business absent the merger, as previously disclosed to The Toronto-Dominion Bank, with the restricted stock units to be granted to all executive officers as a group (11 persons, including one officer no longer serving as an executive officer) having an estimated value (based on the closing sales price of our common stock on March 15, 2007) of approximately $7.4 million assuming performance is achieved at the target level, and

•       to provide indemnification and directors’ and officers’ liability insurance to our directors and officers.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement.

The Special Meeting (page 16)

Date, Time and Place.   A special meeting of stockholders of TD Banknorth will be held on Wednesday, April 18, 2007, at the Portland Marriot Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106 at 10:30 a.m., Eastern Time. At the special meeting, TD Banknorth stockholders will be asked to approve and adopt the merger agreement and to act upon any other matters that may properly come before the special meeting.

Record Date; Outstanding Shares.   Holders of record of shares of our outstanding common stock and Class B common stock as of the close of business on March 7, 2007 are entitled to vote at the special meeting. On that date there were 242,419,587 shares of TD Banknorth common stock and one share of Class B common stock outstanding and entitled to vote. Each share of TD Banknorth common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting. The share of Class B common stock entitles the holder, The Toronto-Dominion Bank, to one vote at the special meeting, or by written consent in lieu of voting at the special meeting, on the proposal to approve and adopt the merger agreement, voting as a separate class.

Required Votes.   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of TD Banknorth common stock and the affirmative vote of The Toronto-Dominion Bank in its capacity as the holder of the outstanding share of our Class B common stock are necessary to approve and adopt the merger agreement on behalf of TD Banknorth. In addition, pursuant to the merger agreement and the stockholders agreement between TD Banknorth and The Toronto-Dominion Bank, the affirmative vote of the holders of a majority of the outstanding TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates is necessary to approve the merger agreement.  As of March 7, 2007, the record date for the special meeting, there were 97,433,031 shares of TD Banknorth common stock outstanding other than shares owned by The Toronto-Dominion Bank and its affiliates, which represented 40.2% of the outstanding TD Banknorth common stock on that date. This means that pursuant to the merger agreement and the stockholders agreement, approval and adoption of the merger agreement is conditioned on the affirmative vote of the holders of 48,716,516 or more of such shares. As described elsewhere in this proxy statement, for purposes of these calculations, we are treating certain of our directors and executive officers as affiliates of the Toronto-Dominion Bank. See “The Special Meeting—Shares Owned by Directors and Executive Officers of TD Banknorth” on page 19.

Voting and Revocation of Proxies.   Stockholders of record may vote by mail, by telephone, via the Internet or by attending the special meeting and voting in person. If your shares are held in an account with a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

You will have the power to revoke your proxy at any time before it is exercised by:

•       delivering prior to the special meeting a written notice of revocation addressed to Carol L. Mitchell, Senior Executive Vice President, General Counsel  and Secretary, TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112;

•       delivering to TD Banknorth prior to the special meeting a properly executed proxy with a later date;

•       voting on a later date but prior to the special meeting by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•       attending the special meeting and voting in person.

Each proxy returned to TD Banknorth (and not revoked) by a holder of TD Banknorth common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval and adoption of the merger agreement and in the discretion of the proxies upon any other matters that may properly come before the special meeting.

Voting Agreements and Understandings (pages 18 and  87)

The Toronto-Dominion Bank has agreed to vote all shares of TD Banknorth common stock directly or indirectly owned by it (other than any shares held in trust accounts, managed accounts and the like for the benefit of third parties), and to provide its consent as the holder of our outstanding share of Class B common stock, in favor of the proposal to approve and adopt the merger agreement, which will ensure that the merger agreement is adopted by the holders of a majority of the outstanding TD Banknorth common stock and the holder of our outstanding share of Class B common stock, as required by Delaware law.

The Toronto-Dominion Bank has entered into a voting agreement with Private Capital Management, L.P., our largest stockholder after The Toronto-Dominion Bank, pursuant to which this stockholder has agreed to vote all shares of TD Banknorth common stock over which it exercises voting authority in favor of approval and adoption of the merger agreement. In addition, another of our large stockholders, Ariel Capital Management, LLC, advised The Toronto-Dominion Bank at the time of announcement of the merger agreement that its expectation at that time was to vote in favor of approval and adoption of the merger agreement but did not make any commitment to do so. Based on information that was publicly available as of March 15, 2007 (which relates to holdings as of December 31, 2006), together these two stockholders held or had investment discretion over 23.6 million shares, which represent 9.7% of the outstanding shares of TD Banknorth common stock and 24.3% of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates as of the record date for the special meeting. Although these stockholders may not have voting authority over all of the shares which they from time to time hold or have investment discretion over, The Toronto-Dominion Bank expects that the majority of the shares which such stockholders hold or have investment discretion over will be voted in favor of the proposal to approve and adopt the merger agreement. Assuming these stockholders vote a majority of the shares of TD Banknorth common stock which they held or had investment discretion over as of December 31, 2006 in favor of the proposal to approve and adopt the merger agreement at the special meeting, we will need the affirmative vote of additional stockholders holding 36,906,602 additional shares, or 37.9% of the outstanding TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, to obtain the required approval of the merger agreement by the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates.

Conditions to the Merger (page 78)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•       the merger agreement must be adopted by the stockholders of TD Banknorth in the required manner;

•       we must obtain the approval of the Massachusetts Board of Bank Incorporation and this approval must be in full force and in effect; and

•       there must not be in effect any order or injunction prohibiting completion of the merger and completion of the merger must not be prohibited under any applicable law.

In addition, the respective obligations of The Toronto-Dominion Bank and TD Banknorth to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       the other party’s representations and warranties must be true and correct as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to any exceptions that have not had and would not be reasonably likely to have a material adverse effect on such party; and

•       the other party must have performed in all material respects all obligations that it is required to perform under the merger agreement prior to the closing date for the merger.

Termination of the Merger Agreement (page 86)

TD Banknorth and The Toronto-Dominion Bank can mutually agree at any time to terminate the merger agreement before completing the merger, even if stockholders of TD Banknorth have already voted to adopt it. Either party generally also can terminate the merger agreement by written notice to the other if:

•       any governmental entity of competent jurisdiction shall have issued a final nonappealable injunction prohibiting the merger or the Massachusetts Board of Bank Incorporation shall have denied approval of the merger and such denial shall have become final and nonappealable;

•       the merger has not been completed on or before June 30, 2007;

•       there is a material breach by the other party to the merger agreement of any of its covenants or representations and warranties under the merger agreement, which would prevent satisfaction of a closing condition and the breach is not reasonably capable of being cured or is not cured within 45 days after receipt of written notice of the breach; or

•       the stockholders of TD Banknorth do not adopt the merger agreement at the special meeting in the required manner.

Any termination of the merger agreement by TD Banknorth must be approved by the special committee.

In addition, The Toronto-Dominion Bank may terminate the merger agreement if:

•       the board of directors of TD Banknorth fails to recommend adoption of the merger agreement by the stockholders of TD Banknorth, or the board of directors of TD Banknorth or any committee thereof (including the special committee) withdraws, modifies or qualifies (or resolves to withdraw, modify or qualify) in any manner adverse to The Toronto-Dominion Bank such recommendation of the adoption of the merger agreement or makes any other public statement in connection with the special meeting at which TD Banknorth stockholders will consider and vote upon the merger agreement which is inconsistent with such recommendation (or shall have resolved to do so), whether or not permitted by the merger agreement, or

•       TD Banknorth materially breaches its obligations under the merger agreement by failing to call, give notice of, convene and hold a special meeting of stockholders to consider and vote upon the merger agreement.

Material U.S. Federal Income Tax Consequences (page 66)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, each U.S. holder of our common stock generally will recognize gain or loss as a result of the merger measured by the difference, if any, between the cash received in the merger and the U.S. holder’s adjusted tax basis in the shares of TD Banknorth common stock owned by the U.S. holder. For U.S. federal income tax purposes, each non-U.S. holder generally will not be subject to U.S. federal income tax on the merger consideration received by such non-U.S. holder unless the non-U.S. holder has certain connections to the United States. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 66. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Material Canadian Federal Income Tax Consequences (page 68)

A Canadian holder will be considered to have disposed of the shares of TD Banknorth common stock on the merger for proceeds of disposition equal to the amount of cash received in exchange for such shares. A Canadian holder who disposes of shares of TD Banknorth common stock will realize a capital gain (capital loss) equal to the amount by which the proceeds of disposition of such shares exceed (are exceeded by) the aggregate of the adjusted cost base of such shares and any reasonable expenses associated with the disposition. Generally, one-half of any capital gain (a “taxable capital gain”) realized must be included in the Canadian holder’s income and one-half of any capital loss may be deducted against taxable capital gains realized by the Canadian holder in the year, in any of the three prior years or in any subsequent year in the circumstances and to the extent provided in the Income Tax Act (Canada). For additional information regarding material Canadian federal income tax consequences of the merger to a Canadian holder, see “Special Factors—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 68. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Appraisal Rights (page 70)

Stockholders who do not wish to accept the $32.33 per share cash consideration payable pursuant to the merger have the right under Delaware law to dissent from the merger and have their shares appraised by the Delaware Court of Chancery. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

•       you must NOT vote in favor of approval and adoption of the merger agreement; and

•       you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted for the adoption of the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Annex C to this proxy statement contains the Delaware law relating to your right of appraisal. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by this law, you will lose your right of appraisal.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:             What am I being asked to vote on?

A:             You are being asked to vote on the approval and adoption of the merger agreement entered into among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co., a wholly-owned subsidiary of The Toronto-Dominion Bank. The merger agreement sets forth the terms and conditions under which Bonn Merger Co. will merge with and into TD Banknorth. See “The Special Meeting” and “The Merger Agreement” beginning on pages 16 and  75, respectively.

Q:             What will I receive in the merger?

A:             If the merger is completed we will become a wholly-owned subsidiary of The Toronto-Dominion Bank and our stockholders (other than The Toronto-Dominion Bank and its subsidiaries and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $32.33 in cash without interest for each share of TD Banknorth common stock outstanding immediately prior to completion of the merger. See “The Merger Agreement—The Merger” beginning on page 75.

Q:             What does the TD Banknorth board of directors recommend?

A:             Our board of directors, based on the unanimous recommendation of the special committee, unanimously approved the merger agreement and determined that it and the merger are fair to and in the best interests of TD Banknorth and its unaffiliated stockholders. Our board of directors therefore recommends that you vote “FOR” approval and adoption of the merger agreement. To review the background and reasons for the merger in greater detail, see “Special Factors—Background of the Merger” and “Special Factors—Recommendations of the Special Committee and the TD Banknorth Board of Directors; Fairness of the Merger” beginning on pages 19 and 28, respectively.

Q:             Why did the board of directors of TD Banknorth form the special committee?

A:             Pursuant to a stockholders agreement entered into by TD Banknorth and The Toronto-Dominion Bank in connection with The Toronto-Dominion Bank’s acquisition of a majority interest in us on March 1, 2005, our board of directors formed a special committee of designated independent directors who are not officers or employees of TD Banknorth or affiliated with The Toronto-Dominion Bank that was authorized to, among other things, evaluate and negotiate the terms of any future going-private transaction. These provisions of the stockholders agreement were intended to protect our public stockholders from potential conflicts of interest resulting from The Toronto-Dominion Bank’s acquisition of a majority interest in us and significant governance rights, including with respect to representation on and action by our board of directors.

Q:             When do you anticipate the merger will be completed?

A:             We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be adopted by our stockholders in the required manner at the special meeting and we must obtain the required approval of the Massachusetts Board of Bank Incorporation. Assuming these and the other conditions to the merger are satisfied, we expect to complete the merger during the second quarter of 2007.

Q:             What is the date, time and place of the special meeting?

A:             The special meeting will be held on Wednesday, April 18, 2007, at the Portland Marriot Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106 at 10:30 a.m., Eastern Time.

Q:             Who is entitled to vote at the special meeting?

A:             Holders of record of shares of our outstanding common stock (and The Toronto-Dominion Bank, as the holder of the sole share of our Class B common stock) as of the close of business on March 7, 2007 are entitled to vote at the special meeting. You will have one vote at the special meeting for each share of TD Banknorth common stock that you owned on that date. The share of Class B common stock entitles the holder, The Toronto-Dominion Bank, to one vote at the special meeting, or by written consent in lieu of voting at the special meeting, on the proposal to adopt the merger agreement, voting as a separate class.

Q:             What happens if I sell my shares of TD Banknorth common stock before the special meeting?

A:             The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of TD Banknorth common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:             How can I vote if my shares are held in the TD Banknorth 401(k) Plan?

A.              If you hold shares of TD Banknorth common stock as part of the TD Banknorth 401(k) Plan, you may give voting instructions to Mellon Investor Services LLC, our transfer agent, by completing and returning a voting instruction ballot distributed to plan participants along with this proxy statement, or by telephone or via the Internet as described on your ballot. Our transfer agent will certify the totals for the plan to TD Banknorth, N.A., which acts as trustee for the plan, for the purpose of having those shares voted at the special meeting in accordance with your instructions.

Q:             Why is my vote important?

A:             Because the proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, and not a majority of those shares voting at the special meeting, a failure to vote or an abstention will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Q:             How do I vote?

A:             After carefully reading and considering the information contained in this proxy statement, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free number or by using the Internet as described in the instructions included with your proxy card. Please do this as soon as possible so that your shares will be represented at the special meeting. See “The Special Meeting” beginning on page 16.

Q:             Can I change my vote after I have mailed in my proxy card or voted by phone or the Internet?

A:             Yes. You will have the power to revoke your proxy at any time before it is exercised by (1) delivering prior to the special meeting a written notice of revocation addressed to Carol L. Mitchell, Senior Executive Vice President, General Counsel and Secretary, TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112; (2) delivering to TD Banknorth prior to the special meeting a properly executed proxy with a later date; (3) voting on a later date but prior to the special meeting by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or (4) attending the special meeting and voting in person. See “The Special Meeting” beginning on page 16.

Q:             If my shares are held in “street” name by my broker, will my broker vote my shares for me?

A:             Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. If you do not provide instructions to your broker, your shares will not be voted and this will have the same effect as a vote against the merger agreement and the merger.

Q:             Will my shares held in “street” name or another form of record ownership be combined for voting purposes with shares I hold of record?

A:             No. Because any shares you may hold in “street” name with a broker, bank or other nominee will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:             Should I send in my stock certificates now?

A:             No. Promptly after completion of the merger, each stockholder of TD Banknorth entitled to receive his, her or its portion of the merger consideration will receive a transmittal letter and instructions specifying the procedures to be followed for surrendering stock certificates in exchange for payment of the merger consideration. Upon surrender of your stock certificate(s) with a duly executed letter of transmittal you will be paid the portion of the merger consideration to which you are entitled. You should not send your stock certificate(s) to us or anyone else until you receive written instructions following completion of the merger.

Q:             I do not know where my stock certificate is. How will I get my cash?

A:             The materials that will be sent to you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We also may require that you provide a bond to cover any potential loss.

Q:             Where can I find more information?

A:             You may obtain more information from various sources as explained in the section “Where You Can Find More Information” beginning on page 107.

Q:             Who can answer further questions?

A:             If you have additional questions about the merger, you may call our proxy solicitor, Morrow & Co., toll-free at 1-800-270-3670 (banks and brokers may call collect at (203) 658-9400). If you would like additional copies of this proxy statement or a new proxy card, you may contact us in writing at TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540 Attention: Jeffrey Nathanson, or by telephone at (207) 761-8517.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TD BANKNORTH
(Dollars in Thousands, Except Per Share Data)

The following information at and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 has been derived from TD Banknorth’s historical audited consolidated financial statements for those years.

The Toronto-Dominion Bank acquired a majority interest in TD Banknorth effective March 1, 2005 in a transaction which was accounted for by TD Banknorth under the purchase method of accounting. This resulted in a new basis of accounting reflecting the fair value of TD Banknorth’s assets and liabilities at March 1, 2005 and for the successor periods beginning on March 1, 2005. Information for all dates and “predecessor” periods prior to the acquisition on March 31, 2005 is presented by TD Banknorth using TD Banknorth’s historical basis of accounting. To assist in the comparability of TD Banknorth’s financial results and to make it easier to understand these results, the financial information of TD Banknorth presented herein combines the “predecessor period” in 2005 (January 1, 2005 to February 28, 2005) with the successor period in 2005 (March 1, 2005 to December 31, 2005) to present “combined” results for the year ended December 31, 2005.

The information set forth below is only a summary and should be read in conjunction with TD Banknorth’s consolidated financial statements and the related notes contained in TD Banknorth’s periodic reports filed with the SEC, that have been incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 107.

	December 31,
Balance Sheet Data:	2006	2005	2004	2003	2002
Total assets	$40,159,085	$32,095,353	$28,687,810	$26,453,735	$23,418,941
Securities (1)	2,554,345	4,484,003	6,815,536	7,106,404	6,640,969
Total loans and leases, net (2)	25,181,863	19,896,697	18,349,842	16,113,675	13,847,735
Goodwill and identifiable intangible assets	6,750,130	5,215,969	1,416,156	1,163,054	695,158
Deposits	27,004,766	20,272,648	19,227,581	17,901,185	15,664,601
Borrowings	3,647,093	4,923,970	5,990,705	5,882,864	5,432,581
Stockholders’ equity	8,322,045	6,483,873	3,176,114	2,520,519	2,063,485
Nonperforming assets	132,392	61,535	81,103	63,103	68,953
Book value per share	36.36	37.34	17.71	15.54	13.70
Tangible book value per share	8.12	8.81	9.91	8.45	9.21

(footnotes on following page)

	Year Ended December 31,
Operations Data:	2006	2005	2004	2003	2002
Interest and dividend income	$1,956,881	$1,400,692	$1,250,848	$1,184,990	$1,223,272
Interest expense	771,406	402,889	323,623	352,138	438,600
Net interest income	1,185,475	997,803	927,225	832,852	784,672
Provision for loan and lease losses	44,573	17,166	40,340	42,301	44,314
Net interest income after provision for loan and lease losses	1,140,902	980,637	886,885	790,551	740,358
Net securities gains (losses)	623	(93,070)	(7,701)	42,460	7,282
Other noninterest income	501,420	399,667	353,657	332,678	279,071
Noninterest expense (excluding merger and consolidation costs and prepayment penalties on borrowings)	1,085,272	821,846	653,920	602,676	564,701
Merger and restructuring costs (3)	59,688	42,679	49,635	8,104	14,691
Prepayment penalties on borrowings	—	6,303	61,546	30,490	—
Income before income tax expense	497,985	416,406	467,740	524,419	447,319
Income tax expense	157,190	142,428	163,097	173,660	148,681
Income from continuing operations	340,795	273,978	304,643	350,759	298,638
Income (loss) from discontinued operations	(8,173)	—	—	—	—
Income tax benefit	6,509	—	—	—	—
Income (loss) from discontinued operations, net of tax	(1,664)	—	—	—	—
Net income before cumulative effect of change in accounting principle	339,131	273,978	304,643	350,759	298,638
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—
Net income	$339,131	$273,978	$304,643	$350,759	$298,638
Net income per share before cumulative effect of change in accounting principle:
Basic	$1.52	$1.56	$1.78	$2.18	$2.01
Diluted	1.51	1.55	1.75	2.15	1.99
Net income per share:
Basic	1.52	1.56	1.78	2.18	2.01
Diluted	1.51	1.55	1.75	2.15	1.99
Dividends per share	0.88	0.84	0.79	0.70	0.58

	At or For the Year Ended December 31,
Other Data:	2006	2005	2004	2003	2002
Return on average assets	0.85%	0.87%	1.08%	1.37%	1.39%
Return on average equity	4.20	4.60	10.63	14.51	16.25
Average equity to average assets	20.33	18.84	10.17	9.44	8.56
Interest rate spread (4)	3.49	3.71	3.48	3.42	3.72
Net interest margin (4)	3.97	4.03	3.72	3.66	4.07
Tier 1 leverage capital ratio at end of period	7.20	7.07	7.58	6.65	7.13
Dividend payout ratio	59.40	54.17	44.36	31.90	28.76
Efficiency ratio (5)	67.85	66.76	60.09	53.09	54.10
Nonperforming assets as a percent of total assets at end of period	0.33	0.19	0.28	0.24	0.29

(1)             Includes securities held to maturity and securities purchased under agreements to resell.

(2)             Does not include loans held for sale.

(3)             Consists of merger charges, restructuring costs, charter consolidation costs, certain asset write-downs and branch closing costs where applicable.

(4)             Ratios are on a fully tax-equivalent basis.

(5)             The efficiency ratio represents noninterest expense as a percentage of net interest income and noninterest income.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
OF TD BANKNORTH

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown. For purposes of computing the ratios, earnings represent income before income taxes and change in accounting principle, plus fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense. These ratios are presented both including and excluding interest on deposits.

	Year Ended December 31,
	2006	2005(1)	2004	2003	2002
Ratio of earnings to fixed charges:
Including interest on deposits	1.64x	2.01x	2.41x	2.46x	2.00x
Excluding interest on deposits	3.24x	3.29x	3.75x	4.08x	3.22x

(1)          Ratios for the year ended December 31, 2005 are based on the combined operations of our predecessor, Banknorth Group, Inc., for the period January 1, 2005 to February 28, 2005 and our operations as successor for the period March 1, 2005 to September 30, 2005 and for the period March 1, 2005 to December 31, 2005 following our application of the purchase method of accounting to account for the transaction which resulted in our becoming a majority-owned subsidiary of The Toronto-Dominion Bank.

RECENT DEVELOPMENTS

Cost-savings and Other Initiatives.   We are currently considering various expense reductions and operational initiatives which are intended to improve the future operating performance of TD Banknorth. These initiatives are being considered in light of our recent financial results, the intensely competitive environment for banking services, current economic conditions and the pending going-private transaction and are intended to reduce our annual operating expenses by 5% to 8% ($50 to $80 million, respectively). The initiatives include various strategies which are intended to build operational capacity, improve efficiency and reduce expense throughout the organization. The initiatives being considered include a reduction in force in selected divisions, consolidation or closing of certain branch offices, possible management changes, geographic consolidation of certain functions, write-downs of assets as a result of the consolidation of all or a portion of certain functions with those of The Toronto-Dominion Bank and other consolidations that may occur if the merger is completed. In connection with our evaluation of certain of these potential expense reductions, we have retained an industry consultant to assist in reviewing possible business process improvements and other initiatives. In addition, we are considering a potential contribution to the TD Banknorth foundation. Although we are still evaluating these initiatives and none have yet been approved by our board of directors, we anticipate that we will record a pre-tax charge of approximately $40 million to $100 million, pre-tax, or approximately $0.11 to $0.27 per share, after-tax, in the first or second quarter of 2007 to reflect the severance and other costs which are anticipated to be incurred in connection with these initiatives. The actual amount of the charge could be significantly greater or lesser than the estimated range depending on our analyses and determinations.

Litigation.   On or about February 16, 2007, the parties to the consolidated action In re TD Banknorth Shareholders Litigation, C.A. No. 2557-NC (Del. Ch., New Castle County) entered into a memorandum of understanding providing for the settlement of the six lawsuits comprising this consolidated action, without admission of any wrongdoing by any of the defendants. The memorandum of understanding provides for, among other things, the establishment by The Toronto-Dominion Bank of a settlement fund in an aggregate amount of approximately $2.95 million. If the proposed settlement is finalized and approved, this settlement fund amount would be paid on a pro rata basis to TD Banknorth stockholders who receive the merger consideration (an estimated $0.03 per share based upon the number of shares of TD Banknorth common stock outstanding on the record date, other than shares owned by The Toronto-Dominion Bank). While TD Banknorth and The Toronto-Dominion Bank believe that these lawsuits are without merit, they sought a settlement in order to avoid the burdens and expense of further litigation. See “Litigation Related to the Merger” beginning on page 69.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents which we incorporate by reference in this proxy statement, contain “forward-looking statements.”  Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by The Toronto-Dominion Bank, identify forward-looking statements. Our forward-looking statements are based on management’s current view about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

•       global, national and local economic and market conditions, specifically with respect to changes in the United States economy and the state and local economies in our market areas;

•       the performance of financial markets and the level and volatility of interest rates;

•       government fiscal and monetary policies;

•       credit risks inherent in the lending process;

•       loan and deposit demand in the geographic regions where we conduct business;

•       the impact of intense competition in the rapidly evolving banking and financial services industry;

•       extensive U.S. federal and state regulation of our business and the effects of legislation or other changes in regulatory requirements;

•       whether we are successful in retaining and further developing loan, deposit, customer and employee relationships relating to our recent acquisitions of Hudson United Bancorp and Interchange Financial Services Corporation, and whether expected revenue enhancements and cost savings from these transactions will be realized within expected time frames;

•       matters relating to the integration of our business with that of past and future merger partners, including the impact of combining these businesses on revenues, expenses, deposit attrition, customer retention and financial performance;

•       our reliance on third parties to provide certain critical services, including data processing;

•       the proposal or adoption of changes in accounting standards by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board or other standard-setting bodies;

•       technological changes;

•       the ability to obtain the required approval of the merger agreement by our stockholders and whether the other conditions to completion of the merger set forth in the merger agreement will be satisfied;

•       war or political instability;

•       other factors impacting our operational plans; and

•       management’s ability to manage risks that result from these and other factors.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the documents incorporated by reference in this proxy statement.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual report on Form 10-K that we have filed with the SEC and incorporated by reference herein. See “Where You Can Find More Information” beginning on page 107.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to all record holders of TD Banknorth common stock in connection with the solicitation of proxies by the board of directors of TD Banknorth for use at the special meeting of stockholders of TD Banknorth to be held on Wednesday, April 18, 2007 and any adjournment or postponement of this meeting. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, dated as of November 19, 2006, among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co., a wholly-owned subsidiary of The Toronto-Dominion Bank, which sets forth the terms and conditions under which Bonn Merger Co. will merge with and into TD Banknorth. If the proposed merger is completed, we will become a wholly-owned subsidiary of The Toronto-Dominion Bank and our stockholders (other than The Toronto-Dominion Bank and its subsidiaries and any stockholders who perfect their appraisal rights under Delaware law) will have the right to receive $32.33 in cash without interest for each share of TD Banknorth common stock outstanding immediately prior to completion of the merger.

THE PARTIES TO THE TRANSACTION

TD Banknorth

We are a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank. We are a registered bank/financial holding company under the Bank Holding Company Act of 1956, as amended. Our principal asset is all of the capital stock of TD Banknorth, N.A., a national bank which was initially formed as a Maine-chartered savings bank in the mid-19th century. TD Banknorth, N.A. operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont, Pennsylvania, New York and New Jersey and had 586 banking offices located in these states at December 31, 2006. Through TD Banknorth, NA and its subsidiaries, TD Banknorth offers a full range of banking services and products to individuals, businesses and governments throughout its market areas, including commercial, consumer, trust, investment advisory and insurance agency services. At December 31, 2006, we had  consolidated assets of $40.2 billion and consolidated stockholders’ equity of $8.3 billion. Based on total assets at that date, we are the 26th largest commercial banking organization in the United States.

The executive offices of TD Banknorth are located at Two Portland Square, Portland, Maine 04101, and our telephone number is (207) 761-8500.

The Toronto-Dominion Bank

The Toronto-Dominion Bank is a Canadian-chartered bank formed through the amalgamation of The Bank of Toronto (established 1855) and The Dominion Bank (established 1869). The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group. In Canada and around the world, TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe:  Canadian Personal and Commercial Banking, including TD Canada Trust; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; Wholesale Banking, including TD Securities; and U.S. Personal and Commercial Banking through TD Banknorth. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 4.5 million on-line customers. TD Bank Financial Group had CDN$408 billion (or approximately $347 billion in U.S. dollars) in assets at January 31, 2007, the end of its most recent fiscal quarter. The Toronto-Dominion Bank’s common shares trade on the Toronto and New York Stock Exchanges under the symbol “TD.”

The executive offices of The Toronto-Dominion Bank are located at the Toronto-Dominion Centre, Toronto, Canada M5K 1A2, and its telephone number is (416) 982-8222.

Bonn Merger Co.

Bonn Merger Co. is a newly-formed Delaware corporation and a wholly-owned subsidiary of The Toronto-Dominion Bank. Bonn Merger Co. was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger.

THE SPECIAL MEETING

Date, Place and Time

A special meeting of stockholders of TD Banknorth will be held at 10:30 a.m., Eastern Time, on Wednesday, April 18, 2007 at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106.

Matters to be Considered

The purposes of the TD Banknorth special meeting are to consider and vote on a proposal to approve and adopt the merger agreement, dated as of November 19, 2006, among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co., and to consider and vote on any other matters that may be properly submitted for a vote at the special meeting. At this time, the TD Banknorth board of directors is unaware of any matters, other than the proposal to approve and adopt the merger agreement, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

We have fixed the close of business on March 7, 2007 as the record date for the determination of holders of our common stock and Class B common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 242,419,587 shares of TD Banknorth common stock and one share of Class B common stock outstanding and entitled to vote. Each share of TD Banknorth common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting. The share of Class B common stock entitles the holder, The Toronto-Dominion Bank, to one vote at the special meeting, or by written consent in lieu of voting at the special meeting, on the proposal to approve and adopt the merger agreement, voting as a separate class.

How to Vote Your Shares

Stockholders of record may vote by telephone, via the Internet, by mail or by attending the special meeting and voting in person.

•       Voting by Telephone:  You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•       Voting via the Internet:  You can vote via the Internet by accessing the web site at http://www.proxyvoting.com/bnk, entering the control number on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

•       Voting by Mail:  If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares and granting you a proxy to vote those shares.

You will have the power to revoke your proxy at any time before it is exercised by:

•       delivering prior to the special meeting a written notice of revocation addressed to Carol L. Mitchell, Senior Executive Vice President, General Counsel and Secretary, TD Banknorth Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112;

•       delivering to TD Banknorth prior to the special meeting a properly executed proxy with a later date;

•       voting on a later date but prior to the special meeting by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•       attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

At this time, the TD Banknorth board of directors is unaware of any matters, other than approval and adoption of the merger agreement and the transactions contemplated thereby, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

Quorum.   A quorum, consisting of the holders of a majority of the issued and outstanding shares of TD Banknorth common stock and the holder of Class B common stock, must be present in person or by proxy before any action may be taken at the TD Banknorth special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The Merger Agreement.   Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of TD Banknorth common stock and the affirmative vote or consent of The Toronto-Dominion Bank in its capacity as the holder of the outstanding share of our Class B common stock are necessary to approve and adopt the merger agreement on behalf of TD Banknorth. As discussed below, both of these votes are assured due to the commitment by The Toronto-Dominion Bank to vote in favor of the approval and adoption of the merger agreement. In addition, under the merger agreement and the stockholders agreement between TD Banknorth and The Toronto-Dominion Bank, the affirmative vote of the holders of a majority of all outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates is necessary to approve the merger agreement. As of March 7, 2007, the record date for the special meeting, there were 97,433,031 shares of TD Banknorth common stock outstanding other than shares owned by The Toronto-Dominion Bank and its affiliates, which represented 40.2% of the outstanding TD Banknorth common stock on that date. This means that pursuant to the merger agreement and the stockholders agreement, approval and adoption of the merger agreement is conditioned on the affirmative vote of 48,716,516 or more of such shares. As described elsewhere in this proxy statement, for purposes of these calculations, we are treating certain of our directors and executive officers as affiliates of the Toronto-Dominion Bank. See “The Special Meeting—Shares Owned by Directors and Executive Officers of TD Banknorth” on page 19.

Other Matters.   The affirmative vote of a majority of the voting power of the TD Banknorth common stock present in person or by proxy at the special meeting is required to approve any other matter properly submitted to stockholders for their consideration at the special meeting.

“Broker Non-Votes.”   Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposal to approve and adopt the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting.

Effect of Abstentions, “Broker Non-Votes” and Failures to Vote.   Because the proposal to approve and adopt the merger agreement is required to be approved by the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, abstentions and “broker non-votes” will have the same effect as a vote against the proposal to approve and adopt the merger agreement at the special meeting. And for the same reason, the failure of any TD Banknorth stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.

Voting Agreements and Understandings

The Toronto-Dominion Bank has agreed to vote all shares of TD Banknorth common stock directly or indirectly owned by it (other than any shares held in trust accounts, managed accounts and the like for the benefit of third parties), and to provide its consent as the holder of our outstanding share of Class B common stock, in favor of approval and adoption of the merger agreement, which will ensure that the merger agreement is adopted by the holders of a majority of the outstanding shares of TD Banknorth common stock and the holder of our outstanding share of Class B common stock, as required by Delaware law.

The Toronto-Dominion Bank has entered into a voting agreement with Private Capital Management, L.P., our largest stockholder after The Toronto-Dominion Bank, pursuant to which this stockholder has agreed to vote all shares of TD Banknorth common stock over which it exercises voting authority in favor of approval and adoption of the merger agreement. See “The Voting Agreement” beginning on page 87 and “Beneficial Ownership of Capital Stock by Certain Beneficial Owners and Management” beginning on page 101. In addition, another of our large stockholders, Ariel Capital Management, LLC, advised The Toronto-Dominion Bank at the time of announcement of the merger agreement that its expectation at that time was to vote in favor of approval and adoption of the merger agreement but did not make any commitment to do so. Based on information that was publicly available as of March 15, 2007 (which relates to holdings as of December 31, 2006), together these two stockholders held or had investment discretion over 23.6 million shares, which represent 9.7% of the outstanding shares of TD Banknorth common stock and 24.3% of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates as of the record date for the special meeting. Although these stockholders may not have voting authority over all of the shares which they from time to time hold or have investment discretion over, The Toronto-Dominion Bank expects the majority of the shares which such stockholders hold or have investment discretion over will be voted in favor of the proposal to approve and adopt the merger agreement. Assuming these stockholders vote a majority of the shares of TD Banknorth common stock which they held or had investment discretion over as of December 31, 2006 in favor of the proposal to approve and adopt the merger agreement at the special meeting, we will need the affirmative vote of additional stockholders holding 36,906,602 additional shares, or 37.9% of the outstanding TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, to obtain the required approval of the merger agreement by the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates.

Shares Owned by Directors and Executive Officers of TD Banknorth

Exclusive of shares which may be acquired upon the exercise of presently exercisable stock options, the directors and executive officers of TD Banknorth and their respective affiliates collectively owned approximately 700,447 shares or 0.3% of the outstanding shares of TD Banknorth common stock as of the record date for the special meeting (607,166 shares or 0.3% exclusive of the shares owned by William J. Ryan, Chairman of TD Banknorth and Vice Chairman of The Toronto-Dominion Bank, William E. Bennett and Wilbur J. Prezzano, directors of The Toronto-Dominion Bank, Peter J. Verrill, Vice Chairman and Chief Operating Officer, and Wendy Suehrstedt, Senior Executive Vice President and President and Chief Executive Officer, Mid-Atlantic Division, whom we are treating as affiliates of The Toronto-Dominion Bank for purposes of the requirement that the merger agreement be approved by the holders of a majority of all outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates). See “Beneficial Ownership of Capital Stock by Certain Beneficial Owners and Management” on page 101.

Solicitation of Proxies

We will pay for the costs incurred by us in connection with the solicitation of proxies from our stockholders on behalf of our board of directors, except that TD Banknorth and The Toronto-Dominion Bank will share equally the cost of printing and mailing this document to our stockholders and all filing and other fees paid to the SEC in connection with the merger. In addition to solicitation by mail, the directors, officers and employees of TD Banknorth, The Toronto-Dominion Bank and their respective subsidiaries may solicit proxies from stockholders of TD Banknorth in person or by telephone, telegram, facsimile or other electronic methods without any additional compensation other than reimbursement for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

We have retained Morrow & Co., a professional proxy solicitation firm, to assist us in the solicitation of proxies. The fee payable to such firm in connection with the merger is $6,500, plus reimbursement for reasonable out-of-pocket expenses.

SPECIAL FACTORS

Background of the Merger

On March 1, 2005, The Toronto-Dominion Bank acquired a 51% interest in TD Banknorth pursuant to a merger involving our predecessor company, Banknorth Group Inc. In connection with the 2005 acquisition, The Toronto-Dominion Bank and TD Banknorth entered into a stockholders agreement that governs aspects of our relationship with The Toronto-Dominion Bank. The stockholders agreement is described below under the heading “—Transactions and Relationships Between TD Banknorth and The Toronto-Dominion Bank—The Stockholders Agreement” and “The Stockholders Agreement,” beginning on pages 63 and 89, respectively.

The stockholders agreement contains provisions that impose restrictions on the timing, manner and terms on which The Toronto-Dominion Bank, as TD Banknorth’s majority stockholder, can acquire or propose to acquire the remaining publicly held shares of TD Banknorth. Under the terms of the stockholders agreement, The Toronto-Dominion Bank agreed not to acquire voting securities of TD Banknorth to the extent that acquisition would result in The Toronto-Dominion Bank owning more than 66 2/3% of the voting securities of TD Banknorth, subject to limited exceptions. The stockholders agreement also requires that specified transactions involving The Toronto-Dominion Bank be approved by a majority of the members of the designated independent directors committee of TD Banknorth, a group comprised of directors independent of The Toronto-Dominion Bank and established by the stockholders agreement. As described under “The Stockholders Agreement,” the designated independent directors committee was established to serve as a standing committee with several functions in addition to negotiating any future going-private transaction.

The Toronto-Dominion Bank also agreed to restrictions on its ability to conduct going-private transactions involving TD Banknorth—for example, transactions in which The Toronto-Dominion Bank would acquire enough of the remaining publicly-held shares of TD Banknorth such that TD Banknorth would no longer be a publicly-traded company or have SEC reporting obligations. The stockholders agreement contains the following requirements for going-private transactions:

•       the transaction must involve an offer to acquire 100% of the common stock of TD Banknorth not already owned by The Toronto-Dominion Bank and its affiliates;

•       prior to March 1, 2007, The Toronto-Dominion Bank may not propose a going-private transaction unless invited to do so by a majority of the designated independent directors committee;

•       between March 1, 2007 and March 1, 2010, The Toronto-Dominion Bank may initiate discussions regarding a going-private transaction with the designated independent directors committee on a confidential basis, and may announce a transaction if it is approved by a majority of the members of that committee; and

•       in any case, the transaction must be approved by the holders of a majority of the outstanding shares of TD Banknorth stock not owned by The Toronto-Dominion Bank and its affiliates.

One of TD Banknorth’s reasons for entering into the initial agreement with The Toronto-Dominion Bank pursuant to which The Toronto-Dominion Bank acquired 51% of TD Banknorth was our board’s belief that the transaction would, on balance, be helpful in enhancing TD Banknorth’s strategic goal of expanding its operations geographically through acquisitions, including by aligning TD Banknorth with a strong financial partner and providing a source of acquisition capital. Targeted acquisitions of financial institutions had for some time been a significant aspect of TD Banknorth’s growth strategy.

In keeping with this strategy, after the completion of the initial investment in TD Banknorth by The Toronto-Dominion Bank in March 2005, TD Banknorth in July 2005 agreed to acquire Hudson United Bancorp. That transaction was completed on January 31, 2006, and expanded TD Banknorth’s operations into New Jersey and Pennsylvania and expanded its existing operations in New York and Connecticut. The approximately $941.8 million cash portion of the consideration involved in the Hudson United acquisition was financed through The Toronto-Dominion Bank’s purchase of approximately 29.6 million shares of TD Banknorth common stock at a price of $31.79 per share. After giving effect to the completion of the Hudson United transaction and share repurchases by TD Banknorth on the following day, The Toronto-Dominion Bank’s ownership in TD Banknorth was about 54.7% of TD Banknorth’s common stock.

Shortly before the completion of the Hudson United acquisition, on January 24, 2006, members of the designated independent directors committee met, at the request of TD Banknorth’s Chief Operating Officer, Peter Verrill, with Mr. Verrill and representatives of Keefe, Bruyette & Woods, Inc. The participants discussed TD Banknorth’s acquisition strategy, the outlook and opportunities for continued strategic business combinations, potential options that could impact TD Banknorth’s ability to continue its strategy and a scenario in which The Toronto-Dominion Bank purchased the remaining publicly held shares of TD Banknorth, which was discussed because Mr. Verrill believed that all strategic options for enhancing stockholder value should be considered. There was a preliminary discussion of what a possible going-private transaction might look like and the process for such a transaction. As a result, the members of the designated independent directors committee were of the view that they should take further steps to educate themselves regarding what might be involved in a going-private transaction.

On February 2, 2006, P. Kevin Condron, the chairman of the designated independent directors committee, spoke with TD Banknorth’s regular outside counsel, Elias, Matz, Tiernan & Herrick, L.L.P., to obtain preliminary information about what might be involved in a possible going-private transaction. Representatives of Elias Matz reviewed various legal matters, including the applicable provisions of the stockholders agreement, and the desirability of the designated independent directors committee having advisors that could function independently of The Toronto-Dominion Bank and the management of TD Banknorth. Mr. Condron subsequently briefed the other members of the designated independent directors committee on this meeting, as well as advised William J. Ryan, TD Banknorth’s Chairman, then-President and Chief Executive Officer, and Carol L. Mitchell, Senior Executive Vice President, General Counsel and Secretary of TD Banknorth, of the occurrence of this meeting.

On April 13, 2006, TD Banknorth agreed to acquire Interchange Financial Services Corporation, a bank holding company with branches in northern New Jersey, for approximately $480.6 million in cash. The arrangements for the Interchange merger involved financing a substantial portion of the cash consideration through the purchase by The Toronto-Dominion Bank of 13 million shares of TD Banknorth common stock at a price of $31.79 per share. Upon completion of the acquisition of Interchange on January 1, 2007, The Toronto-Dominion Bank held 59.5% of the outstanding TD Banknorth’s common stock.

On April 15, 2006, Mr. Condron met with Mr. Ryan, at Mr. Ryan’s request, and discussed TD Banknorth’s strategic direction, including its ongoing acquisition strategy, and the possibility of pursuing a going-private transaction. Messrs. Condron and Ryan discussed the need for the designated independent directors committee to function independently in any such transaction, should it proceed.

On May 8, 2006, the designated independent directors committee met with Mr. Ryan. The focus of the discussion was TD Banknorth’s current business plan (including its acquisition strategy), financial performance and the performance of its common stock, as well as the prospects for TD Banknorth being able to continue to execute according to plan in the prevailing interest rate and economic environment. There was a consensus of those present that, at the current trading levels for the TD Banknorth common stock and those of likely or desirable acquisition targets, TD Banknorth would potentially encounter significant difficulty in continuing to execute its acquisition strategy, which had historically been TD Banknorth’s primary source of growth.  In this regard, the designated independent directors  committee considered potential limitations on TD Banknorth’s ability to make future acquisitions, including the restrictions in the stockholders agreement on acquisitions of TD Banknorth stock by The Toronto-Dominion Bank (including to provide capital for future acquisitions), the difficulty of offering stock of The Toronto-Dominion Bank on a tax-free basis to shareholders of potential acquisition candidates and the issue of whether the TD Banknorth common stock would serve as an attractive acquisition currency.  In evaluating the foregoing, the designated independent directors committee took into account that TD Banknorth had entered into agreements to acquire Hudson United Bancorp and Interchange Financial Services Corporation subsequent to The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth on March 1, 2005 and the possibility that TD Banknorth could continue to make smaller acquisitions which would not implicate the limitation in the stockholders agreement on the amount of TD Banknorth common stock which could be acquired by The Toronto-Dominion Bank apart from a going-private transaction. The designated independent directors committee also considered challenges to TD Banknorth’s organic growth, including the prevailing interest rate environment. Following this meeting, the designated independent directors committee decided to interview financial advisory and law firms that could potentially serve as advisors to the committee in connection with a possible going-private transaction.

On May 9, 2006, at a meeting of the TD Banknorth board of directors, Mr. Ryan described to the board the discussions with the members of the designated independent directors committee of the previous day, including perceived challenges to further advancing the company’s acquisition strategy and the committee’s potential interest in considering the possibility of a going-private transaction. Mr. Ryan stated that if negotiations between TD Banknorth and The Toronto-Dominion Bank regarding a potential going-private transaction occurred, the designated independent directors committee would be responsible for the negotiations and that he would not be involved. In response, W. Edmund Clark, a Class B director and the President and Chief Executive Officer of The Toronto-Dominion Bank, who from time to time had had informal discussions with Mr. Ryan, Mr. Condron and other members of the TD Banknorth board and executive management about the company’s strategic alternatives, including a potential going-private transaction, indicated that he believed that The Toronto-Dominion Bank might be interested in pursuing exploratory discussions if invited to do so by the designated independent directors committee. During an executive session without the Class B directors. Mr. Ryan mentioned a possible price range of $36-$38 per share for a going-private transaction, although he noted that some discount to that range due to lower earnings estimates might be appropriate.  Subsequently, after Mr. Ryan left the meeting, Mr. Condron informed the remaining directors that the designated independent directors committee was taking steps to be prepared in the event there was a decision to move forward with exploratory discussions for a going-private transaction, including interviewing possible legal and financial advisors.

During late May and early June 2006, the committee of designated independent directors met with a number of potential legal and financial advisors to the committee. As a result of these meetings, the committee decided on June 16, 2006 that it would retain Wachtell, Lipton, Rosen & Katz as special counsel. The committee was aware that Wachtell, Lipton had previously served as special counsel to the Banknorth board of directors in connection with the 2005 acquisition by The Toronto-Dominion Bank of a 51% interest in TD Banknorth, but determined that Wachtell, Lipton was independent of The Toronto-Dominion Bank and TD Banknorth management. On June 22, 2006, the TD Banknorth board of directors met and discussed the possibility of a going-private transaction and the fact that The Toronto-Dominion Bank had indicated that it would not be interested in selling its interest in TD Banknorth to a third party. At this meeting, the board of directors adopted resolutions formally constituting the designated independent directors committee as a special committee of independent directors in connection with a possible going-private transaction, delegating to the special committee the authority, if it determined to invite The Toronto-Dominion Bank to make a going-private proposal, to negotiate that proposal with The Toronto-Dominion Bank and make a recommendation to the board of directors regarding the transaction. The board also formally ratified the authority of the special committee to retain its own advisors and to establish compensation for its members.

The special committee met on June 27, 2006 with representatives of Sandler O’Neill and Wachtell, Lipton in attendance. The representatives of Sandler O’Neill provided the committee with information regarding Sandler O’Neill’s experience and qualifications, its ability to act in an independent manner as financial advisor and its preliminary views regarding valuation considerations in a going-private transaction. The special committee considered this information as well as the other information regarding the financial advisory firms it had interviewed earlier and determined to retain Sandler O’Neill as its financial advisor, subject to execution of a mutually acceptable engagement letter. The special committee scheduled a follow-up meeting for July 18, 2006, at which time the committee would receive a presentation from Sandler O’Neill as well as discuss with Sandler O’Neill and Wachtell, Lipton whether to proceed to invite The Toronto-Dominion Bank to make a proposal. During the next several weeks, Sandler O’Neill and the special committee and Wachtell, Lipton negotiated the terms of, and executed, Sandler O’Neill’s engagement letter. During this period, Mr. Condron and Mr. Clark spoke on several occasions to discuss the process of the special committee and the feasibility of, and framework for conducting exploratory discussions regarding, a going-private transaction.

The special committee met on July 18, 2006. In attendance were representatives of Sandler O’Neill and Wachtell, Lipton. Representatives of Sandler O’Neill reviewed the work they had performed in developing their financial analysis, including reviewing financial forecasts and other information received from senior management of TD Banknorth. The Sandler O’Neill representatives then discussed a number of financial analyses bearing on the valuation of TD Banknorth’s shares, including a discounted cash flow analysis, financial information regarding The Toronto-Dominion Bank and a pro forma analysis of the impact of a potential transaction on The Toronto-Dominion Bank. In particular, as part of its discussion of TD Banknorth’s projected financial performance over the coming years, Sandler O’Neill discussed with the special committee the bases on which TD Banknorth’s earnings should be assessed in valuing the company, and presented a reconciliation of TD Banknorth’s projected earnings per share under GAAP to its cash operating earnings per share. Among other things, this included an analysis and reconciliation of charges against GAAP earnings per share in the form of merger and restructuring costs and the amortization of intangible assets recorded on TD Banknorth’s balance sheet in connection with acquisitions by TD Banknorth, as well as the impact of the use of the purchase method of accounting, which was required to be used by TD Banknorth to account for the original acquisition by The Toronto-Dominion Bank of a majority interest in TD Banknorth. The use of the purchase method of accounting at the TD Banknorth level is sometimes referred to as “push-down” accounting. Sandler O’Neill’s valuation analyses took into account earnings per share as measured by GAAP net income per share, GAAP net income per share adding back the amortization expense related only to The Toronto-Dominion Bank’s original acquisition of a majority interest, and cash operating earnings per share, net of tax, which exclude amortization expense, merger and restructuring costs and non-core adjustments. The special committee and the representatives of Sandler O’Neill discussed the relevance of each of these analyses to a valuation of the TD Banknorth common stock. Sandler O’Neill’s presentation to the special committee, dated July 18, 2006, has been filed as Exhibit (c)(10) to the Schedule 13E-3 filed with the SEC by The Toronto-Dominion Bank, TD Banknorth and Bonn Merger Co. in connection with the merger. Representatives of Sandler O’Neill also discussed with the special committee the earnings projections on which it was basing certain of its analyses, including TD Banknorth’s internal forecast for 2006 cash operating earnings per share of $2.28 and target cash operating earnings per share of $2.46 for 2007.

Following the Sandler O’Neill presentation the special committee discussed the information presented as well as other matters relating to TD Banknorth’s operating performance and expected trends. The special committee also received advice from representatives of Wachtell, Lipton regarding the special committee’s legal duties in connection with considering a possible going-private transaction. Following these discussions, the special committee authorized Mr. Condron to discuss with Mr. Clark a possible going-private transaction. The special committee also, after receiving relevant information and legal advice, preliminarily determined the level of its fees in connection with a possible going-private transaction and determined that the fees would not be contingent upon the occurrence of a transaction or on any particular resolution or outcome to its work.

Mr. Condron met with Mr. Clark on July 21, 2006. Mr. Condron indicated that the special committee’s preliminary view, as a result of its work to date, was that a going-private transaction could potentially be beneficial to TD Banknorth’s stockholders other than The Toronto-Dominion Bank and its affiliates. Mr. Condron noted that the special committee was of the view that various factors, including the prevailing trading range for the TD Banknorth common stock, impeded TD Banknorth’s ability to fully execute on its strategic plan. Messrs. Condron and Clark discussed earnings projections and Mr. Clark made the point that, between August 2004 and July 2006, TD Banknorth’s per share cash operating earnings projections for 2006 had declined from $2.59 to $2.28 and for 2007, from $2.82 to $2.44. The revised projections were prepared in July 2006 by senior management of TD Banknorth and reflected recent lower earnings levels which were not deemed to be temporary in nature, slower rates of growth for loans and deposits and the current interest rate outlook and other economic conditions. Mr. Clark indicated that he would provide the special committee with an analysis by The Toronto-Dominion Bank’s financial advisor, Goldman, Sachs & Co. The special committee subsequently received this analysis, which was dated July 26, 2006. The analyses performed by Goldman Sachs used, for illustrative purposes, a per share price of $30.50 for a hypothetical going-private transaction, but did not contain any proposal from The Toronto-Dominion Bank regarding pricing or other terms of any possible transaction. In connection with providing this information, Mr. Clark stated that Goldman Sachs had prepared the materials based on the most recent earnings estimates from TD Banknorth’s management but noted that TD Banknorth had experienced challenges in meeting past forecasts. Mr. Clark also noted that TD Banknorth’s performance expectations had changed substantially since The Toronto-Dominion Bank acquired its original 51% ownership position, including significant changes in TD Banknorth’s performance over recent months and in the earnings estimates of senior management of TD Banknorth for 2006. Mr. Clark advised that these developments would be relevant in considering the price of any potential going-private transaction.

On July 25, 2006, at a meeting of the board of directors of TD Banknorth, Mr. Condron updated the board on the recent activities of the special committee.

The special committee met on July 31, 2006. There was a review of the discussions with Mr. Clark and of the valuation materials provided by The Toronto-Dominion Bank. Representatives of Sandler O’Neill reviewed Goldman Sachs’s financial analyses and the assumptions underlying these analyses. The sense of the special committee was that the financial analyses performed by Goldman Sachs were not consistent with the committee’s perspective on TD Banknorth’s position and valuation and should not be accepted as a basis for discussions of possible price ranges for any potential going-private transaction. The special committee determined that in view of the discussions to date it would be beneficial for Mr. Condron to provide Mr. Clark with guidance as to the special committee’s expectations regarding price and for the special committee to provide to The Toronto-Dominion Bank a copy of the Sandler O’Neill materials responding to the Goldman Sachs materials.

Messrs. Condron and Clark met again on August 2, 2006. At this meeting, Mr. Clark indicated that he thought that a price in the range of $32 to $34 per share might be an appropriate basis for further discussions. Mr. Condron indicated that, based on the financial analyses he had received from Sandler O’Neill, a price in the range of $35 to $38 per share would be necessary to continue discussions. While various price ranges were discussed, Mr. Clark and Mr. Condron did not agree on an appropriate price range for further discussions. Mr. Clark reiterated that he was concerned with the outlook for TD Banknorth’s earnings in 2007. After this meeting, Mr. Condron asked Sandler O’Neill to prepare information for the special committee addressing the extent to which the price in a transaction should be impacted by the trends in TD Banknorth’s earnings outlook.

On August 11, 2006, the special committee met again and discussed the earnings outlook for 2007 and how this might impact discussions with The Toronto-Dominion Bank regarding a going-private transaction.

On August 15, 2006, Mr. Clark contacted Mr. Condron to tell him that, in view of the uncertainty regarding the earnings outlook for 2007, he believed that a price range of $30 to $32 per share would be more appropriate than the ranges previously discussed, but that he did not feel further exploratory discussions regarding a going-private transaction would be worthwhile at that time. On August 21, 2006, the special committee met and discussed the possibility that hypothetical acquisition opportunities for TD Banknorth might require pro forma ownership by The Toronto-Dominion Bank in excess of the 66 2/3% limit imposed by the stockholders agreement in order to fund the acquisitions, and the implications of The Toronto-Dominion Bank owning in excess of that amount. The special committee noted that ownership in excess of this threshold would under these circumstances require a waiver by the designated independent directors committee of the ownership limit contained in the stockholders agreement.

On August 24, 2006, the special committee held a telephonic meeting to update the situation. Also present were representatives of Sandler O’Neill and Wachtell, Lipton. In view of Mr. Clark’s statements regarding the impact of TD Banknorth’s earnings estimate revisions on pricing for any potential transaction, Sandler O’Neill discussed with the special committee changes in earnings estimates at peer banking institutions and corresponding changes in stock price. Sandler O’Neill also presented an analysis based on a hypothetical price range of $30 to $32 per share mentioned by The Toronto-Dominion Bank as a basis for further exploratory discussions and, based on precedent transaction multiples, Sandler O’Neill discussed the forward earnings per share implied by such a price range. Among other things, this analysis showed that, to be generally in line with precedent transaction premiums and the other assumptions used by Sandler O’Neill, a per share purchase price of $32 in a going-private transaction would imply 2007 earnings per share of approximately $2.04, which would be lower than TD Banknorth’s then-current estimate. The special committee also discussed the implications of The Toronto-Dominion Bank being permitted to exceed the ownership limits in the stockholders agreement in lieu of a going-private transaction.

In mid-September 2006, senior management of TD Banknorth further reduced its internal estimates of cash operating earnings per share for 2006 and for 2007 in light of TD Banknorth’s continued lower earnings, slow growth and current market and economic conditions. Messrs. Condron and Clark spoke again on September 14 and discussed the outlook for earnings. Mr. Condron stated that the special committee believed that a price in the range of $34 to $35 per share would be appropriate for a possible transaction. Mr. Clark indicated that while he might have considered the possibility of a $33 per share price based on projected 2007 EPS of $2.44, based on current information he would not expect to pursue further exploratory discussions regarding a possible going-private transaction at prices above $31 to $32 per share. Mr. Condron agreed to discuss their conversation with the special committee. On September 27, 2006, Mr. Condron spoke to Mr. Clark again and indicated that the special committee’s position had not changed and that, because it did not appear that any progress was being made, the special committee felt that it would not be in the best interests of the public stockholders to resume exploratory discussions with The Toronto-Dominion Bank.

On October 18, 2006, the board of directors of TD Banknorth approved, as part of ongoing succession planning, the appointment of Bharat Masrani, an executive of The Toronto-Dominion Bank and TD Banknorth who had served on the board of TD Banknorth since October 2005 and as President of TD Banknorth since September 2006, to become Chief Executive Officer of TD Banknorth effective March 1, 2007, succeeding Mr. Ryan (who is 63 years old) in that position, with Mr. Ryan to remain as Chairman of the Board of Directors of the company until 2010. TD Banknorth announced this decision on October 23, 2006. On October 30, 2006, Private Capital Management, L.P., the largest stockholder of TD Banknorth other than The Toronto-Dominion Bank, sent a letter to the board of directors of TD Banknorth stating its view that, in light of the appointment of Mr. Masrani as Chief Executive Officer, TD Banknorth and the designated independent directors should take steps to facilitate the making of a going-private proposal by The Toronto-Dominion Bank, specifically by amending the stockholders agreement to remove the requirement that the designated independent directors “pre-approve” a going-private proposal. In its letter, Private Capital Management alleged that the appointment of Mr. Masrani as Chief Executive Officer effectively ceded control of TD Banknorth to The Toronto-Dominion Bank and stated that in its view the independent directors of TD Banknorth should have insisted that The Toronto-Dominion Bank submit an appropriate going-private offer before approving Mr. Masrani’s appointment, which in its view undercut the rationale for requiring that such an offer be approved by the designated independent directors.

In late October 2006, in connection with its report of earnings for the third quarter of 2006, TD Banknorth again reduced its internal cash operating earnings estimates, to $2.12 for 2006 and $2.07 for 2007. The revised estimates were prepared by senior management of TD Banknorth in light of lower earnings and slow growth in loans and deposits in September and current market and economic conditions. The members of the special committee considered this information and also considered a number of other developments that were occurring at TD Banknorth, including the reduction in earnings guidance for the quarter completed September 30, 2006, the stability of the trading range of the TD Banknorth common stock despite increasingly difficult operating conditions and the repeated reduction in the outlook for earnings, including in consensus analyst estimates and trends in credit quality. The members of the special committee also considered an analysis prepared by Sandler O’Neill, dated November 3, 2006, that addressed a number of these considerations and the expected valuation of a going-private transaction given the revised 2006 and 2007 earnings estimates. Based on the relevant circumstances, including these considerations, the members of the special committee felt that it was worth again attempting to see if a mutually acceptable basis for exploring a going-private transaction could be found with The Toronto-Dominion Bank.

At a meeting on November 6, 2006, the special committee determined to re-start exploratory discussions with The Toronto-Dominion Bank regarding a going-private transaction, after considering, among other things, TD Banknorth’s ability to improve its performance in a timely manner if a going-private transaction were not to occur, anticipated management retirements, the continued deterioration in TD Banknorth’s earnings outlook, the expectation of continued difficult conditions in the banking industry and the views expressed by some significant stockholders of TD Banknorth expressing impatience with the company’s performance.  Mr. Condron communicated the special committee’s decision to Mr. Clark, and requested that Mr. Clark advise the special committee of the general terms on which The Toronto-Dominion Bank would consider making a proposal if it were formally invited to do so by the special committee as required by the stockholders agreement. At the meeting of the special committee on November 6, 2006 and at a meeting of the board of directors of TD Banknorth on the same day, the directors discussed the suggestion made by Private Capital Management, including in light of Mr. Condron’s request to Mr. Clark regarding restarting exploratory discussions with respect to a possible going-private transaction, and came to the view that the designated independent directors process remained an important safeguard for TD Banknorth’s public stockholders, that it was working appropriately and that any going-private transaction should continue to be considered within this framework.

In response to the request relayed by Mr. Condron on November 6, 2006, Mr. Clark outlined for Mr. Condron on November 9, 2006 indicative terms for a possible going-private transaction in the event that The Toronto-Dominion Bank and the special committee determined that further discussions regarding such a transaction were warranted. Mr. Clark noted that the information was being provided in order to determine whether a basis for continued exploratory discussions existed and indicated that if the special committee were to determine to invite The Toronto-Dominion Bank to make a proposal for a going-private transaction, The Toronto-Dominion Bank’s current thinking was that it would consider doing so on the basis of a per share price of $31 in an all-cash transaction, or $30.50 in a half-cash, half-stock transaction. Mr. Clark also noted that The Toronto-Dominion Bank would expect that in connection with any going-private transaction members of TD Banknorth’s senior management would waive rights to change of control and severance payments under their existing employment and retention agreements and that it would be able to negotiate acceptable voting commitments with other significant stockholders of TD Banknorth.

On November 10, 2006, the special committee met and discussed the information provided by The Toronto-Dominion Bank, as well as the prospects for TD Banknorth and the timing of a possible transaction, and considered a presentation of Sandler O’Neill updating its comparable transaction and discounted cash flow analyses to reflect current earnings expectations. Mr. Condron then called Mr. Clark to indicate that the special committee would not consider pursuing further discussions regarding a transaction on the terms outlined in the summary of terms provided by Mr. Clark, but that he thought that it might be productive for the two of them to meet again to explore the possibility of reaching mutually acceptable terms. Messrs. Condron and Clark agreed to meet again on November 15, 2006.

The special committee met again on November 13, 2006. At this meeting, representatives of Sandler O’Neill discussed with the special committee the persistence of TD Banknorth’s share price range and declining earnings estimates and analyst perspectives on the TD Banknorth common stock. Sandler O’Neill also presented its analysis of comparable transactions and discounted cash flow based on updated earnings estimates and TD Banknorth’s October 2006 internal budget. The committee discussed a number of factors, including TD Banknorth’s declining earnings outlook; anticipated management retirements; the views of the special committee, management and Sandler O’Neill of TD Banknorth’s stock price; the multiples and premiums received by target companies in comparable precedent transactions; and the pro forma impact on The Toronto-Dominion Bank’s earnings of a going-private transaction at various consideration levels.

On November 15, 2006, Mr. Condron and Mr. Clark met, and Mr. Condron indicated that, despite the weakening earnings performance and outlook of TD Banknorth, he believed that other financial metrics and analyses continued to suggest that a price higher than $31 per share was appropriate, and that he felt that a good case could be made for a valuation of $34 per share. Mr. Clark indicated that The Toronto-Dominion Bank did not intend to pay more than $32 per share, and Mr. Condron indicated that at that price the special committee would not agree to proceed. Following further discussion, Mr. Condron and Mr. Clark agreed to recommend that The Toronto-Dominion Bank and TD Banknorth proceed with a going-private transaction at a price of $32.33 per share in cash notwithstanding that Mr. Condron preferred a higher price and believed it could be supported and Mr. Clark preferred a lower price and believed it could be supported. On the same day, the special committee met and authorized Wachtell, Lipton to provide a draft merger agreement to counsel for The Toronto-Dominion Bank and begin preliminary negotiations with respect to that agreement. Later on November 15, 2006, Wachtell, Lipton sent Simpson Thacher & Bartlett LLP, counsel to The Toronto-Dominion Bank, a draft merger agreement, and between November 16, 2006 and November 19, 2006, Wachtell, Lipton, Simpson Thacher and the parties negotiated the terms of the merger agreement.

The Toronto-Dominion Bank discussed on a confidential basis with TD Banknorth’s next two largest stockholders the possibility that these stockholders would agree to vote their shares in favor of a going-private transaction at a price of $32.33 per share.  The discussions centered on the merits of the transaction and the terms of a voting agreement proposed by The Toronto-Dominion Bank. As a result of these discussions and confirmation by The Toronto-Dominion Bank of the terms ultimately approved by the special committee and the board of directors of TD Banknorth on November 19, 2006, Private Capital Management with whom Mr. Clark had, from time to time following The Toronto-Dominion Bank’s initial acquisition of 51% of the outstanding common stock of TD Banknorth, discussed TD Banknorth’s strategic alternatives, agreed to execute a voting agreement with The Toronto-Dominion Bank supporting the transaction and Ariel Capital Management, LLC agreed that it would permit The Toronto-Dominion Bank to state publicly that Ariel supported the transaction. The voting agreement with Private Capital Management is described below under the heading “The Voting Agreement,” beginning on page 87.

In the morning of November 18, 2006, the special committee met to discuss the proposed transaction, and received a presentation from Sandler O’Neill including financial analyses of the proposed transaction. At this meeting, Sandler O’Neill also delivered its oral opinion, subsequently confirmed in writing, that the proposed consideration was fair, from a financial point of view, to the holders of TD Banknorth common stock other than The Toronto-Dominion Bank and its affiliates. The special committee also reviewed the terms of the proposed merger agreement and received advice on its legal duties from Wachtell, Lipton. After discussing the proposed price and the terms of the merger agreement, the special committee unanimously determined to formally issue an invitation to The Toronto-Dominion Bank to submit a proposal on the basis of a $32.33 per share cash price and to adopt a report of the special committee to the TD Banknorth board of directors recommending that the board of directors adopt and approve the proposed merger agreement. Following this meeting, Mr. Condron telephoned Mr. Clark and issued the invitation on behalf of the special committee to submit a formal proposal, and The Toronto-Dominion Bank subsequently submitted a proposal, on those terms. The Toronto-Dominion Bank noted in its proposal that it regarded its investment in TD Banknorth as part of its long term strategy and accordingly did not intend to consider a sale or reduction of its interest in TD Banknorth. In the afternoon of November 18, 2006, the board of directors of The Toronto-Dominion Bank met and approved the going-private transaction and authorized management to negotiate and execute definitive documentation relating to the merger.

In the afternoon of November 18, 2006, members of the special committee met with TD Banknorth’s Class A directors and representatives of Sandler O’Neill, Wachtell, Lipton and Elias Matz. At this meeting, Mr. Condron summarized the terms of the proposed transaction, reviewed in detail the background and chronology of the special committee process and of its discussions with Mr. Clark and communicated its recommendation to the other Class A directors. Representatives of Sandler O’Neill gave an overview of their financial analyses and views as to the fairness of the proposed transaction.

On November 19, 2006, the board of directors of TD Banknorth met with representatives of Sandler O’Neill, Wachtell, Lipton and Elias Matz. Initially attendance of the directors was limited to the Class A Directors. Sandler O’Neill discussed its financial analyses of the proposed transaction and delivered to the board of directors its opinion that the proposed consideration was fair, from a financial point of view, to the holders of TD Banknorth common stock other than The Toronto-Dominion Bank and its affiliates. Wachtell, Lipton reviewed with the board the terms of the proposed merger agreement and the special committee’s process for considering the transaction, and Elias Matz advised the board on its legal duties with respect to the going-private transaction. The members of the board of directors then reviewed with senior management of TD Banknorth compensation matters in connection with the proposed transaction, including the treatment of awards under various existing compensation plans and the proposed waivers by certain executive officers of change of control payments that would otherwise have been triggered by the transaction. After further discussion, questions and answers, the Class B directors joined the meeting and received a summary of the opinion provided by Sandler O’Neill and the recommendation of the special committee. The vote of the Class B directors was required to formally adopt the merger agreement and otherwise to take formal action in connection with the merger under the company’s certificate of incorporation, and the Class B directors accordingly voted to take such actions solely on the basis of the recommendation of the special committee. The board of directors unanimously approved resolutions providing for the adoption of the merger agreement and related matters. Later on November 19, 2006, the merger agreement was executed by The Toronto-Dominion Bank, TD Banknorth, and Bonn Merger Co. The parties announced the proposed transaction early in the morning on November 20, 2006.

Recommendations of the Special Committee and the TD Banknorth Board of Directors and Our Position as to the Fairness of the Merger

The Special Committee.   TD Banknorth used a special committee consisting solely of independent directors to negotiate the terms of the merger on behalf of its unaffiliated shareholders, with the assistance of independent legal and financial advisors, and did not retain an unaffiliated representative to act on behalf of unaffiliated security holders for purposes of negotiating the terms of the merger. The special committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the going private transaction, including the terms and conditions of the merger agreement, with The Toronto-Dominion Bank. The special committee unanimously resolved (i) to approve the merger agreement and the merger, (ii) to recommend to the board of directors that the board approve and adopt the merger agreement and (iii) to recommend to the board of directors that the merger agreement be submitted to the stockholders of TD Banknorth for approval.

In the course of reaching its determination, the special committee considered a number of factors, including the following:

•  the special committee’s understanding of TD Banknorth and its business, financial performance, results of operations and future prospects;

•  the special committee’s understanding of current trends in the financial services industry, including a trend toward consolidation of regional banks, increasing competition for loans and deposits and an increasingly difficult operating environment due to, among other things, pressure on net interest income due to an inverted yield curve in U.S. interest rates, a slowing housing sector and increasing concerns about adverse developments in credit quality, all of which related to the special committee’s determination as to fairness because they supported its view that TD Banknorth faced external challenges in maintaining and growing earnings and accordingly that the value certainty of a going-private transaction would be beneficial to TD Banknorth’s stockholders at this time;

•  the recent trends in the earnings outlook at TD Banknorth, which indicated expected earnings that were lower than previous guidance, as well as earnings trends in the retail banking market generally, which trends related to the special committee’s fairness determination because the committee believed that such earnings trends could continue and if so were likely to have a further negative effect on the fundamental value of TD Banknorth common stock;

•       the historical market price performance of TD Banknorth’s common stock, as discussed below in more detail, which the special committee believed on the whole supported its conclusion that the price offered by The Toronto-Dominion Bank was fair as there was a risk that the deterioration of earnings expectations were not yet fully reflected in the value of the stock;

•       the existing relationship with The Toronto-Dominion Bank, including its ownership position in TD Banknorth and the relevant governance arrangements, including the terms of TD Banknorth’s certificate of incorporation and bylaws and of the stockholders agreement, and the fact that The Toronto-Dominion Bank currently has the right to designate a majority of the board of directors and could control the outcome of most matters submitted to a vote of TD Banknorth’s stockholders, which related to the special committee’s fairness determination because the special committee believed that it would be impractical to obtain alternative offers from third parties to acquire TD Banknorth and because the special committee’s negotiating leverage with The Toronto-Dominion Bank was not likely to increase in the future as certain restrictions on the manner in which a going-private transaction could be proposed under the stockholders agreement lapsed with the passage of time;

•       the special committee’s understanding of TD Banknorth’s acquisition strategy and its ability to continue to execute that strategy given current and reasonably expected circumstances, including TD Banknorth’s share trading range, the availability and likely price of acquisition candidates, the likely financing of future acquisitions and restrictions on permitted ownership levels of The Toronto-Dominion Bank in TD Banknorth stock under the stockholders agreement, which related to the special committee’s fairness determination because difficulty in growing by acquisitions would further pressure TD Banknorth’s ability to grow revenues and earnings and potentially lead to stagnant or weak stock price performance;

•       the fact that the public stockholders of TD Banknorth after the merger is completed would no longer be equity holders in the company and therefore would no longer participate financially in the potential risks (which the special committee considered as a positive factor in its fairness determination) or potential benefits (which the special committee considered as an adverse factor in its fairness determination) associated with TD Banknorth’s stock and TD Banknorth’s continued ability to execute on its business plans;

•       the fact that Sandler O’Neill, the special committee’s financial advisor, performed financial analyses and provided information to the special committee, including analyses based on TD Banknorth’s GAAP earnings, GAAP earnings excluding amortization expense relating to the original acquisition by The Toronto-Dominion Bank of a majority interest in TD Banknorth and cash operating earnings, and the results of its due diligence investigations, including discussions with management of TD Banknorth regarding its financial performance and outlook, which the special committee believed on the whole supported its conclusion that the price offered by The Toronto-Dominion Bank was fair;

•       the opinion of Sandler O’Neill that, as of November 18, 2006, the merger consideration was fair to the stockholders of TD Banknorth, other than The Toronto-Dominion Bank and its affiliates, from a financial point of view, which the special committee believed supported its conclusion that the price offered by The Toronto-Dominion Bank was fair;

•       the terms and conditions of the proposed merger agreement, described under “The Merger Agreement,” beginning on page 75, which contained conditions to completion of the merger that the special committee, after consulting with its legal counsel, considered to be reasonable, customary and reasonably likely to be satisfied in a timely manner, which the special committee believed supported its determination;

•       the fact that the consideration to be paid to TD Banknorth stockholders is all cash and there is no financing contingency to the merger, and the likelihood that The Toronto-Dominion Bank has the financial and capital resources to complete the merger without undue delay, which related to the special committee’s fairness determination because in the special committee’s view it increased the certainty of value offered to TD Banknorth’s stockholders;

•       the likelihood, considering the terms of the merger agreement, the financial and capital resources of The Toronto-Dominion Bank and The Toronto-Dominion Bank’s desire to complete the merger, that the merger would be completed, and completed in a prompt timeframe, which related to the special committee’s fairness determination because in the special committee’s view it increased the certainty of value and time value of the consideration offered to TD Banknorth’s stockholders;

•       the special committee’s understanding that The Toronto-Dominion Bank was not interested in selling its shares to a third party, which related to the special committee’s fairness determination because the special committee believed that it would be impractical to obtain offers from third parties to acquire TD Banknorth; and

•       the fact that receipt of the merger consideration will be taxable to TD Banknorth stockholders for United States federal income tax purposes, which the special committee considered as an adverse factor in relation to fairness but determined was outweighed by the factors supporting fairness.

The special committee also considered the following factors relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger and to permit the special committee to represent TD Banknorth’s unaffiliated stockholders, which the special committee believes support its decision and provide assurance as to the procedural fairness of the merger to TD Banknorth’s stockholders other than The Toronto-Dominion Bank and its affiliates:

•       that the special committee consists solely of directors who are not officers, employees or controlling stockholders of The Toronto-Dominion Bank or TD Banknorth, are not otherwise affiliated with The Toronto-Dominion Bank and are all independent of TD Banknorth management, which related to the special committee’s fairness determination because the special committee believed that these directors could objectively evaluate the proposed transaction;

•       that the members of the special committee will be adequately compensated for their services and that their compensation is in no way contingent on their inviting The Toronto-Dominion Bank to propose a going-private transaction or approving the merger agreement, which related to the special committee’s fairness determination because the special committee believed that its compensation structure did not interfere with its ability to objectively evaluate the proposed transaction;

•       that the special committee received the advice of financial advisors and legal counsel who represented that they are, and whom the special committee determined to be, independent of The Toronto-Dominion Bank and TD Banknorth management, which related to the special committee’s fairness determination because the special committee believed that it was receiving independent advice from advisors who had no material interests that conflicted with those of TD Banknorth’s stockholders;

•       the terms of the stockholders agreement and other governance documents of TD Banknorth, including the current requirement that any proposal for a going-private transaction can be made only at the invitation of the special committee and that any going-private transaction would need to be approved by the special committee as well as by the holders of a majority of all outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, which related to the special committee’s fairness determination because the special committee believed that these factors provided it and the unaffiliated public shareholders generally with the ability to effectively disapprove any transaction;

•       that the special committee considered the possibility of a going-private transaction over an extended period of approximately six months, and had, together with its financial advisor, full access as needed to TD Banknorth’s management, which related to the special committee’s fairness determination because it increased the special committee’s understanding of the business, financial performance, results of operations and future prospects of TD Banknorth;

•       that the special committee and its independent advisors negotiated on an arm’s-length basis with The Toronto-Dominion Bank and its representatives;

•       the authority given to the special committee under the stockholders agreement and the resolutions establishing the committee, including the authority to determine whether or not to proceed with a going-private transaction, and that the members of the special committee were aware that they were under no obligation to recommend any transaction, which related to the special committee’s fairness determination because the special committee believed that it would only recommend a going-private transaction if it believed that such a transaction was in the best interests of TD Banknorth’s stockholders; and

•       that stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash, which related to the special committee’s fairness determination because such stockholders are entitled by law to obtain the fair value of their shares if they comply with Delaware statutory appraisal procedures.

In analyzing the transaction relative to the going concern value of TD Banknorth, the special committee took into account the current stock price of the TD Banknorth common stock prior to the announcement of the merger, which was $30.35 per share on November 17, 2006, the last full trading day prior to the announcement of the merger, and which had traded within the range of $27.95 to $31.40 during calendar year 2006. The special committee considered the relative stability of TD Banknorth’s stock price during calendar year 2006, despite multiple reductions in earnings estimates; this factored into the special committee’s fairness determination as the special committee believed there was a risk that the share price was unlikely to continue to remain relatively stable as earnings expectations deteriorated. The special committee also considered the analyses and methodologies used by Sandler O’Neill to evaluate the value of TD Banknorth, which included an analysis of TD Banknorth’s historical stock price and a comparable companies analysis, a comparable transactions analysis and a discounted cash flow analysis based on projected cash operating earnings. See “—Opinion of Sandler O’Neill” beginning on page 34. The special committee considered the historical market prices of TD Banknorth common stock, which had not closed above $32.35 per share since March 1, 2005, the date on which The Toronto-Dominion Bank completed its acquisition of a 51% interest in TD Banknorth, and considered in particular the fact that, based on analyst consensus estimates of 2007 cash operating earnings per share of $2.14, the TD Banknorth common stock was trading at a 14.2x multiple, which was the highest that such multiple had been during the preceding three years. The special committee considered the current and historical stock prices of TD Banknorth and the discounted cash flow analysis, which indicated an imputed range of values of $21.13 to $32.49 per share, and analyses based on multiples in comparable transactions and of comparable publicly traded companies performed by Sandler O’Neill, in assessing TD Banknorth’s going-concern value because these were analyses that are inherently relevant to a continuously operating business rather than a sale of assets or a liquidation. The special committee adopted the analyses and opinion of Sandler O’Neill in assessing the going concern value of TD Banknorth and in reaching its determination as to the fairness of the transactions contemplated by the merger agreement.

In the course of reaching its decision to recommend to TD Banknorth’s board of directors that the board approve and adopt the merger agreement and that the merger agreement be submitted to the stockholders of TD Banknorth for approval, the special committee did not consider the liquidation value of TD Banknorth’s assets because it considered TD Banknorth to be a viable going concern business and because it believed that a liquidation of the assets of TD Banknorth would be highly unlikely to deliver comparable value to TD Banknorth stockholders, because it would not capture the value of TD Banknorth’s customer relationships, market position and other franchises. Sandler O’Neill’s analysis also did not include an independent analysis of the liquidation value of TD Banknorth. The special committee did consider the tangible book value of TD Banknorth, which is an accounting concept often used by banks. The special committee considered the relationship between the $32.33 per share cash consideration to be paid in the merger and the reported per share tangible book value of TD Banknorth of approximately $7.84 per share as of September 30, 2006. The special committee noted that the merger consideration represented a ratio of merger consideration to tangible book value of approximately 412%, which compared favorably to the median ratio of merger consideration to tangible book value of selected precedent transactions since January 1, 2004 of 378% and supported the fairness of the transaction. The special committee considered the net book value of TD Banknorth, which was $36.21 per share as of September 30, 2006, to be of limited relevance to its determination as to fairness, in part because the purchase accounting treatment of The Toronto-Dominion Bank’s 2005 acquisition of a majority of TD Banknorth’s common stock led to a large increase in the amount of goodwill on TD Banknorth’s balance sheet, which the special committee did not believe to be meaningful in the context of considering the value offered in the merger proposal because it represented goodwill related to acquiring a business and, although purchase accounting was required to be used in connection with this transaction, TD Banknorth, as opposed to The Toronto Dominion Bank, had not in fact acquired any business in that transaction that would give the goodwill, and the corresponding additions to book value, economic substance. In considering what weight to assign to TD Banknorth’s net book value including the goodwill caused by the acquisition of a majority interest in TD Banknorth by The Toronto-Dominion Bank, the special committee considered the analyses and advice of its financial advisor, the fact that TD Banknorth management reports and forecasts, and a number of analysts estimates, analyzed TD Banknorth’s earnings on a cash operating basis excluding the effect of this goodwill, and its perception, after considering the analyses of its financial advisor, that investors appear to value TD Banknorth’s common stock using financial measures that exclude the impact of this goodwill. The special committee did not attempt to rank, quantify or make specific assessments of the factors that it considered in evaluating the relevance of TD Banknorth’s net book value, but considered all of these factors and ultimately determined to assign relatively little weight to net book value.

The special committee was not aware of any offers received during the past two years to acquire all or a substantial part of TD Banknorth by merger, asset sale, acquisition of a controlling block of securities or otherwise, other than The Toronto-Dominion Bank’s initial acquisition of a majority interest in TD Banknorth on March 1, 2005. Because The Toronto-Dominion Bank owns a majority of TD Banknorth’s common stock and had indicated that it did not intend to consider an alternative transaction involving a sale of its investment in TD Banknorth, the special committee believed it would not be productive to actively seek to solicit any such alternative transaction. The special committtee believed, however, that the valuation methods included in the analyses of Sandler O’Neill, including discounted cash flow and comparable transaction analyses, represented a reasonable means of determining the valuation of TD Banknorth in an alternative transaction and the fairness of the merger consideration to TD Banknorth’s unaffiliated stockholders, and expressly adopted such analyses. The special committee considered the price paid by The Toronto-Dominion Bank in its initial acquisition of a majority interest in TD Banknorth common stock, and the prices paid by The Toronto-Dominion Bank for shares of common stock following that acquisition, and also considered the different circumstances in which those transactions were completed. As described in more detail below under “Transactions in TD Banknorth Common Stock by Certain Persons—The Toronto-Dominion Bank and Bonn Merger Co.,” following its acquisition of a 51%

interest in TD Banknorth, The Toronto-Dominion Bank (1) purchased shares of the TD Banknorth common stock in open market transactions, (2) purchased shares in a negotiated transaction in connection with TD Banknorth’s acquisition of Hudson United Bancorp at a price of $31.79 per share and (3) agreed on April 13, 2006 to purchase shares in a negotiated transaction in connection with TD Banknorth’s acquisition of Interchange Financial Services Corporation, at a price of $31.17 per share, which shares were purchased at the closing of that transaction on January 1, 2007. The special committee considered that the prices paid by The Toronto-Dominion Bank in connection with the Hudson United and Interchange transactions were based on negotiated premiums to the market prices at the time of those transactions, and noted that the proposed consideration to be paid in the merger was greater than the prices paid in those transactions, which it believed supported the fairness of the merger consideration. Because of the control premium associated with The Toronto-Dominion Bank’s initial acquisition of a 51% interest in TD Banknorth, and the negative developments with respect to TD Banknorth’s operating performance and earnings estimates since the completion of that transaction, the special committee did not consider that the consideration paid in that initial acquisition was relevant to the fairness of the proposed merger.

The foregoing discussion addresses the material information and factors considered by the special committee in its consideration of the merger. In view of the number and variety of factors, the amount of information considered and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, rank, quantify, or make specific assessments of the specific factors considered in reaching its determination. The special committee considered these factors together as a group in reaching its determination as to the fairness of the merger, and did not attempt to assign any relative weight to any particular factor. In addition, individual members of the special committee may have given different weights to different factors. The special committee conducted extensive discussions of, among other things, the factors described above, including asking questions of TD Banknorth’s management and the special committee’s financial and legal advisors. The special committee considered the factors described above as a whole, and overall considered them to be favorable to, and to support, its determination that the merger is fair to and in the best interests of TD Banknorth and its unaffiliated stockholders.

The Board of Directors.   TD Banknorth’s board of directors consists of eighteen directors, fourteen of whom are Class A directors elected by all holders of common stock of TD Banknorth (including The Toronto-Dominion Bank) and four of whom are Class B directors elected by The Toronto-Dominion Bank as the holder of the share of TD Banknorth’s Class B common stock. On November 18 and 19, the Class A directors met to consider the report and recommendation of the special committee, and on November 19, 2006, the entire board of directors met to consider that report and recommendation and to determine whether or not to adopt the merger agreement. On the basis of the special committee’s recommendation and the other factors described below, the board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TD Banknorth and its unaffiliated stockholders and recommended that TD Banknorth’s stockholders vote to approve and adopt the merger agreement.

In determining that the merger agreement is fair to and in the best interests of TD Banknorth and its unaffiliated stockholders, the Class A directors considered a number of factors, including the following factors:

•       the report of the special committee, including the unanimous recommendation of the special committee in favor of the merger agreement;

•       the opinion of Sandler O’Neill that, as of November 19, 2006, the merger consideration was fair to the stockholders of TD Banknorth, other than The Toronto-Dominion Bank and its affiliates, from a financial point of view;

•       the financial presentation of Sandler O’Neill in connection with its opinion, which was delivered to the board of directors at the request of the special committee;

•       the fact that the merger consideration and other terms of the merger agreement resulted from negotiations between the special committee and The Toronto-Dominion Bank; and

•       the factors considered by the special committee, including the potential benefits of the merger agreement, the potential risks of the merger agreement, the process undertaken by the special committee, the requirement that the merger be approved by the special committee and a majority of the unaffiliated stockholders, the current and historical market prices of TD Banknorth common stock, the tangible book value of TD Banknorth and the board’s belief that the members of the special committee and their financial and legal advisors were independent from The Toronto-Dominion Bank and TD Banknorth management.

In considering the foregoing factors, which constitute all of the material factors considered by the Class A directors, the Class A directors adopted the conclusion and analyses of the special committee that the proposed merger was substantively fair from a financial point of view and also adopted the analyses and opinion of Sandler O’Neill in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. The Class A directors also expressly determined that the proposed merger was fair to TD Banknorth’s unaffiliated stockholders from a procedural point of view because:

•  all aspects of this transaction, including the negotiation of its terms, were handled by the special committee, which is comprised of four directors of TD Banknorth who are not affiliated with The Toronto-Dominion Bank or officers or employees of TD Banknorth; and

•  the merger is conditioned on the approval of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank or its affiliates.

The vote of the Class B directors was required to formally adopt the merger agreement and otherwise to take formal action in connection with the merger under our certificate of incorporation and the stockholders agreement because they required approval by both a majority of all members of the board of directors, and a majority of the Class B directors present at the meeting. After joining the meeting, the Class B directors voted to approve the merger agreement solely on the basis of the recommendation of the special committee and accordingly, in connection with taking such action, adopted the conclusion and analyses of the special committee that the proposed merger was substantially fair from a financial point of view and was procedurally fair and also adopted the analyses and opinion of Sandler O’Neill.

The foregoing discussion addresses the material information and factors considered by the board of directors of TD Banknorth in its consideration of the merger. In view of the number and variety of factors, the amount of information considered and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. The board of directors considered the factors described above as a whole, and overall considered them to be favorable to, and to support, its determination that the merger was fair to and in the best interests of TD Banknorth and its unaffiliated stockholders.

Our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

Opinion of Sandler O’Neill

By letter dated July 18, 2006, the special committee of designated independent directors of the board of directors of TD Banknorth retained Sandler O’Neill to act as its financial advisor in connection with a potential going-private transaction. Sandler O’Neill is a nationally-recognized investment banking firm whose principal business specialty is advising financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. After interviewing several potential financial advisors, the special committee selected Sandler O’Neill based on Sandler O’Neill’s experience, reputation and familiarity with the valuation of financial institutions, as well as the special committee’s belief that Sandler O’Neill is independent of The Toronto-Dominion Bank and TD Banknorth’s management.

Sandler O’Neill acted as financial advisor to the special committee in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement.

At the November 18, 2006 meeting at which the special committee determined to invite The Toronto-Dominion Bank to make a formal proposal with respect to a going-private transaction, and to recommend that the board of directors approve the proposed merger agreement, Sandler O’Neill delivered to the special committee its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration to be received by the holders of TD Banknorth common stock other than The Toronto-Dominion Bank and its affiliates is fair to such holders from a financial point of view. At the request of the special committee, Sandler O’Neill also delivered its opinion to TD Banknorth’s board of directors at the November 19, 2006 meeting at which the board of directors considered and approved the merger agreement. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. TD Banknorth stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the special committee and TD Banknorth’s board of directors and is directed only to the fairness of the merger consideration to be received by the holders of TD Banknorth common stock, other than The Toronto-Dominion Bank and its affiliates, from a financial point of view. It does not address the underlying business decision of TD Banknorth to engage in the merger or any other aspect of the merger and is not a recommendation to any TD Banknorth stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not determine or recommend the consideration of $32.33 per share of TD Banknorth common stock to be paid in the merger, which was determined by negotiation between The Toronto-Dominion Bank and the special committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•       the merger agreement;

•       the amended and restated stockholders agreement, dated as of August 25, 2004, between us (as successor to Banknorth Group, Inc.) and The Toronto-Dominion Bank;

•       certain publicly available financial statements and other historical financial information of TD Banknorth that Sandler O’Neill deemed relevant;

•       certain publicly available financial statements and other historical financial information of The Toronto-Dominion Bank that Sandler O’Neill deemed relevant in determining The Toronto-Dominion Bank’s financial capacity to undertake the merger;

•       internal financial projections for TD Banknorth for the years ending December 31, 2006 and 2007 furnished by and reviewed with senior management of TD Banknorth and an estimated range of growth rates for the years thereafter as discussed with senior management of TD Banknorth;

•       to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

•  the current market environment generally and the banking environment in particular; and

•       such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of TD Banknorth the business, financial condition, results of operations and prospects of TD Banknorth. Sandler O’Neill also had discussions with The Toronto-Dominion Bank regarding capital and proposed financing of the transaction.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all the financial information, projections, estimates and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by TD Banknorth and The Toronto-Dominion Bank or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and it has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of the senior management of each of TD Banknorth and The Toronto-Dominion Bank that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify such information and did not assume any responsibility, liability or express any opinion for the accuracy or completeness of any of such information. With respect to the financial projections for TD Banknorth used by Sandler O’Neill in its analyses, the senior management of TD Banknorth confirmed to Sandler O’Neill that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments regarding the future financial performance of TD Banknorth. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities, contingent or otherwise, of TD Banknorth, The Toronto-Dominion Bank or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of TD Banknorth or The Toronto-Dominion Bank, nor did it review any individual credit files relating to TD Banknorth or The Toronto-Dominion Bank. With TD Banknorth’s consent, Sandler O’Neill assumed that the allowance for loan losses for TD Banknorth and The Toronto-Dominion Bank was adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon financial, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement will not be waived. Sandler O’Neill also assumed that there has been no material change in TD Banknorth’s and The Toronto-Dominion Bank’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it and that TD Banknorth and The Toronto-Dominion Bank would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date hereof. Sandler O’Neill is expressing no opinion herein as to the prices at which the common stock of TD Banknorth and the common shares of The Toronto-Dominion Bank may trade at any time.

A copy of Sandler O’Neill’s written presentation to the special committee and board of directors on November 18 and 19, 2006 has been filed as Exhibit (c)(2) to the Schedule 13E-3 filed with the SEC by The Toronto-Dominion Bank, TD Banknorth and Bonn Merger Co. in connection with the merger.  In addition, as described above in “—Background of the Merger,” beginning on page 19, Sandler O’Neill prepared several other presentations for the special committee.  These presentations have been filed as Exhibits (c)(3) through (c)(11) and (c)(14) to the Schedule 13E-3.  See “Where You Can Find More Information,” beginning on page 107.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to TD Banknorth or The Toronto-Dominion Bank and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of TD Banknorth or The Toronto-Dominion Bank and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill in its analyses were internal management estimates for TD Banknorth for the years ending December 31, 2006 and 2007 and an estimated range of growth rates for the years thereafter, which were furnished by and discussed with management of TD Banknorth. These earnings estimates were adjusted to include a full year of operations for Hudson United, which was acquired on January 1, 2006, and reflected the anticipated contributions of Interchange in 2007. These earnings estimates were reviewed with the senior management of TD Banknorth. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. See “—Financial Forecasts of TD Banknorth” beginning on page 54.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of TD Banknorth, The Toronto-Dominion Bank and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the special committee on November 18, 2006 and the special committee and the board of TD Banknorth on November 19, 2006. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of the TD Banknorth common stock or The Toronto-Dominion Bank common shares or the prices at which these securities may be sold at any time.

Summary of Proposal.   Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of the TD Banknorth common stock on November 17, 2006 of $30.35 per share and the exchange of all of TD Banknorth’s shares not held by The Toronto-Dominion Bank and its affiliates for a cash value of $32.33 per share, Sandler O’Neill calculated several ratios based upon the transaction value and TD Banknorth’s historical and estimated earnings per share, as well as its tangible book value per share and core deposits.

In calculating these ratios, Sandler O’Neill considered three measures of TD Banknorth’s earnings per share. First, Sandler O’Neill considered TD Banknorth’s earnings per share calculated under GAAP. Sandler O’Neill also considered GAAP earnings per share excluding the impact of amortization expense directly related to the application of the purchase method of accounting in connection with The Toronto-Dominion Bank’s 2005 acquisition of control of TD Banknorth. Finally, Sandler O’Neill considered cash operating earnings per share, as reported by TD Banknorth, which excludes the amortization of transaction-related intangibles, including those related to the purchase method of accounting for the 2005 merger, as well as merger and restructuring costs and other non-core adjustments, all net of tax benefits. Sandler O’Neill also considered two measures of TD Banknorth’s tangible book value, one (as reported by TD Banknorth) calculated as total equity less goodwill and intangibles plus deferred tax liability on intangibles, the other (as commonly reported by other U.S. banks) calculated as total equity less goodwill and intangibles. Sandler O’Neill also assumed that TD Banknorth had core deposits of $24.7 billion as of September 30, 2006.

Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ GAAP Earnings Per Share	22.0x
Transaction value/Last 12 months’ GAAP Earnings Per Share Excluding Certain Amortization Expense	18.2x
Transaction value/Last 12 months’ Cash Operating Earnings Per Share	14.4x
Transaction value/Estimated 2006 GAAP Earnings Per Share	21.2x
Transaction value/Estimated 2006 GAAP Earnings Per Share Excluding Certain Amortization Expense	17.9x
Transaction value/Estimated 2006 Cash Operating Earnings Per Share	15.2x
Transaction value/Estimated 2007 GAAP Earnings Per Share	18.9x
Transaction value/Estimated 2007 GAAP Earnings Per Share Excluding Certain Amortization Expense	16.9x
Transaction value/Estimated 2007 Cash Operating Earnings Per Share	15.6x
Transaction value/Tangible Book Value Per Share (as reported)	412%
Transaction value/Tangible Book Value Per Share Excluding Deferred Tax Liability	498%
Premium to Core deposits	24.1%

The aggregate offer value was approximately $3.232 billion, based upon 98,229,172 shares of TD Banknorth common stock outstanding and held by stockholders other than The Toronto-Dominion Bank and its affiliates and including the intrinsic value of options to purchase an aggregate of 9,824,541 shares with a weighted average strike price of $26.65 per share. Sandler O’Neill noted that the transaction value represented a 6.5% premium over the November 17, 2006 closing price of the TD Banknorth common stock.

Stock Trading History.   Sandler O’Neill reviewed the history of the reported trading prices and volume of TD Banknorth’s common stock for the three-year period ended November 17, 2006. Sandler O’Neill then compared the relationship between the movements in the prices of the TD Banknorth common stock to movements in the prices of the NASDAQ Bank Index, the S&P Bank Index and a comparable group composite made up of the thirteen publicly-traded banking institutions described below under “—Comparable Company Analysis.” At the end of the three-year period ended November 17, 2006, TD Banknorth had underperformed each of the indices to which it was compared.

TD Banknorth’s Comparative Stock Performance

	Beginning Index Value	Ending Index Value
	November 17, 2003	November 17, 2006
TD Banknorth	100.0%	95.7%
NASDAQ Bank Index	100.0	121.0
S&P Bank Index	100.0	125.0
Comparable Group Composite	100.0	122.9

Price to Forward Earnings Per Share History.   Sandler O’Neill reviewed the history of the price to forward earnings per share multiple of TD Banknorth for the three-year period ended November 17, 2006, and calculated the ratio of the trading price of a share of TD Banknorth common stock to the median analysts’ estimates of cash operating earnings per share for the current year provided by the Institutional Brokerage Estimates Service, or IBES (a data service that compiles estimates issued by securities analysts). As described below, Sandler O’Neill then compared the movements in the price to forward earnings per share multiple of the TD Banknorth common stock to the movements in the price to forward earnings per share multiple of a comparable group composite made up of the thirteen publicly-traded banking institutions described below under “—Comparable Company Analysis.”

Price to Forward Earnings Per Share Comparison

	Beginning Index Value	Ending Index Value
	November 17, 2003	November 17, 2006
TD Banknorth	10.8x	14.2x
Comparable Group Composite	13.1x	13.2x

Sandler O’Neill noted that, during this period, TD Banknorth’s price to forward earnings per share reached a maximum of 14.2x on November 17, 2006 and a minimum of 9.8x in August 2004, with a median value of 11.4x.

Comparable Company Analysis.   Sandler O’Neill used publicly available information to compare selected financial and market trading information for TD Banknorth with groups of financial institutions selected by Sandler O’Neill for TD Banknorth. Based on its experience with companies in the banking industry, Sandler O’Neill selected a peer group for TD Banknorth consisting of the following publicly-traded banking institutions having an asset size greater than $40 billion and less than $100 billion as of September 30, 2006:

Comparable Group:

PNC Financial Services Group	Zions Bancorp
KeyCorp	UnionBanCal Corp.
M&T Bank Corp.	Compass Bancshares Inc.
Marshall & Ilsley Corp.	Commerce Bancorp Inc.
Sovereign Bancorp Inc.	Huntington Bancshares Inc.
Synovus Financial Group	First Horizon National Corp.
Comerica Inc.

The analysis compared publicly available financial information for TD Banknorth as of and for the twelve months ended September 30, 2006 with that of TD Banknorth’s peer group as of and for the twelve month period ended September 30, 2006. The table below sets forth the data for TD Banknorth and the median data for the TD Banknorth peer group, with pricing data as of November 17, 2006.

	TD Banknorth		TD Banknorth Peer Group Median
Total Assets	$39,917		$52,013
Tangible Equity to Tangible Assets	4.47%		6.06%
Latest Twelve Months’ Return on Average Assets	0.82%		1.39%
Latest Twelve Months’ Return on Average Equity	4.09%		15.77%
Latest Twelve Months’ Return on Tangible Equity	29.43%		22.59%
Price to Tangible Book Value	387%		285%
Price to Latest Twelve Months’ Earnings Per Share	13.5x	(1)	14.8x
Price to 2006 Estimated Earnings Per Share	14.2x	(2)	14.6x
Price to 2007 Estimated Earnings Per Share	14.2x	(3)	13.3x
Five-Year Growth Estimate	8.9%		9.3%
Percent of 52-Week High	96.7%		95.3%

(1)          Based on TD Banknorth’s cash operating earnings

(2)          Based on IBES consensus estimates of $2.13 per share for 2006

(3)          Based on IBES consensus estimates of $2.14 per share for 2007

Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed 17 merger transactions announced nationwide from January 1, 2004 through November 17, 2006 involving the acquisitions of banking institutions with announced transaction values greater than $1 billion. The transactions included in this analysis are set forth below.

Acquiror	Target
PNC Financial Services Group	Mercantile Bankshares Corp.
Citizens Banking Corp.	Republic Bancorp Inc.
Banco Bilbao Vizcaya Argent SA	Texas Regional Bancshares Inc.
Regions Financial Corp.	AmSouth Bancorp.
Capital One Financial Corp.	North Fork Bancorp.
TD Banknorth Inc.	Hudson United Bancorp
Zions Bancorp	Amegy Bancorp Inc.
Capital One Financial Corp.	Hibernia Corp.
TD Bank Financial Group	Banknorth Group Inc.
Fifth Third Bancorp	First National Bankshares of FL
Wachovia Corp.	SouthTrust Corp.
SunTrust Banks Inc.	National Commerce Financial Corp.
Royal Bank of Scotland Group	Charter One Financial
BNP Paribas Group	Community First Bankshares
National City Corp.	Provident Financial Group Inc.
Regions Financial Corp.	Union Planters Corp.
J.P. Morgan Chase & Co.	Bank One Corp.

Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings, transaction price to this year’s estimated earnings, transaction price to next year’s estimated earnings, transaction price to tangible book value, tangible book premium to core deposits and premium to market value. The median multiples from this nationwide group were compared to the proposed transaction ratios. As described above under “—Summary of Proposal,” Sandler O’Neill considered three measures of TD Banknorth’s earnings per share (GAAP earnings per share, GAAP earnings per share excluding the impact of the purchase method of accounting for the 2005 acquisition by The Toronto-Dominion Bank and cash operating earnings per share as reported by TD Banknorth) and two measures of tangible book value (as reported by TD Banknorth, and excluding deferred tax liability). These figures were compared against GAAP earnings per share, and tangible book value excluding deferred tax liability, in the selected comparable transactions.

Comparable Transaction Metrics

	Proposed Merger	Comparable Median
Transaction price/Last twelve months’ earnings per share:
GAAP earnings per share	22.0x	18.3x
GAAP excluding purchase method accounting	18.2x
Cash operating earnings per share	14.4x
Transaction price/Estimated earnings per share in current year (2006):
GAAP earnings per share	21.2x	16.0x
GAAP excluding purchase method accounting	17.9x
Cash operating earnings per share	15.2x
Transaction price/Estimated earnings per share in following year (2007):
GAAP earnings per share	18.9x	15.2x
GAAP excluding purchase method accounting	16.9x
Cash operating earnings per share	15.6x
Transaction price/Tangible book value:
As reported by TD Banknorth	412%	—
Excluding deferred tax liability	498%	378%
Tangible book premium/Core deposits	24.1%	30.8%
Market Premium	6.5%	17.7%

Sandler O’Neill noted that the ratios of the merger consideration to GAAP earnings per share for the latest twelve months, and to estimated GAAP earnings per share for 2006 and 2007, were in all cases higher than the relevant median ratios of consideration to earnings per share for the selected comparable transactions, and that the ratios of merger consideration to earnings per share excluding the effects of purchase method accounting and to cash operating earnings per share were within the range of the relevant ratios in the selected comparable transactions. Sandler O’Neill also noted that the ratio of the merger consideration to tangible book value was higher than the median ratio of consideration to tangible book value in the selected comparable transactions.

Sandler O’Neill also reviewed 30 precedent “buy-in” transactions in the U.S. since January 1, 2000 with a deal value between $500 million and $10 billion, in which a major stockholder of the target company acquired 15-80% of the outstanding shares of the target company and in which the resultant ownership by the acquiror was 90-100% of the outstanding shares of the target company. The transactions included in this analysis are set forth below.

Acquiror	Target
Investor Group	Trizec Properties Inc.
Lafarge SA	Lafarge North America
Sprint Nextel Corp.	Nextel Partners Inc.
Maple Leaf Heritage Investments	Hudsons Bay Co.
Novartis AG	Chiron Corp.
IYG Holding Co.	7-Eleven Inc.
Noranda Inc.	Falconbridge Ltd.
Novartis AG	Eon Labs Inc.
Magna International Inc.	Tesma International Inc.
Cox Enterprises Inc.	Cox Communications Inc.
USA Interactive	Hotels.com
DuPont	DuPont Canada Inc.
USA Interactive	Expedia Inc.
USA Interactive	Ticketmaster
Xcel Energy Inc.	NRG Energy Inc.
Security Capital Group Inc.	Storage USA Inc.
Liberty Mutual Insurance Co.	Liberty Financial Cos Inc.
BNP Paribas SA	BancWest Corp.
Investor Group	Springs Industries Inc.
Westfield America Trust	Westfield America Inc.
Sodexho Alliance SA	Sodexho Marriott Services Inc.
Court Square Capital Ltd.	Delco Remy International Inc.
Investor Group	CB Richard Ellis Services Inc.
Etablissements Delhaize Freres	Delhaize America Inc.
News Corp Ltd.	United Television Inc.
News Corp Ltd.	BHC Communications Inc.
Healtheon Web MD	Carelnsite

Sandler O’Neill reviewed the premium to market value of these transactions, as set forth in the table below.

Comparable Buy-In Transaction Premiums

Buy-in Premium
High	49.7%
Low	(28.1%)
Mean	20.6%
Median	22.2%
Proposed Merger	6.5%

Discounted Cash Flow Analysis.   Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of TD Banknorth through December 31, 2011 under various circumstances, assuming that TD Banknorth would perform in accordance with the earnings and growth projections prepared by and reviewed with management of TD Banknorth and that its dividend payout ratio would be 50.0%. To approximate the terminal value of the TD Banknorth common stock at December 31, 2011, Sandler O’Neill applied price to cash operating earnings multiples ranging from 11x to 15x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of TD Banknorth common stock. In addition, Sandler O’Neill performed a sensitivity analysis for a range of earnings growth rates applied to the projected net income of TD Banknorth, assuming a terminal value of the TD Banknorth common stock at December 31, 2011 calculated using a 13.3x price to last twelve months’ earnings multiple. The earnings growth rate applied to the projected cash operating net income ranged from 5.0% to 9.0%, using a range of discount rates from 9.0% to 13.0% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for TD Banknorth’s common stock of $21.13 to $31.32 when applying the price to earnings multiples to the management projections and $24.57 to $32.49 when applying the discount rates and a 13.3x price to earnings multiple to the varying earnings growth rates. Sandler O’Neill noted that the proposed merger consideration of $32.33 per share was above the range of values implied by its discounted cash flow analysis based on projected cash operating earnings, and within the range of values implied by its sensitivity analysis based on varying earnings growth rates.

Discounted Cash Flow Analysis Using Projected Cash Operating Earnings:

		Earnings Per Share Multiples
		11.0x	12.0x	13.0x	14.0x	15.0x
Discount Rate	9.0%	$24.34	$26.09	$27.83	$29.58	$31.32
	10.0%	$23.48	$25.16	$26.84	$28.52	$30.20
	11.0%	$22.66	$24.28	$25.89	$27.51	$29.12
	12.0%	$21.88	$23.43	$24.99	$26.54	$28.10
	13.0%	$21.13	$22.63	$24.12	$25.62	$27.12

Sensitivity Analysis (13.3x Terminal Multiple):

		Discount Rates
		9.0%	10.0%	11.0%	12.0%	13.0%
Earnings Growth	5.00%	$28.36	$27.34	$26.38	$25.46	$24.57
	6.00%	$29.35	$28.30	$27.30	$26.34	$25.43
	7.00%	$30.37	$29.28	$28.24	$27.25	$26.31
	8.00%	$31.42	$30.29	$29.22	$28.19	$27.21
	9.00%	$32.49	$31.33	$30.21	$29.15	$28.13

In connection with its analyses, Sandler O’Neill considered and discussed with the special committee and TD Banknorth’s board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill Relationship.   TD Banknorth has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $6.5 million, of which $1.0 million was due when the designated independent directors committee signed an engagement letter with Sandler O’Neill on July 18, 2006, $2.5 million was due when Sandler O’Neill rendered its opinion to the special committee (which fee would have been due had Sandler O’Neill finally informed the special committee that it was unable to render the requested fairness opinion), $700,000 was due upon the signing of the merger agreement, $700,000 was due when TD Banknorth first mailed this proxy statement to its stockholders and the balance of which is contingent, and payable, upon the completion of the merger. As described above under “Special Factors—Recommendation of the Special Committee and the TD Banknorth Board of Directors and Our Position as to the Fairness of the Merger,” the receipt of an affirmative fairness opinion from the special committee’s financial advisors was a material factor in the special committee’s decision to recommend that the TD Banknorth board of directors approve the merger and submit it to TD Banknorth stockholders for their approval, which recommendation was a prerequisite to the execution of the merger agreement, the mailing of this proxy statement to stockholders and the completion of the merger. The portion of the transaction fee already paid includes a fee of $2.5 million paid to Sandler O’Neill for rendering its opinion. TD Banknorth also has agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel, and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Pursuant to the engagement letter dated July 18, 2006, the opinion of Sandler O’Neill is directed to the special committee in connection with its consideration of the merger. At the request of the special committee, Sandler O’Neill’s opinion also was provided to the board of directors of TD Banknorth in connection with its consideration of the merger.

Sandler O’Neill has in the past served as financial advisor to four companies acquired by TD Banknorth or its predecessors (including serving as financial advisor to Banknorth Group Inc. of Vermont when it was acquired by Peoples Heritage Bank, which became Banknorth Group in 2000), participated in an underwriting syndicate for one public offering of common stock by an affiliate of The Toronto-Dominion Bank and served as co-manager for one public offering of preferred stock by TD Banknorth. Sandler O’Neill received customary fees for each of these services, none of which occurred within the last two years. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to TD Banknorth and The Toronto-Dominion Bank and their affiliates, and has done so within the past two years. Sandler O’Neill may also actively trade the debt or equity securities of TD Banknorth and/or The Toronto-Dominion Bank or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The Toronto-Dominion Bank’s Purpose and Reasons for the Merger

The Toronto-Dominion Bank’s purpose for engaging in the merger is to increase its ownership of TD Banknorth common stock from its current position of approximately 59.8% of the outstanding shares to 100%. Upon completion of the merger, TD Banknorth would become a wholly-owned subsidiary of The Toronto-Dominion Bank.

The Toronto-Dominion Bank views the proposed acquisition of 100% of TD Banknorth as part of and consistent with its long-term U.S. growth strategy and contemplated it as a possibility at the time of its initial acquisition of a majority interest in TD Banknorth in March 2005. Due to the challenging operating environment in the U.S. banking sector and its possible continuing adverse impact on TD Banknorth’s earnings, The Toronto-Dominion Bank believes that a stronger focus on TD Banknorth’s organic growth and expense management will be required, which The Toronto-Dominion Bank believes will be easier to achieve with 100% ownership. The Toronto-Dominion Bank believes that a 100% ownership structure will provide greater operating flexibility and eliminate the constraints, including some regulatory requirements and other considerations of a public company, as well as certain costs associated with the operation of The Toronto-Dominion Bank and TD Banknorth as separate companies with independent stockholder bases. The Toronto-Dominion Bank also believes that, although it expects to continue to evaluate and, where appropriate, pursue merger and acquisition opportunities involving TD Banknorth, the availability of TD Banknorth common stock for use as consideration in future add-on acquisitions, which was a rationale of the structure of the initial acquisition, is no longer as important given the challenging operating environment in the United States and the competition for appealing acquisition targets, as well as the relative trading values of the TD Banknorth common stock compared to The Toronto-Dominion Bank’s publicly-traded common shares. Finally, the acquisition of the remaining interests in TD Banknorth will eliminate the need for The Toronto-Dominion Bank to hold excess capital in anticipation of the possibility of a going-private transaction.

The Toronto-Dominion Bank decided to pursue the merger in November 2006 rather than at another time because the transaction received the support of both TD Banknorth’s independent directors and the two largest public stockholders of TD Banknorth at that time. Under the terms of the stockholders agreement, The Toronto-Dominion Bank was only permitted to make a proposal regarding a going-private transaction if invited to do so by the designated independent directors committee of TD Banknorth. During November 2006, The Toronto-Dominion Bank and the special committee, on the basis of preliminary exploratory discussions, reached acceptable financial and other terms for a going-private transaction and, accordingly, the special committee issued a formal invitation to The Toronto-Dominion Bank to submit a proposal for such a transaction.

The Position of The Toronto-Dominion Bank and Bonn Merger Co. as to the Fairness of the Merger

Under the rules of the SEC, The Toronto-Dominion Bank and Bonn Merger Co. are required to express their belief as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of TD Banknorth. The Toronto-Dominion Bank and Bonn Merger Co. did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements. The views of The Toronto-Dominion Bank and Bonn Merger Co. with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement.

The Toronto-Dominion Bank and Bonn Merger Co. believe that the merger is substantively fair to TD Banknorth’s unaffiliated stockholders based on, among other things, the following factors:

•       The special committee of TD Banknorth’s board of directors, which is comprised of four directors who are not affiliated with The Toronto-Dominion Bank or officers or employees of TD Banknorth, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of TD Banknorth, approved the merger agreement and the merger and recommended to the board of directors of TD Banknorth that the board of directors of TD Banknorth approve and adopt the merger agreement and that the merger agreement be submitted to the stockholders of TD Banknorth for approval.

•       The special committee and the board of directors of TD Banknorth received an opinion from their independent financial advisor, Sandler O’Neill, to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations set forth therein, the merger consideration was fair to the unaffiliated holders of TD Banknorth common stock from a financial point of view.

•       The merger is conditioned on the approval of the holders of a majority of the outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank or its affiliates.

•       The consideration to be paid in the merger represents a 6.5% premium over the closing sale price of the TD Banknorth common stock on the New York Stock Exchange on November 17, 2006, the last trading day prior to the date on which the merger was announced, and an 8.9% premium to the average closing price of the TD Banknorth common stock for the 30 trading days ending on November 17, 2006. In this regard, The Toronto-Dominion Bank also considered the relative stability of TD Banknorth’s trading price despite the decline in earnings estimates of TD Banknorth’s management over the past year.

•       The consideration to be paid in the merger represents a multiple of 4.12 times TD Banknorth’s tangible book value per share of approximately $7.84 as of September 30, 2006.

•       The consideration to be paid in the merger represents a multiple of 22 times TD Banknorth’s GAAP earnings per share for the twelve months ended September 30, 2006 and a multiple of 15.8 times TD Banknorth’s estimated cash operating earnings per share for 2007 (based on the low end of guidance given by a member of TD Banknorth’s management at a recent investor conference of $2.05 per share).

•  The Toronto-Dominion Bank’s consideration of the decline in the earnings estimates of TD Banknorth’s management between July and October 2006 (during which period the cash operating earnings estimates were reduced from $2.28 to $2.12 for 2006 and from $2.46 to $2.07 for 2007) and the results of the discounted dividend method analysis performed by Goldman, Sachs & Co. (which yielded a reference range for the implied present value per share of TD Banknorth common stock of $23.79 to $31.69 based on IBES estimates and a range of $21.38 to $28.43 based on estimates provided by TD Banknorth’s management), as further described under “—Summary of Financial Analyses of Goldman, Sachs & Co.” The Toronto-Dominion Bank believes that these factors support its expectation of continuing challenges in TD Banknorth’s operating environment, including the interest rate environment and other market and economic conditions.

•       The consideration to be paid in the merger is all cash and is not subject to any financing condition, which provides certainty of value for TD Banknorth stockholders.

•       Stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

•       The largest stockholder of TD Banknorth (as of the date of announcement of the merger agreement) other than The Toronto-Dominion Bank agreed to vote the shares of TD Banknorth common stock over which it exercises voting authority in favor of approval and adoption of the merger agreement, and another large stockholder of TD Banknorth indicated at the time of announcement of the merger agreement its intention to vote in favor of the merger agreement, although it did not make any commitment to do so.

•       The merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for TD Banknorth’s public stockholders whose ability to sell their shares of TD Banknorth common stock is adversely affected by the limited trading volume and low public float of the shares.

The Toronto-Dominion Bank and Bonn Merger Co. also believe that the proposed merger is procedurally fair to TD Banknorth’s unaffiliated stockholders based on, among other things, the following factors:

•       Pursuant to the terms of the stockholders agreement, The Toronto-Dominion Bank was prohibited from making an offer for a going-private transaction, except at the invitation, and with the approval, of the special committee. The special committee, together with its independent legal counsel and independent financial advisor, negotiated all financial and other terms and conditions of the merger agreement on an arm’s-length basis with The Toronto-Dominion Bank and its advisors. The Toronto-Dominion Bank did not participate in the deliberations of the special committee.

•       The special committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of TD Banknorth, approved the merger agreement and the merger and recommended to the board of directors of TD Banknorth that the board of directors of TD Banknorth approve and adopt the merger agreement and that the merger agreement be submitted to the stockholders of TD Banknorth for approval.

•       The merger is conditioned on the approval of the holders of a majority of the outstanding shares of common stock of TD Banknorth not owned by The Toronto-Dominion Bank or its affiliates.

•       Under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder approval of the merger agreement, TD Banknorth is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals for TD Banknorth and the board of directors of TD Banknorth is permitted to withdraw or modify its recommendation of the merger agreement.

•       Stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements would be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allows stockholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash.

Although Goldman, Sachs & Co. generally assisted The Toronto-Dominion Bank in connection with the merger and, in particular, performed certain financial analyses relating to the proposed transaction as described under “—Summary of Financial Analyses of Goldman, Sachs & Co.,” Goldman, Sachs & Co. was not requested to, and did not, deliver any opinion to The Toronto-Dominion Bank as to the fairness of the merger consideration.

Although The Toronto-Dominion Bank did not calculate a specific going concern value per share, The Toronto-Dominion Bank believes that the merger consideration is fair in relation to TD Banknorth’s going concern value per share based on its knowledge of TD Banknorth’s business and prospects, including the current challenges of TD Banknorth’s operating environment, the projections contained in this proxy statement, including the assumptions contained therein, TD Banknorth’s historical results of operations, and The Toronto-Dominion Bank’s knowledge of the banking industry.

The Toronto-Dominion Bank considered the $32.33 value of the merger consideration in comparison to the volume weighted average price of $31.57 paid by The Toronto-Dominion Bank for additional shares of common stock of TD Banknorth following its initial acquisition of 51% of the outstanding common stock of TD Banknorth (excluding shares acquired pursuant to TD Banknorth’s dividend reinvestment plan, which were effected by the independent administrator of this plan). However, The Toronto-Dominion Bank did not place significant weight on this comparison as almost all of such purchases were made directly from TD Banknorth and were effected in connection with the acquisitions by TD Banknorth of Hudson United Bancorp and Interchange Financial Services Corporation. These purchases involved newly-issued shares that were purchased by The Toronto-Dominion Bank at a negotiated premium to market prices, in excess of the market-based price contemplated by the terms of the stockholders agreement. See “Transactions in TD Banknorth Common Stock by Certain Persons—The Toronto-Dominion Bank and Bonn Merger Co.” beginning on page 104 and “Special Factors—Transactions and Relationships between TD Banknorth and The Toronto-Dominion Bank—Purchases of TD Banknorth Common Stock” on page 63. The Toronto-Dominion Bank did not consider the value of the merger consideration in comparison to the price paid in its initial acquisition of 51% of the outstanding common stock of TD Banknorth because of the control premium associated with that acquisition and the negative developments with respect to TD Banknorth’s operating performance and earnings estimates since the completion of that transaction.

The Toronto-Dominion Bank did not consider the potential for alternative transactions involving TD Banknorth because The Toronto-Dominion Bank, as the controlling stockholder of TD Banknorth, determined that TD Banknorth was an integral component of its long-term growth strategy and accordingly did not intend to consider or participate in any alternative transaction involving a sale of or reduction of its investment in TD Banknorth. As a result, The Toronto-Dominion Bank did not evaluate the prices potentially attainable in an alternative transaction. Similarly, due to TD Banknorth’s strategic importance to The Toronto-Dominion Bank, The Toronto-Dominion Bank did not consider the liquidation of TD Banknorth to be a viable option and consequently did not believe that liquidation value would be a relevant measure. Even if liquidation of TD Banknorth were a viable option, The Toronto-Dominion Bank expects that selling TD Banknorth’s business as an ongoing operation would in all likelihood realize greater value for TD Banknorth’s unaffiliated stockholders that is more certain and more immediate than the value that would be realized in an orderly liquidation of TD Banknorth’s business, and accordingly that liquidation value is not a useful methodology under the circumstances. The Toronto-Dominion Bank is not aware of any offer during the last two years for TD Banknorth and accordingly no comparison to any such offer was made. The Toronto-Dominion Bank considered the value of the merger consideration in light of TD Banknorth’s tangible book value per share, as described above, but considered net book value per share, which was $36.21 per share as of September 30, 2006, to be of limited relevance in part because the purchase method accounting treatment of The Toronto-Dominion Bank’s 2005 acquisition of a majority of TD Banknorth’s common stock led to a large increase in the amount of goodwill on TD Banknorth’s balance sheet.

The foregoing discussion of the information and factors considered and given weight by The Toronto-Dominion Bank and Bonn Merger Co. in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by The Toronto-Dominion Bank and Bonn Merger Co. The Toronto-Dominion Bank and Bonn Merger Co. did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, the determination of The Toronto-Dominion Bank and Bonn Merger Co. as to fairness was made after consideration of all of the foregoing factors as a whole. None of the material factors considered by The Toronto-Dominion Bank or Bonn Merger Co. failed to support their belief in the fairness of the merger.

Summary of Financial Analyses of Goldman, Sachs & Co.

The Toronto-Dominion Bank retained Goldman Sachs as its financial advisor in connection with the merger. In this capacity, Goldman Sachs prepared and delivered the Goldman Sachs presentations, as described below, to the senior management and board of directors of The Toronto-Dominion Bank. Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of preparing the Goldman Sachs presentations. Accordingly, Goldman Sachs did not attempt to verify the accuracy or completeness of the information supplied by The Toronto-Dominion Bank or TD Banknorth or obtained through other sources.  In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheets assets and liabilities) of The Toronto-Dominion Bank or TD Banknorth or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. The Goldman Sachs presentations were provided solely for the information and assistance of the senior management and board of directors of The Toronto-Dominion Bank in connection with their consideration of the merger. Goldman Sachs did not determine or recommend the consideration of $32.33 per share of TD Banknorth common stock to be paid in the merger, which was determined by negotiation between The Toronto-Dominion Bank and the special committee.

On July 26, 2006, Goldman Sachs provided financial information and analyses regarding TD Banknorth to the senior management of The Toronto-Dominion Bank, which we refer to as the “July 26, 2006 presentation,” and on November 18, 2006, Goldman Sachs provided financial information and analyses regarding TD Banknorth to the board of directors of The Toronto-Dominion Bank, which we refer to as the “November 18, 2006 presentation.” The July 26, 2006 presentation and the November 18, 2006 presentation have been filed as Exhibits (c)(13) and (c)(12), respectively, to Item 16 to the Schedule 13E-3 filed with the SEC by The Toronto-Dominion Bank, TD Banknorth and Bonn Merger Co. in connection with the merger. See “Where You Can Find More Information,” beginning on page 107.

In connection with preparing the November 18, 2006 presentation, Goldman Sachs reviewed, among other things:

•      the merger agreement;

•      annual reports to stockholders and annual reports on Form 10-K of TD Banknorth  (and its predecessor entities) for the five fiscal years ended December 31, 2005;

•      interim reports to stockholders and quarterly reports on Form 10-Q of TD Banknorth;

•      other communications from TD Banknorth to its stockholders;

•      internal financial analyses and forecasts for TD Banknorth prepared by the management of TD Banknorth, as reviewed and approved by the management of The Toronto-Dominion Bank for use by Goldman Sachs in connection with the November 18, 2006 presentation; and

•      internal financial analyses and forecasts for The Toronto-Dominion Bank prepared by the management of The Toronto-Dominion Bank.

Goldman Sachs also held discussions with members of the senior management of The Toronto-Dominion Bank regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and with the senior managements of The Toronto-Dominion Bank and TD Banknorth regarding their assessment of the past and current business operations, financial condition and future prospects of TD Banknorth. In addition, Goldman Sachs reviewed the reported price and trading activity for the TD Banknorth common stock, compared certain financial and stock market information for TD Banknorth with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

The following is a summary of the material financial analyses delivered by Goldman Sachs to The Toronto-Dominion Bank’s board of directors in connection with the November 18, 2006 presentation and is qualified by reference to Exhibit (c)(12) to Item 16 of the Schedule 13E-3. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 16, 2006, and is not necessarily indicative of current market conditions.

The November 18, 2006 presentation contains a number of financial analyses, including:

Transaction Multiples Analysis.   Goldman Sachs calculated for the board of directors of The Toronto Dominion Bank various multiples and premiums resulting from the contemplated merger. These calculations were based on certain financial analyses and forecasts for TD Banknorth prepared by the management of TD Banknorth and estimates from Institutional Brokerage Estimate Systems, or IBES.

Using the $32.33 price per share of TD Banknorth common stock to be paid in the merger, Goldman Sachs calculated the following multiples and premiums:

•      price as a multiple of TD Banknorth’s estimated 2006 and 2007 cash earnings per share, or cash EPS;

•      price as a multiple of TD Banknorth’s book value and tangible book value, as of September 30, 2006, as if TD Banknorth’s pending acquisition of Interchange Financial Services Corporation had occurred on that date;

•      the premiums to TD Banknorth’s core deposits as of September 30, 2006, as if TD Banknorth’s then-pending acquisition of Interchange Financial Services Corporation had occurred on that date. This premium was calculated as the excess of the implied aggregate transaction value over TD Banknorth’s tangible book value divided by TD Banknorth’s core deposits, respectively.

The results of these analyses are summarized as follows:

	Proposed Merger
Price/2006E Cash EPS
Management Estimates	15.3	x
IBES Estimates	15.2	x
Price/2007E Cash EPS
Management Estimates	15.6
IBES Estimates	15.0
Price/Pro Forma Book Value	0.9	x
Price/Pro Forma Tangible Book Value	5.2
Premium to Pro Forma Core Deposits	26.1%

Historical Stock Trading Analysis.   Goldman Sachs reviewed the historical trading prices for the TD Banknorth common stock for a one-year period ended November 16, 2006. In addition, Goldman Sachs analyzed the consideration to be received by stockholders pursuant to the merger agreement in relation to certain historical prices of the TD Banknorth common stock. This analysis indicated that the price per share of common stock to be paid to TD Banknorth’s stockholders pursuant to the merger represented:

•       a premium of 6.5% based on the closing share price on November 16, 2006 of $30.37 per share;

•       a premium of 8.9% based on the latest 30-day average market price as of November 16, 2006 of $29.68 per share; and

•       a premium of 3.0% based on the latest 52-week high market price as of November 16, 2006 of $31.40 per share.

Selected Minority Buyout Transaction Analysis.   Goldman Sachs analyzed certain publicly available financial information relating to selected minority buyout transactions since January 2000 with values greater than $1 billion, where the acquiror originally owned greater than 50% but less than 85% of the target company. These transactions included:

Target	Acquiror
7-Eleven Inc.	IYG Holding Co.
Fox Entertainment Group Inc.	News Corp Inc.
Cox Communications Inc.	Cox Enterprises Inc.
Hotels.com	USA Interactive
Intimate Brands Inc.	Limited Inc.
Westfield America Inc.	Westfield America Trust
Infinity Broadcasting Corp.	Viacom Inc.
AXA Financial Inc.	AXA Group
Vastar Resources Inc.	BP Amoco PLC
Carelnsite Inc.	Healtheon/WebMD Inc.
Hartford Life	Hartford Fin Svcs Group Inc.

For each of the selected transactions included in the above table, Goldman Sachs calculated the premiums paid by the acquiror by comparing the per share purchase price in each transaction to (i) the market price of the acquired company’s equity one day prior to the date of the public announcement of the transaction and (ii) the highest market price of the acquired company’s equity during the 52-week period prior to the date of the public announcement of the transaction, as summarized in the following table:

Median
Final Premium Over Market Price	13.0%
Final Premium Over 52-week High	(1.3)%

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain financial information for TD Banknorth to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the banking industry:

TD Banknorth’s Peers:

•       Sovereign Bancorp Inc.

•       Comerica Inc.

•       Zions Bancorporation

•       UnionBanCal Corp.

•       Compass Bancshares Inc.

•       Commerce Bancorp Inc.

•       Huntington Bancshares Inc.

•       First Horizon National Corp.

•       New York Community Bancorp Inc.

•       Associated Banc-Corp.

Although none of the selected companies is directly comparable to TD Banknorth, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of TD Banknorth.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies and TD Banknorth.  The multiples and ratios of the selected companies were based on market data as of November 16, 2006, financial data as of September 30, 2006, information obtained from SEC filings and estimates from IBES and SNL DataSource.  For TD Banknorth, the multiples and ratios were based on market data as of November 16, 2006, financial data as of September 30, 2006, information from SEC filings and estimates from TD Banknorth management and IBES.

With respect to the selected companies and TD Banknorth, Goldman Sachs calculated:

•       the closing share price as a percentage of the 52-week high share price;

•       the closing share price as a multiple of estimated cash EPS for 2006 and 2007 (referred to as the cash P/E);

•       the closing share price as a multiple of estimated EPS calculated in accordance with GAAP for 2006 and 2007 (referred to as the GAAP P/E);

•       the closing share price as a multiple of the stated book value divided by the number of fully diluted shares of TD Banknorth  common stock (referred to as stated P/B);

•       the closing share price as a multiple of the tangible book value divided by the number of fully diluted shares of TD Banknorth common stock (referred to as tangible P/B);

•       the core deposit premium;

•       the dividend yield;

•       the long term growth rate, or LTG; and

•       the 2007E/2006E EPS annual growth rate (referred to as ’07E/06E EPS growth).

The results of these analyses are summarized as follows:

	TD Banknorth		TD Banknorth Management		Selected Companies
	IBES Case		Case		Range		Median

Price as % of 52-week high	96.9%				91.6%-98.2%		94.7%
2006E Cash P/E	14.3	x	14.3	x	13.3x-15.3	x	14.0	x
2007E Cash P/E	14.1	x	14.7	x	12.6x-14.3	x	13.5	x
2006E GAAP P/E	18.1	x	18.2	x	13.8x-17.0	x	14.6	x
2007E GAAP P/E	16.6	x	17.2	x	13.1x-16.2	x	13.9	x
Stated P/B	0.8	x			1.8x-2.0	x	1.9	x
Tangible P/B	4.9	x			2.3x-3.3	x	2.9	x
Core Deposit Premium	23.0%				13.8%-24.5%		20.3%
Dividend Yield	2.9%				2.2%-4.0%		3.3%
LTG	10.0%				8.0%-10.0%		8.0%
’07E/06E EPS Growth	0.9%		(2.4)%		3.1%-7.4%		3.2%

Dividend Discount Model Analysis.   Goldman Sachs performed a dividend discount analysis with respect to the future dividend streams of the TD Banknorth common stock based on IBES estimates.  Goldman Sachs added the illustrative present value indications based on the estimated future dividend streams for TD Banknorth over the five-year period from 2007 through 2011 and the present values of the terminal values of the TD Banknorth common stock at the end of the year 2011 that resulted from this analysis.

Goldman Sachs employed the following assumptions in this analysis:

•       the dividend streams and terminal values were discounted using a discount rate of 11%;

•       the terminal value of the TD Banknorth common stock was determined by applying a 12 x multiple to the year 2012 projected earnings;

•       an estimated excess capital of TD Banknorth based on an adjusted tangible common equity to risk weighted assets target ratio of 7.5%;

•       an estimated growth rate of risk weighted assets of 5.0% per year;

•       an estimated 6.0% pre-tax cost of excess equity distributions, and

•       IBES median cash EPS estimates for 2006 and 2007 of $2.13 and $2.15, respectively, and long-term EPS growth rate of 10.0% thereafter.

This analysis resulted in a reference range for the implied present value per share of TD Banknorth common stock of $23.79 to $31.69.

Goldman Sachs also performed a dividend discount model analysis with respect to the future dividend streams of the TD Banknorth common stock based on estimates provided by TD Banknorth’s management.  Goldman Sachs added the illustrative present value indications based on the estimated future dividend streams for TD Banknorth over the five-year period from 2007 through 2011 and the present values of the terminal values of the TD Banknorth common stock at the end of the year 2011 that resulted from this analysis.

Goldman Sachs employed the following assumptions in this analysis:

•       the dividend streams and terminal values were discounted using a discount rate of 11%;

•       the terminal value of the TD Banknorth common stock was determined by applying a 12 x multiple to the year 2012 projected earnings;

•       an estimated excess capital of TD Banknorth based on an adjusted tangible common equity to risk weighted assets target ratio of 7.5%;

•       an estimated growth rate of risk weighted assets of 3.0% per year;

•       an estimated 6.0% pre-tax cost of excess equity distributions; and

•       TD Banknorth’s management cash EPS estimates for 2006 and 2007 of $2.12 and $2.07, respectively, and a long-term net income growth rate of 5.0% thereafter.

This analysis resulted in a reference range for the implied present value per share of TD Banknorth common stock of $21.38 to $28.43.

Pro Forma Merger Analysis.   Goldman Sachs analyzed the pro forma impact of the merger on The Toronto-Dominion Bank using estimates for The Toronto-Dominion Bank and TD Banknorth from IBES.  Based on the estimates from IBES, this analysis indicated that the merger would be accretive by 1.5% in The Toronto-Dominion Bank’s 2007 fiscal year and by 3.2% in its 2008 fiscal year on a cash EPS basis, accretive by 6.2% in the 2007 fiscal year and by 6.7% in the 2008 fiscal year on a return on invested capital basis, and accretive by 9.7% with respect to The Toronto-Dominion Bank’s internal rate of return basis.  This analysis assumed a 100% cash funded transaction.

Goldman Sachs also performed the same analysis based on the estimates for TD Banknorth from its management and for The Toronto-Dominion Bank from its management.  This analysis indicated that the merger would be accretive by 1.4% in The Toronto-Dominion Bank’s 2007 fiscal year and by 2.9% in its 2008 fiscal year on a cash EPS basis, accretive by 6.1% in the 2007 fiscal year and by 6.4% in the 2008 fiscal year on a return on invested capital basis, and accretive by 6.9% with respect to The Toronto-Dominion Bank’s internal rate of return basis.  This analysis assumed a 100% cash funded transaction.

The preparation of the Goldman Sachs presentations was a complex process and is not necessarily suitable for summary description.  Selecting portions of the Goldman Sachs presentations or of the summary set forth above, without considering the Goldman Sachs presentations as a whole, could create an incomplete view of the Goldman Sachs presentations.  No company or transaction used in the above analyses as a comparison is directly comparable to TD Banknorth or the contemplated transaction.  The analyses were prepared solely for the purpose of Goldman Sachs providing the Goldman Sachs presentations to the senior management and the board of directors of The Toronto-Dominion Bank.

These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.  Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses.  Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of The Toronto-Dominion Bank, TD Banknorth, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.  Goldman Sachs has acted as financial advisor to The Toronto-Dominion Bank in connection with, and participated in certain of the negotiations leading to, the merger.  In addition, Goldman Sachs has provided certain investment banking services to The Toronto-Dominion Bank and TD Banknorth from time to time.  Goldman Sachs also may provide investment banking services to The Toronto-Dominion

Bank and TD Banknorth in the future.  In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to The Toronto-Dominion Bank, TD Banknorth and their respective affiliates, may actively trade the debt and equity securities of The Toronto-Dominion Bank and TD Banknorth for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of The Toronto-Dominion Bank selected Goldman Sachs as its financial advisor because it is an internationally-recognized investment banking firm that has substantial experience in transactions similar to the merger.  Pursuant to a letter agreement, dated November 17, 2006, The Toronto-Dominion Bank engaged Goldman Sachs to act as its financial advisor in connection with the merger.  Pursuant to the terms of this engagement letter, The Toronto-Dominion Bank agreed to pay Goldman Sachs a transaction fee of $8.5 million, all of which is payable upon completion of the transaction. In addition, The Toronto-Dominion Bank agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Financial Forecasts of TD Banknorth

We do not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. However, we did prepare forecasts which we provided to Sandler O’Neill in connection with its fairness opinion analyses, as well as to The Toronto-Dominion Bank and our board of directors at a meeting held on October 18, 2006. We include the forecasts in this proxy statement only because we provided that information to Sandler O’Neill and Sandler O’Neill used the data in connection with its fairness opinion and related presentation to the special committee. See “—Opinion of Sandler O’Neill” beginning on page 34.

Our forecasts were not prepared with a view to public disclosure. We did not prepare the forecasts with a view to complying with the published guidelines of the SEC regarding forecasts, and we did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below was prepared by us in October 2006 in the ordinary course of our ongoing operational planning process and is the responsibility of our management. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Sandler O’Neill and our management may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the projections:

•  necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•  do not necessarily reflect revised prospects for TD Banknorth’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•  should not be regarded as a representation that they will be achieved.

The projections do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning TD Banknorth and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing.

The projected financial information set forth below constitutes forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and we caution stockholders that any such forward-looking statements are not guarantees of future performance. We cannot assure you that our forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under “Forward-Looking Statements” and in the documents incorporated by reference in this proxy statement.

Our inclusion of the forecasts should not be regarded as an indication that we, the special committee, our board of directors, The Toronto-Dominion Bank or any of our or their respective financial advisors considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent that our forecasts represent our management’s best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. We do not intend to update, revise or correct these forecasts if they become inaccurate. Stockholders should take this into account when evaluating any factors or analyses based on our forecasts.

	Full Year 2006 Forecast	Normalized Full Year 2006 Forecast(1)	2007 Baseline	Year Over Year Growth %	Interchange Financial Services Corporation 2007 Target(2)	2007 Target With Interchange Financial Services Corporation(2)
	(Dollars in Millions)
Net interest income	$1,189.6	$1,214.1	$1,193.2	-1.7%	$53.1	$1,246.3
Non-interest income	501.3	506.6	541.8	6.9	8.8	550.6
Total revenue	1,690.9	1,720.7	1,735.0	0.8	61.9	1,796.9
Provision for loan losses	41.2	42.6	60.0	40.8	1.2	61.2
Non-interest expenses	930.3	948.3	958.1	1.0	21.5	979.6
Pretax operating income	719.4	729.8	716.9	-1.8	39.2	756.1
Taxes	242.9	246.3	240.2	-2.5	13.4	253.6
Cash operating income	$476.5	$483.5	$476.7	-1.4	$25.8	$502.5
Cash operating earnings per share	2.12	2.12	2.08	-1.9	—	2.07
Efficiency ratio	55.0%	55.1%	55.2%	—	34.7%	54.5%

(1)          Adjusted for one additional month of operations of Hudson United Bancorp, which was acquired on January 31, 2006.

(2)          Reflects the acquisition of Interchange Financial Services Corporation.

In addition to providing Sandler O’Neill with the financial forecasts for 2006 and 2007 set forth above, an executive officer of TD Banknorth discussed with Sandler O’Neill an estimated range of growth rates after 2007, which ranged from 5% to 9%.

Certain Effects of the Merger

The merger is a “going-private” transaction which will result in TD Banknorth becoming a wholly-owned subsidiary of The Toronto-Dominion Bank. The merger will have the following effects when it is completed:

Participation in Future Growth.   After the completion of the merger, holders of TD Banknorth common stock will cease to have ownership interests in TD Banknorth or rights as our stockholders. As a result of the merger, The Toronto-Dominion Bank will be the sole beneficiary of our future earnings and growth, if any. Similarly, The Toronto-Dominion Bank also will bear the risk of any losses generated by our operations and any decrease in our value after the merger.

After the completion of the merger, The Toronto-Dominion Bank’s interest in TD Banknorth’s net book value and net income or loss will increase from approximately 59.8% to 100%. Based on TD Banknorth’s Annual Report on Form 10-K for the year ended December 31, 2006, the following table shows what The Toronto-Dominion Bank’s interests in TD Banknorth’s net book value and net earnings were as of December 31, 2006, and what those interests would have been had the merger been completed as of that date.

		The Toronto-Dominion Bank’s Interest Before the Merger		The Toronto-Dominion Bank’s Interest After the Merger
	Total	Dollars	Percent	Dollars	Percent
	(Dollars in Millions)
Net income for the year ended December 31, 2006	$339.1	$202.8	59.8%	$339.1	100%
Net book value as of December 31, 2006	$8,322.0	$4,976.6	59.8%	$8,322.0	100%

Effect on the Market for TD Banknorth Common Stock.   If the merger is completed, there will be no publicly-traded TD Banknorth common stock.

Delisting of the TD Banknorth Common Stock.   Following the merger, the TD Banknorth common stock will no longer be listed or traded on the New York Stock Exchange.

Deregistration of the TD Banknorth Common Stock under the Exchange Act.   Following the merger, the registration of the TD Banknorth common stock under the Securities Exchange Act of 1934, as amended, or “Exchange Act,” will be terminated. Due to this termination, we will no longer be required to file annual, quarterly and current reports with the SEC, except to the extent required by outstanding TD Banknorth or affiliate debt securities. Moreover, we will no longer be subject to the requirement to furnish proxy statements in connection with meetings of stockholders pursuant to Section 14(a) of the Exchange Act and the related requirement to furnish an annual report to stockholders.

Margin Regulations.   Following completion of the merger, shares of TD Banknorth common stock will no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and therefore could no longer be used as collateral for credit extended by brokers.

Plans for TD Banknorth After the Merger

Upon completion of the merger, The Toronto-Dominion Bank anticipates that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by TD Banknorth, except that TD Banknorth will cease to have publicly-traded equity securities and will instead be a wholly-owned subsidiary of The Toronto-Dominion Bank. The Toronto-Dominion Bank does not have any current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving TD Banknorth’s corporate structure, business or management, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, or any material change in TD Banknorth’s indebtedness or capitalization. The Toronto-Dominion Bank is aware, however, that TD Banknorth from time to time evaluates possible merger and acquisition opportunities and may enter into preliminary discussions and related agreements, such as confidentiality and exclusivity agreements, with possible merger partners or acquisition targets. The Toronto-Dominion Bank expects that it will continue to evaluate mergers, acquisitions and other similar opportunities involving TD Banknorth following completion of the merger. The Toronto-Dominion Bank currently expects that following completion of the merger it will discontinue or reduce the payment of dividends by TD Banknorth to The Toronto-Dominion Bank, and The Toronto-Dominion Bank may consider material changes in the indebtedness and capitalization of TD Banknorth and may pursue acquisition opportunities through TD Banknorth. As discussed under “Recent Developments — Cost-savings and Other Initiatives,” TD Banknorth is considering various expense reductions and operational initiatives which are intended to improve the future operating performance of TD Banknorth. In addition, in light of the March 2007 effective date of the previously-announced appointment of Bharat Masrani, the President of TD Banknorth, as Chief Executive Officer of TD Banknorth and the pending expiration, in March 2008, of the three-year retention period contemplated by the employment and retention agreements described under “Interests of Directors and Executive Officers of TD Banknorth in the Merger — Employment and Retention Agreements,” as well as other factors, further management changes could occur following completion of the merger. These management changes could result in the acceleration of payments under one or more of these employment and retention agreements.  See “Interests of Directors and Executive Officers of TD Banknorth in the Merger — Employment and Retention Agreements” on page 58 for more information about the employment and retention agreements and how to find information regarding potential payments under certain of the agreements in the event of termination or a change in control. The Toronto-Dominion Bank expects that some independent directors of TD Banknorth will continue to serve as directors following completion of the merger and that the remainder of the board of directors of TD Banknorth will be comprised of members of management of TD Banknorth and members of management and/or directors of The Toronto-Dominion Bank. The Toronto-Dominion Bank has not made any determinations as to how many or which independent directors of TD Banknorth would continue to serve as directors following completion of the merger. In addition, The Toronto-Dominion Bank will continue to evaluate all aspects of the business, operations, capitalization and management and personnel of TD Banknorth and will take such further actions, if any, as it deems appropriate under the circumstances. The Toronto-Dominion Bank expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or future developments.

Conduct of Business of TD Banknorth if the Merger is Not Completed

In the event that the merger agreement is not adopted by TD Banknorth’s stockholders in the required manner or the merger is not completed for any other reason, TD Banknorth stockholders will not receive any payment for their shares in connection with the merger. Instead, TD Banknorth will remain a publicly-held, majority-owned subsidiary of The Toronto-Dominion Bank, the TD Banknorth common stock will continue to be listed and traded on the New York Stock Exchange and TD Banknorth stockholders will continue to be subject to the same risks and opportunities as they currently have with respect to their ownership of TD Banknorth common stock. If the merger is not completed, there can be no assurance as to the effects of these risks and opportunities on the future value of your TD Banknorth common stock, including the risk that the market price of the TD Banknorth common stock may decline to the extent that the current market price of the TD Banknorth common stock reflects a market assumption that the merger will be completed or for other reasons. If the merger agreement is not adopted by our stockholders in the required manner, or the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to TD Banknorth will be offered, whether by The Toronto-Dominion Bank or another person, or even if offered by another person, that The Toronto-Dominion Bank, as a majority stockholder of TD Banknorth, would support it. If the merger is not completed, the stockholders agreement between TD Banknorth and The Toronto-Dominion Bank will continue in effect. See “The Stockholders Agreement” beginning on page 89.

Interests of Directors and Executive Officers of TD Banknorth in the Merger

Our directors and executive officers have interests in the merger which may be in addition to, or different from, their interests as stockholders of TD Banknorth. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

Employment and Retention Agreements.   In 2004 we entered into employment agreements with William J. Ryan, Chairman of the Board and then-Chief Executive Officer, and Peter J. Verrill, Vice Chairman and Chief Operating Officer, as well as retention agreements with Stephen J. Boyle, Executive Vice President and Chief Financial Officer, John W. Fridlington, Senior Executive Vice President and Chief Lending Officer, David J. Ott, Executive Vice President and President of the Maine Division, Andrew W. Greene, then-Senior Executive Vice President, Insurance and Investments, Wendy Suehrstedt, Senior Executive Vice President and President and Chief Executive Officer of the Mid-Atlantic Division, and other executive officers. These agreements were entered into in connection with the negotiation of the terms of the acquisition of a majority interest in us by The Toronto-Dominion Bank in order to increase the likelihood that these persons would remain in our employ following completion of that acquisition on March 1, 2005. The Toronto-Dominion Bank has agreed to honor, or to cause to be honored, each of the existing employment and retention agreements, as amended in 2006. The completion of the merger, by itself, will not trigger any severance payments or benefits under our employment and retention agreements or accelerate the vesting or payment of any benefits under our benefit plans. However, possible changes in management following completion of the merger could result in the acceleration of payments under one or more of these employment and retention agreements.  See “—Plans for TD Banknorth After the Merger” on page 56. For a detailed description of these employment and retention agreements, including an analysis of potential payments to the named executive officers if their employment had terminated as of December 29, 2006, see Item 11, “Executive Compensation—Employment and Retention Agreements” and “—Potential Payments upon Termination or Change-in-Control” in our annual report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” beginning on page 107.

In connection with the execution of the merger agreement, Messrs. Ryan, Verrill and Boyle, and Carol L. Mitchell, Senior Executive Vice President, General Counsel and Chief Administrative Officer of TD Banknorth, executed waiver letters in which they agreed that the transactions contemplated by the merger agreement, together with any changes in job duties, status or reporting responsibilities that are directly attributable to the merger, will not constitute either “good reason” or a “change in control” for purposes of their employment or retention agreement or in any compensation plans in which they participate.

Stock Options.   Upon completion of the merger, each outstanding and unexercised option to purchase a share of TD Banknorth common stock that would expire no later than December 31, 2008 (which we refer to in this document as “cash-out options”) will be converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of (1) the merger consideration of $32.33 per share over (2) the exercise price per share of TD Banknorth common stock subject to such cash-out option and (y) the number of shares of TD Banknorth common stock subject to such cash-out option. Upon completion of the merger, each outstanding and unexercised option to purchase shares of TD Banknorth common stock that would not expire on or before December 31, 2008 (which we refer to in this document as “rollover options”), whether or not vested or exercisable, will be converted into an option to acquire a number of common shares of The Toronto-Dominion Bank equal to the product of (1) the number of shares of TD Banknorth common stock subject to the option multiplied by (2) an “exchange ratio” (as defined below), rounded down to the nearest whole share, at an exercise price per common share of The Toronto-Dominion Bank equal to (x) the exercise price per share of the TD Banknorth common stock subject to the option divided by (y) the exchange ratio, rounded up to the nearest cent.  “Exchange ratio” means the merger consideration of $32.33 per share of TD Banknorth common stock divided by the average of the daily weighted average prices for the common shares of The Toronto-Dominion Bank on the Toronto Stock Exchange (converted into U.S. dollars as provided in the merger agreement) for the ten consecutive full trading days ending on the third business day prior to completion of the merger. The Toronto-Dominion Bank reserved the right to cash out rather than convert the rollover options in specified circumstances set forth in the merger agreement, but has confirmed that it will proceed on the basis of conversion.

The following table sets forth the number of shares of TD Banknorth common stock subject to options held by each of our named executive officers, by all other executive officers as a group and by all non-employee directors as a group as of the date of this document, as well as the value of the cash-out options based on the merger consideration. All cash-out options are fully vested and exercisable as of the date of this document.

	Cash-Out Options
Name	Number	Payment Upon Completion of The Merger(1)	Number of Rollover Options
William J. Ryan	135,000	$1,788,300	1,175,450
Stephen J. Boyle	—	—	100,092
Peter J. Verrill	98,400	1,312,047	503,600
John W. Fridlington	—	—	179,550
David J. Ott	—	—	97,500
Andrew W. Greene	82,500	217,525	92,400
Wendy Suehrstedt	—	—	141,917
All other executive officers as a group (5 persons)	—	—	347,097
All non-employee directors as a group (15 persons)	2,000	15,785	74,000
Total	317,900	$3,333,657	2,711,606

(1)          Before deduction of applicable withholding taxes.

Existing Restricted Stock Units.   Upon completion of the merger, each restricted stock unit in respect of TD Banknorth common stock will be valued with reference to a number of common shares of The Toronto-Dominion Bank equal to (1) the number of notional shares of TD Banknorth common stock in respect of such award immediately prior to completion of the merger multiplied by (2) the exchange ratio. Restricted stock units with respect to the common shares of The Toronto-Dominion Bank granted under our 2005 Performance-Based Restricted Share Unit Plan will not be so adjusted. For performance-based restricted stock units granted under our 2003 Equity Incentive Plan and 2005 Performance-Based Restricted Share Unit Plan, performance for portions of the performance period completed through December 2006 will be based on TD Banknorth’s actual performance, and for portions of the performance periods completed after December 2006, TD Banknorth amended the performance measures to be substantially similar to those used under the 2005 Performance Based Restricted Share Plan of The Toronto-Dominion Bank, which measures The Toronto-Dominion Bank’s relative total shareholder return (as calculated in such plan) compared to a peer group, in accordance with the merger agreement. The number of performance-based restricted stock units granted under our 2003 Equity Incentive Plan at the target level of performance were originally as follows: (i) for the performance period ending December 31, 2007, 22,440 target units to Mr. Ryan, 11,220 target units to each of Mr. Verrill, Mr. Boyle, Mr. Fridlington, Mr. Ott and Ms. Suehrstedt, and 21,200 target units to all other executive officers as a group (five persons), and (ii) for the three-year performance period ending December 31, 2008, 24,530 target units to Mr. Ryan, 12,300 target units to Mr. Verrill, 11,220 target units to each of Mr. Boyle, Mr. Fridlington, Mr. Ott and Ms. Suehrstedt, and 21,200 target units to all other executive officers as a group (five persons). Because TD Banknorth’s operating earnings per share through December 31, 2006 was below the minimum thresholds for the grants made in 2005 and 2006 under our 2003 Equity Incentive Plan, the target units for the performance period ending December 31, 2007 were reduced by two-thirds and the target units for the performance period ending December 31, 2008 were reduced by one-third.

The Toronto-Dominion Bank agreed to pay out the restricted stock units granted on March 1, 2005 under our 2005 Performance-Based Restricted Share Unit Plan to six of our executive officers based on common shares of The Toronto-Dominion Bank at the target level of performance if such settlement is more favorable to the executive officers than a payment based on actual performance. The Toronto-Dominion Bank agreed to do so after Messrs. Ryan, Verrill and Boyle and Ms. Mitchell had indicated their willingness to execute the waivers referred to above. The amount that The Toronto-Dominion Bank has agreed to pay reflects what the six executive officers would have been entitled to be paid in the event they were able to resign for good reason or their employment was terminated without cause following the merger. Because TD Banknorth’s actual performance for 2005 and 2006 was below the target level in each of those years, this provision will have the effect of increasing the cash payments to which the holders of such awards would otherwise be entitled. Based on our actual performance for 2005 and 2006, the number of restricted stock units under this plan that would be paid out would increase by 11,035 units for Mr. Ryan, 5,517 units for Mr. Verrill and 3,678 units for each of Ms. Suehrstedt, Ms. Mitchell, Mr. Boyle and John Fridlington, Senior Executive Vice President and Chief Lending Officer of TD Banknorth. Based on the closing sales price of the common shares of The Toronto-Dominion Bank on the New York Stock Exchange on March 15, 2007, the assumed increases in the number of units to be paid out would have a value of approximately $638,000 for Mr. Ryan, $319,000 for Mr. Verrill and $213,000 for each of the other four executive officers.

Additional Restricted Stock Units.   The merger agreement permits us to continue our history of granting restricted stock units by granting additional restricted stock units to executive officers and other employees in January 2007. Effective January 1, 2007, we granted performance-based restricted stock units at the target level of performance over a three-year performance period as follows:  Mr. Ryan, 78,100 units; Mr. Verrill, 31,000 units; Mr. Boyle, 20,500 units; Mr. Fridlington 20,500 units; Mr. Ott, 20,300 units; Ms. Suehrstedt, 20,500 units; and all other executive officers as a group (five persons), 41,400 units. Mr. Greene retired as of December 31, 2006 and did not receive any new equity grants. The performance-based restricted stock units have three-year performance criteria which compare the relative total shareholder return of The Toronto-Dominion Bank to a peer group, with the performance factor to be applied being not less than 80% or greater than 120% of the target number of units. The restricted stock units will be converted into restricted stock units with respect to the common shares of The Toronto-Dominion Bank upon completion of the merger based upon the exchange ratio and will be settled in cash following the three-year anniversary of the date of grant. If the merger is not completed, the performance criteria will be inapplicable and the target number of units will vest as if the award was a time-based vesting award from the date of grant. Based on the closing sale price of our common stock on March 15, 2007, the January 1, 2007 grants had an approximate value at the target level of performance as follows:  Mr. Ryan, $2.5 million; Mr. Verrill, $996,000; Mr. Boyle, $659,000; Mr. Fridlington, $659,000; Mr. Ott, $652,000; Ms. Suehrstedt, $659,000; and all other executive officers as a group, $1.3 million (five persons). The actual amounts to be paid will depend upon the level of performance achieved and the average market value of the common shares of The Toronto-Dominion Bank for the 20 trading days immediately preceding December 31, 2009.

Restricted Shares.   At the time of the merger, each share of restricted stock issued by us pursuant to a TD Banknorth stock plan which is then outstanding will have all restrictions lapse and will be converted into the right to receive the merger consideration. As of the date of this document, our non-employee directors (15 persons) held an aggregate of 33,320 shares of TD Banknorth restricted stock, which had an aggregate value of $1.1 million based on the merger consideration. Directors Clark, Masrani and Ryan have no shares, and each other director has 2,844 shares, except each of Directors Flynn, Lau, Rosow and Vigue has 509 shares.

Deferred Stock Accounts.   Upon completion of the merger, each notional stock account with respect to TD Banknorth common stock under our deferred compensation plan will be converted into a notional cash account in an amount equal to the product of (i) the number of shares of TD Banknorth common stock subject to such stock account multiplied by (ii) the merger consideration. As of the date of this document, four of our nonemployee directors held an aggregate of 10,011 units of TD Banknorth common stock under our deferred compensation plan and none of our executive officers held any such units. Each of Directors Condron, Levenson, Prezzano and Vigue has 2,737, 3,856, 1,698 and 1,720 units of TD Banknorth common stock pursuant to this plan, respectively.

Compensation and Benefit Plans.   The Toronto-Dominion Bank agreed to provide, or cause to be provided, all employees of TD Banknorth and its subsidiaries as of the completion of the merger with compensation and employee benefit plans, programs and arrangements until December 31, 2008 that are, in the aggregate, no less favorable than those generally provided to such employees immediately prior to completion of the merger, excluding any benefits provided pursuant to our terminated employee stock purchase plan.

Indemnification and Insurance.   Our directors and officers are entitled to continuing indemnification against certain liabilities by virtue of the merger agreement. In the merger agreement, The Toronto-Dominion Bank agreed to cause the surviving corporation in the merger to indemnify and hold harmless each current and former director or officer of TD Banknorth or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each indemnified party to the fullest extent permitted by law, and upon receipt from an indemnified party of any required undertaking), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the completion of the merger, arising in whole or in part out of or pertaining to the fact that he or she is or was a director or officer of TD Banknorth or, while a director or officer of TD Banknorth, is or was serving at the request of TD Banknorth as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, to the fullest extent to which such indemnified parties would be entitled under applicable law.

The Toronto-Dominion Bank also agreed, for a period of six years after completion of the merger, to cause the surviving corporation to maintain in effect all exculpation, indemnification and advancement of expenses provisions of TD Banknorth’s and any of its subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the merger or in any indemnification agreements of TD Banknorth or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of the merger agreement, and to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the time of the merger were current or former directors, officers or employees of TD Banknorth or any of its subsidiaries.

The Toronto-Dominion Bank also agreed, for a period of six years after completion of the merger, to cause the surviving corporation to maintain in effect the current policy of directors’ and officers’ liability insurance maintained by us as of the date of the merger agreement (provided that the surviving corporation may instead substitute policies with a substantially equivalent insurer of at least the same coverage and amounts containing terms, including scope of coverage, and conditions which are no less advantageous to the insured persons) with respect to claims arising from facts or events that existed or occurred at or before the completion of the merger. Alternatively, with the prior written consent of The Toronto-Dominion Bank, we may purchase prior to the completion of the merger, and, following the completion of the merger the surviving corporation will maintain, a fully pre-paid six-year “tail” policy to our current directors’ and officers’ liability insurance policy, which tail policy will cover a six-year period after the merger with respect to claims arising from facts or events that existed or occurred prior to or at the completion of the merger, and which tail policy will contain the same or superior coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent or superior to, the coverage set forth in our current directors’ and officers’ liability insurance policy.

Ownership of Common Shares of The Toronto-Dominion Bank.   Certain of our directors and executive officers beneficially own common shares of The Toronto-Dominion Bank. To the knowledge of TD Banknorth, all such shares listed as beneficially owned by our Class A directors who were directors of TD Banknorth at the time of the initial acquisition by The Toronto-Dominion Bank of 51% of our outstanding common stock (all Class A directors other than Ms. Lau and Mr. Vigue), were acquired as consideration in that initial acquisition. After the completion of the merger and as a result of their ownership of shares of The Toronto-Dominion Bank, these directors and executive officers will continue to indirectly benefit from our future earnings and growth, if any, and will also bear the risk of any losses generated by our operations and any decrease in our value.

The following table sets forth information as to the common shares of The Toronto-Dominion Bank beneficially owned as of the dates indicated below by each of our directors and each of the executive officers named in the Summary Compensation Table in our most recent annual report on Form 10-K.

Name of Beneficial Owner	Shares Beneficially Owned(1)
Class A directors
Robert G. Clarke	681
P. Kevin Condron	8,420
John Otis Drew	1,507
Brian M. Flynn	—
Joanna T. Lau	2,084
Dana S. Levenson	4,469
Steven T. Martin	3,948
John M. Naughton	9,345
Irving E. Rogers, III	2,414
David A. Rosow	—
William J. Ryan	24,177	(2)
Curtis M. Scribner	6,530
Peter C. Vigue	140
Gerry S. Weidema	551
Class B directors
William E. Bennett	—
W. Edmund Clark	2,066,136	(3)
Bharat Masrani	249,177	(3)
Wilbur J. Prezzano	1,000
Executive officers who are not directors and who are named in our most recent Summary Compensation Table:
Stephen J. Boyle	1,067	(2)
Peter J. Verrill	9,720	(2)
John W. Fridlington	2,798	(2)
Wendy Suehrstedt	4,664	(2)
Andrew W. Greene	1,122
David J. Ott	—

(1)          For Class A Directors and executive officers, the ownership information is as of March 5, 2007. For Class B Directors, the ownership information is as of March 6, 2007.

(2)          Includes shares over which an officer has voting power under our 401(k) Plan as follows:

William J. Ryan	18,269
Stephen J. Boyle	7
Peter J. Verrill	3,189
John W. Fridlington	2,283
Wendy Suehrstedt	1,328

(3)          Includes options to purchase shares of common stock of The Toronto-Dominion Bank granted pursuant to The Toronto-Dominion Bank’s stock option plans, which are exercisable within 60 days of March 6, 2007 as follows:.

W. Edmund Clark	2,060,808
Bharat Masrani	186,379

Transactions and Relationships between TD Banknorth and The Toronto-Dominion Bank

Stockholders Agreement.   In connection with the acquisition by The Toronto-Dominion Bank of a majority of the outstanding common stock of TD Banknorth on March 1, 2005, TD Banknorth and The Toronto-Dominion Bank entered into an amended and restated stockholders agreement, dated as of August 25, 2004, which provides for limitations on The Toronto-Dominion Bank’s acquisition and transfer of TD Banknorth securities, governance rights and related matters. The stockholders agreement will terminate in accordance with its terms upon completion of the merger. For a detailed description of the stockholders agreement, see “The Stockholders Agreement” beginning on page 89.

Purchases of TD Banknorth Common Stock.   Pursuant to the stockholders agreement, we are required to offer The Toronto-Dominion Bank the first opportunity to purchase shares of TD Banknorth common stock to be issued by us to fund cash to be paid by us in connection with the acquisition of other entities. See “The Stockholders Agreement—The Toronto-Dominion Bank’s Rights to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock” beginning on page 91. The Toronto-Dominion Bank exercised this right in connection with the acquisitions noted below.

In connection with our acquisition of Hudson United Bancorp on January 31, 2006, The Toronto-Dominion Bank purchased from us, at the completion of the transaction, 29,625,353 shares of TD Banknorth common stock at $31.79 per share, which represented a negotiated premium to the trading price of the TD Banknorth common stock prior to announcement of the merger agreement between us and Hudson United Bancorp and exceeded the $29.75 per share price that would have been required pursuant to the terms of the stockholders agreement.

In connection with our acquisition of Interchange Financial Services Corporation on January 1, 2007, The Toronto-Dominion Bank purchased from us, pursuant to an agreement dated April 13, 2006, 13,000,000 shares of TD Banknorth common stock at $31.17 per share, which represented a negotiated premium to the trading price of the TD Banknorth common stock prior to announcement of the merger agreement between us and Interchange and exceeded the $29.14 per share price that would have been required pursuant to the terms of the stockholders agreement.

Other Transactions and Relationships.   TD Banknorth and its affiliates engage in various transactions with The Toronto-Dominion Bank in the ordinary course of business. The material transactions of this type are summarized below. Transactions involving TD Banknorth, N.A. and its affiliates (including TD Banknorth and The Toronto-Dominion Bank) generally are subject to review by regulatory authorities and are required to be on terms at least as favorable to TD Banknorth, N.A. as those prevailing at the time for similar non-affiliate transactions.

•       Interest Rate Agreements.   TD Banknorth entered into interest rate agreements with The Toronto-Dominion Bank to hedge cash flows on certain variable rate commercial loans and to offset its exposure to customer-related interest rate swap agreements. At December 31, 2006, the notional amounts of such interest rate agreements was $3.0 billion, and for the years ended December 31, 2006 and 2005, TD Banknorth recorded $8.4 million and $11.2 million, respectively, of income, pre-tax, on interest rate agreements with The Toronto-Dominion Bank.

•       Foreign Exchange Activities.   TD Banknorth entered into foreign exchange forward contracts and foreign exchange spot contracts with The Toronto-Dominion Bank, to offset its exposure with customer foreign exchange forward and spot contracts. At December 31, 2006, the notional amount of foreign exchange forward contracts with The Toronto-Dominion Bank was $127 million and TD Banknorth recorded $1.6 million and $430,000 of income on such contracts in 2006 and 2005, respectively.

•       Stewardship Agreement.   TD Banknorth and The Toronto-Dominion Bank have entered into a Stewardship Agreement under which TD Banknorth is reimbursed for the cost of certain services provided for the benefit of The Toronto-Dominion Bank. Services covered by the Stewardship

Agreement include participation in The Toronto-Dominion Bank senior management meetings, participation in The Toronto-Dominion Bank strategic planning sessions, monthly financial reporting in The Toronto-Dominion Bank formats, corporate rebranding, Basel II planning, monitoring of compliance of intercompany activities and assistance in various corporate initiatives with The Toronto-Dominion Bank. We bill The Toronto-Dominion Bank monthly under the Stewardship Agreement. For the years ended December 31, 2006 and 2005, we billed The Toronto-Dominion Bank $7.2 million and $6.0 million, respectively, under this agreement.

•       Referral Fees.   TD Banknorth and The Toronto-Dominion Bank have entered into referral fee arrangements under which The Toronto-Dominion Bank pays TD Banknorth for the referral of new business and/or potential customers, primarily in the areas of trade finance, foreign exchange, large corporate loans and import/export letters of credit. For the years ended December 31, 2006 and 2005, we received referral fees of approximately $3.6 million and $2.9 million, respectively, from The Toronto-Dominion Bank.

•       Line of Credit.   TD Banknorth maintains a $110 million line of credit with The Toronto-Dominion Bank at prevailing market terms and conditions. There have been no draws on this line of credit since its inception.

•     Federal Funds Purchased.   TD Banknorth, N.A. has been approved to purchase up to $2.5 billion of Federal Funds from The Toronto-Dominion Bank at the Federal Funds market rate.  There have been no purchases of Federal Funds by TD Banknorth, N.A. from The Toronto-Dominion Bank to date.

•       Naming Rights Agreement.   In March 2005, we entered into an agreement for the exclusive naming rights to the Boston Garden, the home of the Boston Celtics and the Boston Bruins. Under the agreement, the official name of the arena became “TD Banknorth Garden” on July 1, 2005 for a 20-year term ending on June 30, 2025. In exchange for the naming, advertising and other benefits under the agreement, we agreed to pay an initial fee of $1.1 million and an annual fee of $5.9 million and committed to spend $1.5 million (each to be adjusted for inflation) each year in marketing and promoting the arena. The Toronto-Dominion Bank is a party to the agreement and has agreed to pay the owner 50% of each of the initial fee and annual fee.

•       Subordinated Debt Offering.   In September 2005, TD Banknorth, N.A. issued subordinated notes denominated in Canadian currency totaling CDN$270 million (or approximately $229 million in U.S. dollars), which are guaranteed by The Toronto-Dominion Bank. TD Securities Inc., a wholly-owned subsidiary of The Toronto-Dominion Bank, served as placement agent for the offering of the notes, receiving a fee of 0.45% of the aggregate principal amount, or CDN$1.22 million. The notes were purchased by several unaffiliated institutional investors in Canada. The Canada Trust Company, a wholly-owned subsidiary of The Toronto-Dominion Bank, is the issuing and paying agent, note registrar and calculation agent for the notes. Simultaneous with the issuance of the notes, we synthetically converted the subordinated debt into U.S. dollars with a fixed rate of 5.05% for the initial 12-year period with a cross-currency swap agreement with The Toronto-Dominion Bank.

•       Total Return Swap Agreement.   In December 2005, we entered into an equity total return swap that matures on March 1, 2008. This swap will return to us the change in price on 386,453 common shares of The Toronto-Dominion Bank on the NYSE less the cost to carry these shares, which is equal to three month LIBOR less The Toronto-Dominion Bank quarterly dividend. This swap hedges the restricted share units tied to the price of The Toronto-Dominion Bank common shares granted under the TD Banknorth Restricted Share Unit Plan on March 1, 2005. In August and September 2006, we reduced the number of shares covered by this swap to 386,453 from 509,809 due primarily to the fixing of value of the restricted share units held by two officers and, to a lesser extent, to the adjustment in the number of restricted shares units based on our performance for 2005.

•       Collateral Assignment of Deposit Account.   On December 22, 2005 The Toronto Dominion Bank assigned its deposit account at TD Banknorth, N.A. to TD Banknorth, N.A. to provide collateral security for any indebtedness to TD Banknorth, N.A., in satisfaction of the requirements of Section 23A of the Federal Reserve Act.

•       Occupancy Agreement.   On October 3, 2006, TD Banknorth, N.A. entered into an agreement with The Toronto-Dominion Bank to occupy 500 square feet of space on the 19th floor of 31 West 52nd Street, New York, New York, consisting of a portion of the space leased by The Toronto-Dominion Bank at that location. The annual rent amounts to $30,000 per year.

•       Trademark License Agreement.   By agreement dated March 1, 2005 TD Banknorth, N.A. acquired limited rights to use the trademarks and service marks of The Toronto-Dominion Bank, subject to substantial restrictions and protections imposed by The Toronto-Dominion Bank.

•       Purchase and Assumption Agreement.   In an agreement dated August 1, 2006, TD Banknorth, N.A. agreed to assume checking accounts, and purchase associated overdraft protection lines of credit of Canadian resident customers of TD Bank, USA, N.A. After approval of the business combination by the Office of the Comptroller of the Currency, the transaction closed on November 17, 2006.

•       Joint Branch.   In July 2005, The Toronto-Dominion Bank opened a joint TD Banknorth-TD AMERITRADE branch in Braintree, Massachusetts. The branch combines the banking services offered by TD Banknorth and the discount brokerage services offered by TD Ameritrade, and may serve as the prototype for other shared facilities. The Toronto-Dominion Bank owns approximately 40% of TD AMERITRADE Holding Corporation. In connection with the opening of this joint branch, TD Banknorth, N.A. entered into a sublease, dated June 20, 2005, relating to this office from TD Ameritrade and a related Securities Marketing Agreement, dated July 1, 2005. The annual rent for this facility is $9,600 per year.

Compensation of the Special Committee

Upon recommendation of the special committee and pursuant to the resolution of the board of directors of TD Banknorth establishing the special committee, the board of directors of TD Banknorth approved  additional cash directors fees of $250,000 to P. Kevin Condron, chairman of the special committee, and $125,000 to each of the other members of the special committee, Robert G. Clarke, Dana S. Levenson and Curtis M. Scribner, as compensation for services performed and the time and effort expended by them as members of the special committee in connection with a going private transaction. These payments are not conditioned upon the occurrence of the merger or otherwise on the outcome of the special committee’s consideration of a going-private transaction. If the merger is completed, TD Banknorth expects that these payments will be made upon completion of the merger.  The special committee has not determined the timing of payment of the above-referenced consideration in the event the merger agreement is terminated, but TD Banknorth currently expects that the members of the special committee will continue their service and will receive the compensation when the special committee and the board of directors of TD Banknorth determine that the work of the committee has been completed.  Accordingly, the time at which any such payments may be made, in the event the merger does not occur, is not known.

Financing the Merger

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $3.2 billion. Bonn Merger Co. will obtain such funds from The Toronto-Dominion Bank, which expects to obtain such funds from its resources existing at the time the merger is completed. The merger is not conditioned on any financing arrangements.

Regulatory Approvals and Other Consents

The Toronto-Dominion Bank is required to obtain the approval of the merger by the Massachusetts Board of Bank Incorporation, or MBBI, pursuant to Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws and the order issued by the MBBI on February 28, 2005 approving The Toronto-Dominion Bank’s acquisition of up to 70% of the outstanding shares of TD Banknorth common stock. The MBBI’s review of the merger will focus on the applicable statutory and administrative criteria, which include, among other things, whether competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted by the merger. The MBBI’s review also will include an assessment of the performance of TD Banknorth under the Community Reinvestment Act. In addition, Massachusetts law provides that the MBBI cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made with it by The Toronto-Dominion Bank.

The appropriate parties have filed all required applications and notices with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained, or that if obtained they will be received on a timely basis.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) who receive cash in the merger in exchange for shares of TD Banknorth common stock. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of TD Banknorth common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of TD Banknorth common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of TD Banknorth common stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of TD Banknorth common stock through a partnership or other pass-through entity, persons who actually or constructively own 5% or more of TD Banknorth common stock, persons who acquired shares of TD Banknorth common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of TD Banknorth common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of TD Banknorth common stock, who or that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of TD Banknorth common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of TD Banknorth common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.   The receipt of cash for shares of TD Banknorth common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of TD Banknorth common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of TD Banknorth common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of TD Banknorth common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of TD Banknorth common stock and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. holder of TD Banknorth common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders.   Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•       the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•       TD Banknorth is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the TD Banknorth common stock at any time during the five years preceding the merger.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, if a non-U.S. holder is a corporation whose gain is described under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of TD Banknorth common stock and the non-U.S. holder’s adjusted tax basis in such shares., which may be offset by U.S. source capital losses.

TD Banknorth believes that it is not and has not been a “United States real property holding corporation’’ for U.S. federal income tax purposes.

Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The summary set forth above is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

Material Canadian Federal Income Tax Considerations of the Merger

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations of the merger to Canadian holders (as defined below) who receive cash in the merger in exchange for shares of TD Banknorth common stock. This summary does not apply to a stockholder that is a “financial institution” for purposes of the mark-to-market provisions of the Income Tax Act (Canada), to a stockholder an interest in which is a “tax shelter investment” as defined in the Income Tax Act (Canada) or a stockholder that validly exercises appraisal rights.

This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, all specified proposals to amend the Income Tax Act (Canada) and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current published administrative policies and assessing practices of the Canada Revenue Agency.

The summary assumes that all specified proposals to amend the Income Tax Act (Canada) and the regulations which have been publicly announced prior to the date hereof will be enacted in the form proposed and does not take into account or anticipate any other changes in law or administrative practices and assessing policies, whether by way of judicial, legislative or governmental decision or action, nor does it take into account other federal or provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the specified proposals to amend the Income Tax Act (Canada) and the regulations will be enacted as proposed or at all, or that judicial, legislative or administrative changes will not modify or change the statements below.

This summary is not exhaustive of all possible Canadian federal income tax considerations relating to the merger. The following description of income tax matters is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Canadian holder (as defined below). Stockholders are urged to consult their own tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

For purposes of this summary, a “Canadian holder” is a holder of shares of TD Banknorth common stock who, at all relevant times, is resident in Canada, deals at arm’s length with The Toronto-Dominion Bank, Bonn Merger Co. and TD Banknorth, is not affiliated with The Toronto-Dominion Bank, Bonn Merger Co. and TD Banknorth, holds the shares of TD Banknorth common stock as capital property and in respect of whom TD Banknorth is not a foreign affiliate, all within the meaning of the Income Tax Act (Canada).

A Canadian holder will be considered to have disposed of the shares of TD Banknorth common stock on the merger for proceeds of disposition equal to the amount of cash received in exchange for such shares. A Canadian holder who disposes of shares of TD Banknorth common stock will realize a capital gain (capital loss) equal to the amount by which the proceeds of disposition of such shares exceed (are exceeded by) the aggregate of the adjusted cost base of such shares and any reasonable expenses associated with the disposition. Generally, one-half of any capital gain (a “taxable capital gain”) realized must be included in the Canadian holder’s income and one-half of any capital loss may be deducted against taxable capital gains realized by the Canadian holder in the year, in any of the three prior years or in any subsequent year in the circumstances and to the extent provided in the Income Tax Act (Canada). Capital gains realized by an individual and certain trusts may result in the individual or trust being liable to pay alternative minimum tax under the Income Tax Act (Canada). A Canadian holder that is a Canadian-controlled private corporation (as defined in the Income Tax Act (Canada)) throughout the relevant taxation year may be subject to the 6 2/3% refundable tax in respect of its aggregate investment income, which includes taxable capital gains.

A Canadian holder that is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property”, including the shares of TD Banknorth common stock, at any time in the year or fiscal period exceeds C$100,000 (as such terms are defined in the Income Tax Act (Canada)) will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Canadian holder will generally be a specified Canadian entity. Canadian holders should consult their own tax advisors regarding these rules.

Accounting Treatment

The Toronto-Dominion Bank intends to account for this transaction as a step acquisition using the purchase method of accounting. The excess of the purchase price over the net identifiable assets acquired will be allocated to goodwill.  Subsequent to completion of the transaction, 100% of the results of operations of TD Banknorth will be included in The Toronto-Dominion Bank’s consolidated results of operations.

Litigation Related to the Merger

We are aware of four lawsuits that have been filed seeking to challenge the merger and the merger agreement, which are noted below.

•       In re TD Banknorth Shareholders Litigation, C.A. No. 2557-NC (Del. Ch., New Castle County): Six complaints filed in the Delaware Court of Chancery on November 20 and 21, 2006, were consolidated into this lawsuit by an order of the Chancery Court on November 29, 2006. This action seeks to challenge the merger and the merger agreement on behalf of a putative class consisting of the public stockholders of TD Banknorth, and names TD Banknorth, its directors and The Toronto-Dominion Bank as defendants. The original complaints in this action were captioned Hutt v. TD Banknorth Inc. et al., C.A. No. 2556-N; Momentum Partners v. Clarke et al., C.A. No. 2557-N; Goldstein v. TD Banknorth Inc. et al., C.A. No. 2558-N; Levy Investments, LTD. v. Ryan et al., C.A. No. 2560-N; Society of The Supporters of the House of Sages v. TD Banknorth Inc. et al., C.A. No. 2561-N; and Kahn v. TD Banknorth Inc. et al., C.A. No. 2564-N. An Amended Complaint was filed on February 6, 2007.

While TD Banknorth and The Toronto-Dominion Bank believe that these lawsuits are without merit, they sought a settlement in order to avoid the burdens and expense of further litigation. On or about February 16, 2007, the parties entered into a memorandum of understanding providing for the settlement of the six lawsuits comprising this consolidated action, without admission of any wrongdoing by any of the defendants.  Pursuant to the terms of the memorandum of understanding, the parties agreed, among other things, that (i) Wendy Suehrstedt and Peter Verrill will be treated as affiliates of The Toronto-Dominion Bank for purposes of the requirement that the merger agreement be approved by holders of a majority of all outstanding shares of TD Banknorth common stock not owned by The Toronto-Dominion Bank and its affiliates, (ii) TD Banknorth would make certain disclosures requested by the plaintiffs, which disclosures are reflected in this proxy statement, and (iii) The Toronto-Dominion Bank will establish a settlement fund in an aggregate amount of approximately $2.95 million. If the proposed settlement is finalized and approved, this settlement fund amount would be paid on a pro rata basis to TD Banknorth stockholders who receive the merger consideration (an estimated $0.03 per share based upon the number of shares of TD Banknorth common stock outstanding on the record date, other than shares owned by The Toronto-Dominion Bank). The memorandum of understanding further states that the parties will enter into a stipulation of settlement, which will provide, among other things, that the complaints in the six actions comprising the consolidated lawsuit will be dismissed with prejudice, and that the final stipulation of settlement will contain a broad general release of all claims that have been or could have been brought by members of the purported class in connection with the merger. The proposed settlement is subject to a number of conditions, including successful completion of confirmatory discovery and negotiation of definitive settlement documentation, consummation of the merger, and final approval by the Delaware Court of Chancery following notice to our stockholders. Confirmatory discovery in this action is underway.

•       Wouk v. Ryan et al., No. 06/117658, and Alexander v. Ryan et al., No. 06/117821 (Supreme Court of the State of New York, County of New York):  On November 28 and 30, 2006, summons and complaints were filed in these two actions, which also seek to challenge the merger and the merger agreement on behalf of a putative class consisting of the public stockholders of TD Banknorth, and names TD Banknorth, its directors and The Toronto-Dominion Bank as defendants. The defendants moved to dismiss the complaints on January 19, 2007. The plaintiffs in this action have agreed to join the settlement proceedings in Delaware if the proposed settlement is approved, and the parties have agreed to postpone the hearing on the motions to dismiss.

•       Farmer v. TD Banknorth, Inc. et al., No. CV-06-691 (Maine Superior Court, York County): On December 8, 2006, a complaint was filed in this action, which also seeks to challenge the merger and the merger agreement on behalf of a putative class consisting of the public stockholders of TD Banknorth, and names TD Banknorth, its directors and The Toronto-Dominion Bank as defendants. The defendants moved to dismiss or stay the complaint on January 18, 2007, and an amended complaint was filed on January 23, 2007. On March 12, 2007, the plaintiff signed an agreement to stay the Maine action, pending resolution of the Delaware action, and to intervene in the Delaware action.

Each of these suits alleges that the merger consideration is unfair and that the defendants breached their fiduciary duties to TD Banknorth’s stockholders by entering into the merger agreement. The plaintiffs seek an injunction to prevent the completion of the merger, as well as damages and attorneys’ fees. TD Banknorth believes that these lawsuits are without merit and, except for the proposed settlement of the litigation in the Delaware Court of Chancery described above, intends to defend them vigorously.

Appraisal Rights

Under Delaware law, holders of TD Banknorth common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of TD Banknorth common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex C and is incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “stockholder” or “holder” are to the record holder of the shares of TD Banknorth common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of TD Banknorth common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner in order to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, such as the special meeting to which this proxy statement relates, the corporation whose stockholders will vote on the approval and adoption of the merger agreement, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes this notice to the TD Banknorth stockholders, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex C.

Any holder of TD Banknorth common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•       The holder must deliver to TD Banknorth a written demand for appraisal of his, her or its shares before the vote on the merger agreement at the special meeting, which must reasonably inform TD Banknorth of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of his, her or its shares.

•       The holder must not vote its shares of TD Banknorth common stock in favor of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       The holder must continuously hold his, her or its shares from the date of making the demand through the completion of the merger. A stockholder who is the record holder of shares of TD Banknorth common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

Only a holder of record of shares of TD Banknorth common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A beneficial owner who does not also hold the shares of record may not directly make an appraisal demand. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

A demand for appraisal should:

•       be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of TD Banknorth, and

•       specify the following:

–      the stockholder’s name and mailing address,

–      the number of shares of TD Banknorth common stock owned by the stockholder, and

–      that the stockholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention:  Carol L. Mitchell
Secretary

Within ten days after the completion of the merger, the surviving corporation in the merger will send a notice as to the completion of the merger to each of TD Banknorth’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the merger agreement. Within 120 days after the completion of the merger, but not after that date, either the surviving corporation or any former TD Banknorth stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of TD Banknorth common stock held by all stockholders demanding appraisal of their shares. We are under no obligation to, and have no present intent to, file a petition for appraisal as the surviving corporation in the merger, and stockholders seeking to exercise appraisal rights should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Because we have no obligation to file a petition, the failure of affected former TD Banknorth stockholders to do so within the period specified could nullify any previous written demand for appraisal.

Under the merger agreement, TD Banknorth has agreed to give The Toronto-Dominion Bank prompt notice of any demands for appraisal it receives. The Toronto-Dominion Bank has the right to participate in and approve all negotiations and proceedings with respect to which TD Banknorth receives demands for appraisal under the Delaware General Corporation Law. TD Banknorth will not, except with the prior written consent of The Toronto-Dominion Bank, make any payment with respect to any demands for appraisal, or offer to settle or settle any demands.

Within 120 days after the completion of the merger, any former TD Banknorth stockholder who has complied with the provisions of Section 262 for perfecting appraisal rights will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which TD Banknorth received demands for appraisal and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A former TD Banknorth stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon the surviving corporation.  The surviving corporation must then within 20 days file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former TD Banknorth stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After such notice to former TD Banknorth stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which former TD Banknorth stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require former TD Banknorth stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any former TD Banknorth stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares and direct payment of such value to the stockholders entitled to receive it, upon surrender by such holders of the certificates representing their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and imposed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a former TD Banknorth stockholder, the Delaware Court of Chancery also may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders also should be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”  In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

At any time within 60 days after completion of the merger, any stockholder may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after completion of the merger will require written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just.

If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law for perfecting appraisal rights will result in the loss of appraisal rights, in which event a stockholder seeking to exercise such rights will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

The Toronto-Dominion Bank has agreed to vote all shares of TD Banknorth capital stock owned by it (other than any shares held in trust accounts, managed accounts and the like for the benefit of third parties) in favor of the adoption of the merger agreement and will not exercise appraisal rights with respect these shares.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co. Although we believe that this description covers the material terms of the merger agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the merger agreement, a copy of which is included as Annex A to this proxy statement. We urge you to carefully read the merger agreement in its entirety.

The Merger

The merger agreement provides for the merger of Bonn Merger Co., a newly-formed, wholly-owned subsidiary of The Toronto-Dominion Bank, with and into TD Banknorth, following which TD Banknorth will become a wholly-owned subsidiary of The Toronto-Dominion Bank and the separate corporate existence of Bonn Merger Co. will terminate. We sometimes refer to TD Banknorth after the merger as the “surviving corporation.”

Unless otherwise agreed in writing by the parties, the closing of the merger will take place on the third business day after all of the conditions set forth in the merger agreement have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature need to be satisfied at the closing, but subject to the satisfaction of those conditions).

The merger will be completed when a certificate of merger is filed by TD Banknorth with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties to the merger agreement and set forth in such certificate). We anticipate that the filing will be made as soon as practicable after the satisfaction or waiver of the conditions to the merger agreement, as described below.

Effect of the Merger on TD Banknorth Stock

Upon completion of the merger, each share of TD Banknorth common stock issued and outstanding immediately prior thereto, other than any dissenting shares and certain shares held by TD Banknorth or The Toronto-Dominion Bank, as described below, will be converted into the right to receive $32.33 in cash, without interest, which represents the merger consideration.

Upon completion of the merger, all shares of TD Banknorth common stock that are held in the treasury of TD Banknorth (other than (i) TD Banknorth common stock held by any direct or indirect wholly-owned subsidiary of TD Banknorth (which shares, in the aggregate, shall be converted into one fully paid and nonassessable share of common stock of the surviving corporation) and (ii) shares of TD Banknorth common stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and any shares of TD Banknorth common stock held in respect of a debt previously contracted) will be canceled and will cease to exist without any consideration being payable for these shares.

Upon completion of the merger, all shares of TD Banknorth common stock held by The Toronto-Dominion Bank or any wholly-owned subsidiary of The Toronto-Dominion Bank (other than shares of TD Banknorth common stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and any shares of TD Banknorth common stock held in respect of a debt previously contracted), in the aggregate, shall be converted into one fully paid and nonassessable share of common stock of the surviving corporation. In addition, upon completion of the merger the one outstanding share of our Class B common stock held by The Toronto-Dominion Bank will be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

Effects of the Merger on TD Banknorth Stock Awards, Stock-based Awards and Stock Plans

Stock Options.   Upon completion of the merger, each outstanding and unexercised option to purchase a share of TD Banknorth common stock that would expire no later than December 31, 2008 (which we refer to in this document as “cash-out options”) will vest and be converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, rounded to the nearest whole cent, of (1) the merger consideration of $32.33 per share over (2) the exercise price per share of TD Banknorth common stock subject to such cash-out option and (y) the number of shares of TD Banknorth common stock subject to such cash-out option. Upon completion of the merger, each outstanding and unexercised option to purchase shares of TD Banknorth common stock that would expire after December 31, 2008 (which we refer to in this document as “rollover options”), whether or not vested or exercisable, will be converted into an option to acquire a number of common shares of The Toronto-Dominion Bank equal to the product of  (1) the number of shares of TD Banknorth common stock subject to the option multiplied by (2) an “exchange ratio,” described below, rounded down to the nearest whole share, at an exercise price per common share of The Toronto-Dominion Bank equal to (x) the exercise price per share of TD Banknorth common stock under the option divided by (y) the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.  “Exchange ratio” means the merger consideration divided by the average of the daily weighted average prices for common shares of The Toronto-Dominion Bank on the Toronto Stock Exchange for the ten consecutive full trading days ending on the third business day prior to the completion of the merger, converted into U.S. dollars as provided in the merger agreement.

In the case of any rollover option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Internal Revenue Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code. In all events, the rollover options will be converted into options to acquire common shares of The Toronto-Dominion Bank as described above in a manner intended to be compliant with Section 409A of the Internal Revenue Code and any guidance issued thereupon by the U.S. Department of Treasury and the Toronto Stock Exchange, if necessary. Except as otherwise provided above, the duration and other terms of each converted option shall be the same as the applicable rollover option, except that all references to TD Banknorth will be deemed to be references to The Toronto-Dominion Bank.

Existing Restricted Stock Units.   Upon completion of the merger, each restricted stock unit in respect of TD Banknorth common stock will be amended or adjusted to provide that (i) each restricted stock unit will be valued with reference to common shares of The Toronto-Dominion Bank, rather than valued with reference to shares of TD Banknorth common stock, and (ii) the number of notional common shares of The Toronto-Dominion Bank subject to such amended or adjusted award will be equal to the product of (x) the number of notional shares of TD Banknorth common stock in respect of such award immediately prior to amendment or adjustment multiplied by (y) the exchange ratio described above. Restricted stock units with respect to the common shares of The Toronto-Dominion Bank granted under our 2005 Performance Based Restricted Share Unit Plan will not be so adjusted. The performance criteria relating to restricted stock units will be adjusted as follows:

•       With respect to performance-based restricted stock units granted under our 2003 Equity Incentive Plan in March 2005, performance for the first two-year performance period (January 2005 – December 2006) will be based on TD Banknorth’s actual performance (as currently contemplated under the terms of such awards). The Toronto-Dominion Bank and TD Banknorth have adjusted the performance measure applicable to such awards for the third and final year of their performance period to be substantially similar to those used under the 2005 Performance Based Restricted Share Plan of The Toronto-Dominion Bank, which uses a measurement of The Toronto-Dominion Bank’s relative total shareholder return (as defined in that plan) for the period from November 1, 2006 to October 31, 2007 compared to a peer group (currently defined as the four other large Canadian banks), with the performance calculation performed in the same manner as the calculation under that plan and the performance factor to be applied being not less than 80% or greater than 120%.

•       With respect to performance-based restricted stock units granted under our 2003 Equity Incentive Plan in January 2006, performance for the first year performance period (January 2006 – December 2006) will be based on TD Banknorth’s actual performance (as currently contemplated under the terms of such awards). The Toronto-Dominion Bank and TD Banknorth have adjusted the performance measure applicable to these awards for the second and third years of the performance period to be substantially similar to the methodology used in The Toronto-Dominion Bank’s 2005 Performance Based Restricted Share Unit Plan, as described above, over The Toronto-Dominion Bank’s fiscal year.

•       With respect to restricted stock units granted pursuant to the 2005 Performance Based Restricted Share Unit Plan of TD Banknorth, performance for the first two-year performance period (January 2005 – December 2006) will be based on TD Banknorth’s actual performance (as currently contemplated under the terms of such awards). The Toronto-Dominion Bank and TD Banknorth have adjusted the performance measures applicable to such awards for the third and final year of their performance period to be substantially similar to the methodology used in The Toronto-Dominion Bank’s 2005 Performance Based Restricted Share Unit Plan, as described above (over The Toronto-Dominion Bank’s fiscal year), provided that such awards will be settled as if “target” (i.e. 100%) performance had been achieved throughout their entire performance period if such settlement would be more favorable to holders (other than two officers, whose award payments were fixed on January 31, 2006).

Additional Restricted Stock Units.   The merger agreement permits us to continue our history of granting restricted stock units by granting additional restricted stock units to executive officers and other officers in January 2007, as disclosed to The Toronto-Dominion Bank. See “Special Factors—Interests of Directors and Executive Officers of TD Banknorth in the Merger—Additional Restricted Stock Units” beginning on page 60. These restricted stock units will be converted into restricted stock units with respect to the common shares of The Toronto-Dominion Bank upon completion of the merger based upon the exchange ratio and will be settled in cash upon the three-year anniversary of the date of grant.

Restricted Shares.   Upon completion of the merger, each share of restricted stock issued by us pursuant to a TD Banknorth stock plan which is then outstanding will vest and will be converted into the right to receive the merger consideration.

Deferred Stock Accounts.   Upon completion of the merger, each notional stock account with respect to TD Banknorth common stock under our deferred compensation plan will be converted into a notional cash account equal to the product of (i) the number of shares of TD Banknorth common stock subject to such stock account multiplied by (ii) the merger consideration.

Employee Stock Purchase Plan.   Under the merger agreement, we have agreed to take all actions with respect to our Employee Stock Purchase Plan as are necessary to provide that (i) at the end of the offering period in effect as of the date of the merger agreement (which ended December 31, 2006), the Employee Stock Purchase Plan shall be suspended and no new offering period will be commenced under the Employee Stock Purchase Plan prior to the termination of the merger agreement and (ii) the Employee Stock Purchase Plan will terminate effective immediately prior to the completion of the merger (if not sooner terminated at TD Banknorth’s discretion). We have agreed not to permit any increase in participant deferral elections or any new participant enrollments in the Employee Stock Purchase Plan on or after the date of the merger agreement.

Changes to be Effected.   We have agreed under the merger agreement to take all actions required to effect the terms described in this section “Effects of the Merger on TD Banknorth Stock Awards, Stock-based Awards and Stock Plans,” except that we are not required to pay consideration or incur obligations in connection with those actions. We also have agreed to eliminate from all relevant plans or arrangements any right of a participant to invest in, or receive a distribution on, TD Banknorth common stock.

Payment of Merger Consideration and Surrender of Stock Certificates

The Toronto-Dominion Bank or Bonn Merger Co. will designate a paying agent reasonably satisfactory to TD Banknorth to make the cash payments contemplated by the merger agreement and at or before the completion of the merger will deposit with the paying agent an amount of funds equal to the aggregate merger consideration.

No later than two business days following the completion of the merger, the paying agent will send each record holder of TD Banknorth common stock a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. The paying agent will pay the merger consideration after (1) surrender of TD Banknorth stock certificates to the paying agent and (2) receipt by the paying agent of a duly completed letter of transmittal and other documents as are specified in the letter of transmittal or accompanying instructions.

TD Banknorth stock certificates may be exchanged for merger consideration with the paying agent for up to six months after completion of the merger. At the end of that period, any portion of the merger consideration which remains unclaimed will be paid to the surviving corporation. Any holders of TD Banknorth stock certificates who have not exchanged their certificates by the end of this six-month period will be entitled to look only to TD Banknorth or The Toronto-Dominion Bank for payment of the merger consideration, without any interest thereon. None of the paying agent, The Toronto-Dominion Bank, TD Banknorth or Bonn Merger Co. will be liable to any former holder of TD Banknorth common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If your TD Banknorth common stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit of that fact. In addition, any of the paying agent, TD Banknorth or The Toronto-Dominion Bank may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed TD Banknorth stock certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of TD Banknorth.

Please do not send your TD Banknorth common stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after completion of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations.   Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•       the merger agreement must be approved by:

–      the affirmative vote of the holders of a majority of the outstanding shares of TD Banknorth common stock,

–      the affirmative vote of the holders of a majority of all outstanding shares of TD Banknorth common stock not held by The Toronto-Dominion Bank and its affiliates and

–      the affirmative vote of The Toronto-Dominion Bank in its capacity as the holder of the outstanding share of our Class B common stock;

•       we must obtain the approval of the Massachusetts Board of Bank Incorporation and this approval must be in full force and in effect; and

•       there must not be in effect any order or injunction, or any law, rule or regulation, prohibiting completion of the merger and completion of the merger must not be prohibited under any applicable law.

Conditions to the Obligations of The Toronto-Dominion Bank and Bonn Merger Co.   The obligations of The Toronto-Dominion Bank and Bonn Merger Co. to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties must be true and correct as of the closing date for the merger, except for representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to any exceptions that have not had and would not be reasonably likely to have a material adverse effect on us, and we must have delivered to The Toronto-Dominion Bank a certificate to that effect; and

•       we must have performed in all material respects all obligations that we are required to perform under the merger agreement prior to the closing date for the merger, and we must have delivered to The Toronto-Dominion Bank a certificate to that effect.

Conditions to the Obligation of TD Banknorth.   Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of The Toronto-Dominion Bank and Bonn Merger Co. must be true and correct as of the closing date for the merger, except for representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to any exceptions that have not had and would not be reasonably likely to have a material adverse effect on The Toronto-Dominion Bank or Bonn Merger Co., and each of The Toronto-Dominion Bank and Bonn Merger Co. must have delivered a certificate to us to that effect; and

•       each of The Toronto-Dominion Bank and Bonn Merger Co. must have performed in all material respects all obligations that it is required to perform under the merger agreement prior to the closing date for the merger, and each of The Toronto-Dominion Bank and Bonn Merger Co. must have delivered a certificate to us to that effect.

Representations and Warranties

The merger agreement contains representations and warranties made by TD Banknorth to The Toronto-Dominion Bank and Bonn Merger Co. and by The Toronto-Dominion Bank to TD Banknorth as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality that is different from what a stockholder might consider material or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. Accordingly, no person should rely on the representations as statements of factual information as of the time they were made or otherwise.

In the merger agreement, we made representations and warranties to The Toronto-Dominion Bank and Bonn Merger Co. relating to, among other things,

•       corporate organization and existence;

•       capitalization;

•       corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•       the required votes of our stockholders to approve the merger agreement;

•       required consents and approvals of governmental authorities and absence of conflicts;

•       filing of all material reports with regulatory authorities and regulatory investigations;

•       the accuracy and conformity with GAAP and SEC requirements of our financial statements;

•       the recommendation of the special committee of our board of directors and our full board of directors regarding the merger agreement and the merger and the approval of the merger agreement by the special committee of our board of directors and our full board of directors;

•       receipt of the opinion of Sandler O’Neill & Partners, L.P., financial advisor to the special committee;

•       broker’s fees;

•       the absence of specified changes or events since the date of our last audited financial statements;

•       the absence of legal proceedings, investigations and injunctions;

•       employee benefit plans;

•       the accuracy of documents filed with the SEC;

•       licenses and compliance with applicable law;

•       the absence of agreements with or directives from regulatory agencies;

•       the absence of undisclosed liabilities; and

•       tax matters.

In the merger agreement, The Toronto-Dominion Bank made representations and warranties to us relating to, among other things,

•       corporate organization and existence;

•       corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•       required consents and approvals of governmental entities and absence of conflicts;

•       its ability to fund its payment obligations under the merger agreement; and

•       the absence of legal proceedings and regulatory actions.

Certain of our and The Toronto-Dominion Bank’s representations and warranties are qualified as to “materiality” or “material adverse effect.”  For purposes of the merger agreement, “material adverse effect” means,

•       with respect to TD Banknorth, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of TD Banknorth and its subsidiaries taken as a whole other than any change, effect, event or occurrence arising out of the performance by us of our obligations under the merger agreement or (2) would prevent or materially impair or materially delay our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement; and

•       with respect to The Toronto-Dominion Bank, any effect that would prevent or materially impair or materially delay the ability of The Toronto-Dominion Bank and Bonn Merger Co. to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

However, in either case “material adverse effect” will not be deemed to include the impact of:

•       changes in banking and other laws of general applicability or published interpretations thereof by courts or governmental authorities,

•       changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally,

•       in the case of The Toronto-Dominion Bank only, changes in Canadian generally accepted accounting principles,

•       the announcement of the merger agreement and the transactions contemplated by the merger agreement,

•       actions or omissions of a party to the merger agreement taken with the prior written consent of the other parties to the merger agreement, in contemplation of the transactions contemplated by the merger agreement,

•       any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism, and

•       changes in prevailing interest rates, currency exchange rates or general economic conditions, or the occurrence of other events or developments affecting banks and their holding companies generally, except to the extent that such changes, events or developments have an adverse effect on TD Banknorth and its subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities.

The representations and warranties in the merger agreement do not survive the completion of the merger, and if the merger agreement is validly terminated there will be no liability under the representations and warranties, or otherwise under the merger agreement, unless the party willfully breached the merger agreement.

Conduct of TD Banknorth’s Business Pending the Merger

With limited exceptions, we agreed in the merger agreement that until the completion of the merger we will, and will cause each of our subsidiaries to:

•       conduct our respective business only in the usual, regular and ordinary course consistent with past practice,

•       use reasonable best efforts to maintain and preserve intact our respective business organization, employees and advantageous business relationships and retain the services of our respective key officers and key employees, and

•       use reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the surviving corporation to conduct the business of TD Banknorth and its subsidiaries as currently conducted following completion of the merger.

We also have agreed that, until completion of the merger, except as expressly contemplated or permitted by the merger agreement, as consented to in writing by The Toronto-Dominion Bank (which consent, other than in the case of the matters described in the first four bullet points below, will not be unreasonably withheld or delayed), or as may be required by applicable law or regulation, we will not and will not permit any of our subsidiaries to:

•       adjust, split, combine or reclassify any capital stock;

•       make, declare or pay any dividend, other than (i) regular quarterly cash dividends not to exceed $0.22 per share per quarter (with record and payment dates consistent with past practice, provided that we will cooperate with The Toronto-Dominion Bank to attempt to avoid the occurrence of a payment date for a dividend otherwise permitted by the merger agreement after completion of the merger), (ii) dividends paid by partially-owned trust affiliates on outstanding capital securities in accordance with the terms of those securities and (iii) dividends paid by any of our wholly-owned subsidiaries;

•       repurchase, redeem or otherwise acquire any shares of our respective capital stock or any other equity interests;

•       enter into any agreement, understanding or arrangement with respect to the voting of our respective capital stock;

•       grant any additional options, restricted shares or restricted stock units, or any right to acquire capital stock or any right the value of which is based on the value of the shares of our respective capital stock, or issue any additional shares of capital stock, except in each case (i) pursuant to the exercise of options outstanding as of the date of the merger agreement or settlement of restricted stock units or deferred stock units outstanding as of the date of the merger agreement or (ii) to the extent required as of the date of the merger agreement pursuant to our Employee Stock Purchase Plan, 401(k) plan or deferred compensation plan;

•       other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness or assume or guarantee any long-term indebtedness of any person;

•       make or commit to make any capital expenditures, obligations or liabilities, except in accordance with the capital expenditure budgets previously provided to The Toronto-Dominion Bank or approved by our board of directors prior to the date of the merger agreement;

•       dispose of any material properties or assets or cancel or release any material indebtedness or claims;

•       make any material investment in any entity, other than in our wholly-owned subsidiaries or in connection with specified transactions in the ordinary course of business;

•       enter into, terminate or make any material change to any material lease, contract or agreement, other than transactions in the ordinary course of business and renewals without material changes of terms;

•       increase the compensation or fringe benefits of directors, officers or employees, other than increases in salary or wages of employees (other than employees who are party to an employment agreement or retention agreement) in the ordinary course of business consistent with past practice;

•       grant any severance or termination pay to any present or former director, officer or employee, except as required by a benefit plan or in a manner consistent with past practice in connection with terminations of employment in the ordinary course of business;

•       loan or advance any money or other property to, or transfer or lease any assets to, any director, officer or employee other than in the ordinary course of business consistent with past practice;

•       establish, change, waive or terminate any employment-related plan or arrangement, except as disclosed to The Toronto-Dominion Bank, and except for amendments as may be necessary to avoid tax and interest penalties under Section 409A of the Internal Revenue Code;

•       settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

•       change our respective financial accounting methods or methods of reporting for tax purposes, except in the case of financial accounting methods, as required by changes in GAAP or changes in applicable law;

•       amend our respective certificates of incorporation, bylaws or similar documents;

•       adopt any plan of consolidation, merger, other business combination or liquidation;

•       except as otherwise permitted by the merger agreement, engage or participate in any material transaction or incur any material obligation, in each case other than in the ordinary course of business consistent with past practice;

•       take any action that is intended, or at the time it is taken may reasonably be expected to result, in any conditions to the merger not being satisfied or take any intentional actions which would adversely affect or delay in any material respect the ability of The Toronto-Dominion Bank, Bonn Merger Co. or TD Banknorth to obtain any required regulatory approval; or

•       agree to or commit to take any action described above.

In the merger agreement, The Toronto-Dominion Bank agreed that, except as expressly contemplated by the merger agreement, until completion of the merger, The Toronto-Dominion Bank will, and will cause its subsidiaries to:

•       not take, or agree to take, or make any commitment to take, any action, without the prior consent of TD Banknorth as approved by the special committee (which consent will not be unreasonably withheld or delayed), that is intended or at the time it is taken may reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•       not take any intentional action which would adversely affect or delay in any material respect the ability of The Toronto-Dominion Bank, Bonn Merger Co. or TD Banknorth to obtain any required regulatory approval; and

•       use its reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the surviving corporation to conduct the business of TD Banknorth and its subsidiaries as currently conducted following completion of the merger.

Special Meeting and Covenant to Recommend the Merger Agreement

The merger agreement requires us to call and hold a special meeting of stockholders for the purpose of voting upon the adoption of the merger agreement. Pursuant to the merger agreement we, through our board of directors and the special committee, also are required to use our reasonable best efforts to obtain from the stockholders of TD Banknorth the required stockholder approval in favor of adoption of the merger agreement, including recommending that the stockholders of TD Banknorth vote in favor of the adoption of the merger agreement. However, if our board of directors, acting upon the recommendation of the special committee (after consultation by the special committee with outside counsel), determines in good faith that, because of the receipt after the date of the merger agreement by TD Banknorth of an “acquisition proposal” (as defined below) that the board of directors of TD Banknorth (acting upon the recommendation of the special committee) concludes in good faith constitutes a “superior proposal” (as defined below), it would result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then the board of directors of TD Banknorth may submit the merger agreement to our stockholders without such recommendation. The board of directors of TD Banknorth (or any committee of the board) may not take any such action until after giving The Toronto-Dominion Bank at least five business days to respond to any such “acquisition proposal” (and after giving The Toronto-Dominion Bank notice of the latest material terms and conditions in the “acquisition proposal”) and then taking into account any amendment or modification to the merger agreement proposed by The Toronto-Dominion Bank. Unless the merger agreement has been terminated, however, it must be submitted to our stockholders at the special meeting referred to above for the purpose of voting on its approval and adoption.

For purposes of the merger agreement,

•       an “acquisition proposal” means any merger, liquidation, recapitalization, consolidation or other business combination involving TD Banknorth or any of its subsidiaries or acquisition of any capital stock or any material portion of the assets of TD Banknorth or any of its subsidiaries, or any combination of the foregoing, other than any such proposal by The Toronto-Dominion Bank, Bonn Merger Co. or their respective directors, officers, employees, agents and representatives; and

•       a “superior proposal” means a bona fide written acquisition proposal to acquire a majority of the voting securities of TD Banknorth or all or substantially all of the consolidated assets of TD Banknorth and its subsidiaries, which the board of directors of TD Banknorth, acting upon the recommendation of the special committee (after consultation by the special committee with its financial and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation):

–      is more favorable to the stockholders of TD Banknorth, from a financial point of view, than the transactions contemplated by the merger agreement and

–      is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed, without taking into account whether or not The Toronto-Dominion Bank would acquiesce to such transaction.

No Solicitation of Other Offers

The merger agreement provides that we will not, and will not authorize or permit any of our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly:

•       solicit, initiate or encourage any inquiries or the making of any acquisition proposal,

•       have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or

•       approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle or agreement to any acquisition proposal.

However, if we receive an unsolicited acquisition proposal prior to the special meeting, we may furnish information and hold discussions with a third party in respect of such proposal if:

•       the special committee determines in good faith, following consultation with counsel, that failure to do so would constitute or result in a breach of its fiduciary duties under applicable law, and

•       prior to providing any information pursuant to this authority, we enter into a confidentiality agreement with the proposing party on customary terms.

We are required to promptly (within one business day) following receipt of any acquisition proposal advise The Toronto-Dominion Bank of the substance of the proposal (including the identity of the person making the acquisition proposal), and to keep The Toronto-Dominion Bank apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis (and, in any event, within 48 hours of the occurrence of these developments, discussions or negotiations).

Certain Other Covenants

The merger agreement also contains the following covenants:

•       subject to the terms and conditions of the merger agreement, each party to the merger agreement agreed to use its reasonable best efforts to take all action necessary and to do all things necessary or advisable to permit completion of the merger as promptly as practicable and otherwise to enable completion of the transactions contemplated by the merger agreement;

•       the parties generally agreed to cooperate and use their reasonable best efforts in preparing and filing this proxy statement and the related Schedule 13E-3 with the SEC and all applications, notices and other filings to obtain the approval of any governmental entity which is necessary or advisable in order to permit the merger;

•       the parties agreed not to issue any press release or other public announcement with respect to the merger agreement or the merger without consulting with each other, except as may be required by law or regulation or any listing agreement with the New York Stock Exchange or the Toronto Stock Exchange;

•       the parties agreed to timely file with the SEC and the New York Stock Exchange all reports required to be filed by the rules and regulations of the SEC and the New York Stock Exchange;

•       TD Banknorth agreed to take all steps necessary to exempt the merger, the merger agreement and the merger from any applicable antitakeover law or regulation; and

•       the parties agreed to provisions which provide continuing indemnification and insurance to our directors and officers with respect to certain liabilities, as described under “Special Factors—Interests of Directors and Executive Officers of TD Banknorth in the Merger.”

Certain Employee Matters

For the period from the date of completion of the merger until December 31, 2008, The Toronto-Dominion Bank has agreed to provide, or cause to be provided, to all employees of TD Banknorth and its subsidiaries as of the time of the merger compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to these employees immediately prior to completion of the merger, excluding any benefits provided pursuant to our employee stock purchase plan.

The Toronto-Dominion Bank has agreed to honor, or cause to be honored, in accordance with their terms all benefit obligations to, and contractual rights of, current and former employees and directors of TD Banknorth and its subsidiaries under our employee benefit plans and contracts (as disclosed by us to The Toronto-Dominion Bank pursuant to the merger agreement).

The Toronto-Dominion Bank has agreed that following the merger it will cause each compensation and/or benefit plan, program, agreement or arrangement in which continuing employees of TD Banknorth are eligible to participate after the merger to take into account for purposes of eligibility, vesting and benefit accruals the service of the continuing employees with TD Banknorth and its subsidiaries (and any predecessor entities) prior to the merger to the same extent as this service was credited generally for such purpose by TD Banknorth and its subsidiaries, except that service credit for benefit accruals will not be applicable to any defined benefit plan, other than any TD Banknorth benefit plan as in effect on the date of the merger agreement, and that there will be no duplication of benefits provided to any continuing employees.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, notwithstanding any requisite adoption of the merger agreement by the stockholders of TD Banknorth, in any of the following ways:

•       by mutual written consent of TD Banknorth and The Toronto-Dominion Bank;

•       by either TD Banknorth or The Toronto-Dominion Bank if:

–      any governmental entity of competent jurisdiction has issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; or

–      the Massachusetts Board of Bank Incorporation has denied approval of the merger agreement and this denial shall has become final and nonappealable;

•       by either TD Banknorth or The Toronto-Dominion Bank if the merger has not been completed on or before June 30, 2007, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement;

•       by either TD Banknorth or The Toronto-Dominion Bank if there has been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of TD Banknorth (in the case of termination by The Toronto-Dominion Bank) or The Toronto-Dominion Bank or Bonn Merger Co. (in the case of termination by TD Banknorth), which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to June 30, 2007, provided that such breach, if occurring or continuing on the date of completion of the merger, would, individually or in the aggregate with other such breaches occurring prior to this time and then continuing, result in a failure of the conditions to the termination of the party’s obligations under the merger agreement described above;

•       by either TD Banknorth or The Toronto-Dominion Bank if a meeting of TD Banknorth stockholders called to consider the merger agreement has been held and the holders of TD Banknorth common stock have failed to adopt the merger agreement by the required votes at that meeting, except that The Toronto-Dominion Bank will not have the right to terminate the merger agreement on this basis if it has failed to vote its shares of TD Banknorth capital stock in favor of the merger agreement as required by the merger agreement;

•       by The Toronto-Dominion Bank, if:

–      the board of directors of TD Banknorth has failed to recommend adoption of the merger agreement by the stockholders of TD Banknorth, or the board of directors of TD Banknorth or any committee thereof (including the special committee) has withdrawn, modified or qualified (or resolved to withdraw, modify or qualify) in any manner adverse to The Toronto-Dominion Bank such recommendation of the adoption of the merger agreement or made any other public statement in connection with the special meeting at which TD Banknorth stockholders will consider and vote upon the merger agreement which is inconsistent with such recommendation (or shall have resolved to do so), whether or not permitted by the merger agreement, or

–      TD Banknorth has materially breached its obligations under the merger agreement by failing to call, give notice of, convene and hold a special meeting of stockholders to consider and vote upon the merger agreement.

Any termination of the merger agreement by TD Banknorth must be approved by the special committee.

In the event of termination of the merger agreement by either The Toronto-Dominion Bank or TD Banknorth as set forth above, the merger agreement shall become void and have no effect, and none of The Toronto-Dominion Bank, Bonn Merger Co., TD Banknorth, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability under the merger agreement or in connection with the transactions contemplated by the merger agreement, other than any liabilities or damages (other than punitive damages) arising out of a party’s willful breach of any provision of the merger agreement.

Amendment, Extension and Waiver

At any time prior to the completion of the merger, any provision of the merger agreement may be amended or waived if the amendment or waiver is in writing and signed, in the case of an amendment, by TD Banknorth (as approved by the special committee), The Toronto-Dominion Bank and Bonn Merger Co., or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of TD Banknorth, as approved by the special committee). After receipt of TD Banknorth stockholder approval of the merger agreement, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of TD Banknorth, the effectiveness of the amendment or waiver will be subject to the approval of the stockholders of TD Banknorth.

Fees and Expenses

The parties have agreed in the merger agreement that each party will pay the costs incurred by it in connection with the merger agreement and the merger, except that all costs and expenses of printing and mailing this proxy statement and all filing and other fees paid to the SEC in connection with the merger will be shared equally by The Toronto-Dominion Bank and TD Banknorth.

THE VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement between The Toronto-Dominion Bank and Private Capital Management, L.P., a registered investment adviser. Although we believe that this description covers the material terms of the voting agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the voting agreement, a copy of which has been filed as an exhibit to the Schedule 13E-3 filed with the SEC by the parties to the merger agreement. See “Where

You Can Find More Information” beginning on page 107. We urge you to carefully read the voting agreement in its entirety.

Concurrently with the execution and delivery of the merger agreement, The Toronto-Dominion Bank entered into a voting agreement with Private Capital Management. Pursuant to the voting agreement, Private Capital Management has agreed to vote all shares of common stock or other voting capital stock of TD Banknorth over which Private Capital Management exercises voting authority in favor of the approval and adoption of the merger agreement and any other action reasonably requested by The Toronto-Dominion Bank in furtherance thereof.

Private Capital Management has agreed not to transfer any shares of TD Banknorth common stock or other voting capital stock of TD Banknorth beneficially owned by it (or any interest in those securities) other than pursuant to client instructions, enter into any agreements that conflict with the voting agreement or, other than pursuant to client instructions, take any action to divest Private Capital Management of voting authority over any shares of common stock or other voting capital stock of TD Banknorth beneficially owned by it.

In addition, Private Capital Management has agreed not to:

•       initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal with respect to Private Capital Management’s discretionary transfer of any shares covered by the voting agreement, the entry by Private Capital Management into conflicting agreements or the divestiture by Private Capital Management of voting authority over shares beneficially owned by it;

•       participate in any discussions or negotiations concerning, or provide to any other person any nonpublic information or data relating to TD Banknorth for the purpose of, or cooperate with or assist or participate in, or knowingly facilitate, any inquiries or the making of any proposal relating to the matters described in the preceding bullet point;

•       release any person or entity from any obligation under any existing standstill arrangement relating to TD Banknorth; or

•       participate in a solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to the voting of, any shares of TD Banknorth common stock in connection with any vote or other action on any matter.

Private Capital Management has agreed to notify The Toronto-Dominion Bank promptly in writing of any inquiries or proposals which are received by Private Capital Management with respect to any proposal described in the preceding paragraph. Private Capital Management has (with respect to itself, but not its clients) waived any rights of appraisal with respect to the merger.

The voting agreement will terminate on the earliest to occur of (i) the completion of the merger, (ii) the date of termination of the merger agreement, (iii) written notice of termination by The Toronto-Dominion Bank to Private Capital Management or (iv) June 30, 2007. As of its most recently filed Schedule 13G for the period ended December 31, 2006, Private Capital Management maintained investment discretion over 18,781,042 shares of TD Banknorth common stock, which represents approximately 7.7% of the outstanding shares of TD Banknorth common stock. Although Private Capital Management may not have voting control over all of the shares which it from time to time holds or has investment discretion over, The Toronto-Dominion Bank expects the majority of the shares which Private Capital Management holds or has investment discretion over will be voted in favor of the merger agreement.

THE STOCKHOLDERS AGREEMENT

In connection with the acquisition by The Toronto-Dominion Bank of a majority of the outstanding common stock of TD Banknorth, TD Banknorth and The Toronto-Dominion Bank entered into a stockholders agreement. The stockholders agreement provides for limitations on The Toronto-Dominion Bank’s acquisition and transfer of TD Banknorth securities, governance rights and related matters. The following information is a summary of the material terms of the stockholders agreement. Although we believe that this description covers the material terms of the stockholders agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the stockholders agreement. The stockholders agreement was filed as Appendix D to the proxy statement/prospectus, dated January 11, 2005, contained in the registration statement on Form S-4/F-4 of TD Banknorth and The Toronto-Dominion Bank (SEC File Nos. 333-119517/119519) and is available on our website at www.tdbanknorth.com/investorrelations. We urge you to carefully read the stockholders agreement in its entirety.

Share Ownership

During the term of the stockholders agreement, which commenced on March 1, 2005, and will terminate as described below under “—Termination, Amendment and Waiver,” The Toronto-Dominion Bank has generally agreed that neither it nor its affiliates will acquire securities of TD Banknorth that are entitled to vote generally in the election of directors of TD Banknorth, or securities convertible into such voting securities, which we collectively refer to as voting securities of TD Banknorth, if as a result The Toronto-Dominion Bank and its affiliates would own more than 66 2/3% of the then-outstanding voting securities of TD Banknorth. This ownership limitation of 66 2/3% may be increased to up to 70% in connection with share repurchases completed by TD Banknorth with the approval of a majority of the four designated independent directors of TD Banknorth described below under “—Corporate Governance—Designated Independent Directors.”  However, if following an increase in the ownership limitation to 70%, The Toronto-Dominion Bank or its affiliates transfer voting securities of TD Banknorth such that it owns 66 2/3% or less of the then-outstanding voting securities of TD Banknorth, the ownership limitation will again be reduced to 66 2/3%. We refer to the ownership limitation in effect from time to time as the “ownership limitation.”

The Toronto-Dominion Bank and its affiliates may, however, acquire voting securities of TD Banknorth in excess of the ownership limitation:

•       pursuant to a going-private transaction completed in accordance with the terms of the stockholders agreement, as described below under “—Going-Private Transactions;”

•       in connection with an acquisition by The Toronto-Dominion Bank or any of its affiliates of an entity that owns shares of TD Banknorth, provided that The Toronto-Dominion Bank or its affiliate use reasonable best efforts to dispose of the excess shares concurrently with or promptly following that acquisition, subject to compliance with applicable law; and

•       in connection with securing or collecting a debt previously contracted in the ordinary course of The Toronto-Dominion Bank’s and its affiliates’ banking or brokerage businesses, provided that The Toronto-Dominion Bank or its affiliate promptly dispose of the excess shares, subject to applicable law.

If The Toronto-Dominion Bank or its affiliates acquire shares in excess of the ownership limitation, they may not exercise any voting rights with respect to those excess shares.

Going-Private Transactions

Under the terms of the stockholders agreement, The Toronto-Dominion Bank has agreed to restrictions on its ability to conduct going-private transactions involving TD Banknorth. A going-private transaction for purposes of the stockholders agreement generally means a transaction that would result in the shares of TD Banknorth common stock being held of record by fewer than 300 persons or no longer being listed or quoted on a national securities exchange or inter-dealer quotation system. Under the stockholders agreement, The Toronto-Dominion Bank has agreed that neither it nor its affiliates will propose or initiate any going-private transaction unless that transaction involves the offer to acquire 100% of the common stock of TD Banknorth not owned by The Toronto-Dominion Bank and its affiliates and, if the transaction is to be effected pursuant to a tender offer or exchange offer, includes a commitment by The Toronto-Dominion Bank or its affiliate to, if permitted under applicable law, promptly complete a short-form merger following that offer. Any going-private transaction must also comply with the provisions of the stockholders agreement summarized below.

Before March 1, 2007, the second anniversary of the completion of The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth, neither The Toronto-Dominion Bank nor its affiliates may propose or initiate a going-private transaction unless invited to do so by a majority of the designated independent directors. If The Toronto-Dominion Bank or its affiliates is invited to propose a going-private transaction, it must also comply with the requirements regarding negotiation with the designated independent directors and the receipt of unaffiliated stockholder approval described in the following paragraph with respect to going-private transactions commenced between the second and the fifth anniversaries of the completion of the acquisition.

Between the second (March 1, 2007) and the fifth (March 1, 2010) anniversaries of the completion of The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth, The Toronto-Dominion Bank or its affiliates may initiate and hold discussions regarding a going-private transaction with the board of directors of TD Banknorth on a confidential basis that would not reasonably be expected to require either TD Banknorth or The Toronto-Dominion Bank to make any public disclosure regarding the possibility of a transaction under applicable securities laws. If a majority of the designated independent directors approve a going-private transaction, The Toronto-Dominion Bank or its affiliate may publicly announce, commence and, subject to the receipt of unaffiliated stockholder approval, complete the going-private transaction. For purposes of the stockholders agreement, the receipt of unaffiliated stockholder approval means, in the case of a tender or exchange offer, that a majority of the outstanding shares of common stock of TD Banknorth not owned by The Toronto-Dominion Bank and its affiliates have been tendered and not withdrawn at the expiration of the tender or exchange offer and, in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of common stock of TD Banknorth not owned by The Toronto-Dominion Bank and its affiliates have voted (or executed written consents) in favor of the applicable transaction.

Following the fifth anniversary (March 1, 2010) of the completion of The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth, The Toronto-Dominion Bank or its affiliates may propose, initiate or effect a going-private transaction by first offering to negotiate confidentially the terms of the transaction with the designated independent directors. If a majority of the designated independent directors request The Toronto-Dominion Bank or its affiliate to negotiate these terms, The Toronto-Dominion Bank or its affiliate will use its reasonable best efforts to do so for at least 60 days. If The Toronto-Dominion Bank and a majority of the designated independent directors agree on terms of a transaction, The Toronto-Dominion Bank may initiate and complete the transaction. If The Toronto-Dominion Bank and a majority of the designated independent directors do not agree on terms within 60 days, The Toronto-Dominion Bank or its affiliate may publicly propose the going-private transaction to the stockholders of TD Banknorth and, subject to receipt of unaffiliated stockholder approval, complete that transaction.

The Toronto-Dominion Bank’s Rights to Contribute Capital and to Purchase Securities; TD Banknorth’s Obligation to Repurchase Stock

The Toronto-Dominion Bank’s Right to Contribute Capital.   Until The Toronto-Dominion Bank and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, whenever TD Banknorth seeks to raise additional capital in the form of equity securities or securities convertible into, or exercisable or exchangeable for, equity securities, whether for purposes of the funding of an acquisition or the expansion of its business or for any other reason, except as noted in the last sentence of this paragraph, The Toronto-Dominion Bank has the right to provide all or any portion of that additional capital, at The Toronto-Dominion Bank’s option, in the form of an additional investment in shares of common stock or, if TD Banknorth proposes to raise the additional capital in the form of other voting securities, in those other voting securities. However, The Toronto-Dominion Bank may only acquire up to the number of shares of common stock or other voting securities that is permitted in accordance with the ownership limitation described above. The purchase price paid by The Toronto-Dominion Bank or any of its affiliates for these securities will be the average of the closing prices of the securities on their principal market for the ten consecutive trading days immediately preceding the date on which such issuance is approved by the board of directors of TD Banknorth or, if the securities are not publicly listed or quoted, the fair market value of the securities. This right to contribute capital does not apply to the issuance of capital stock by TD Banknorth upon the exercise of, or the grant or award of, employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under “—TD Banknorth’s Obligation to Repurchase Stock,” the issuance by TD Banknorth of some types of non-voting preferred stock or of trust preferred securities or the issuance of common stock as consideration for the acquisition by TD Banknorth of an entity.

The Toronto-Dominion Bank’s Right to Purchase Securities.   Until The Toronto-Dominion Bank and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, if TD Banknorth at any time proposes to issue any shares of common stock, other than pursuant to the exercise of employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under
“—TD Banknorth’s Obligation to Repurchase Stock,” The Toronto-Dominion Bank will have the option, to the extent it did not previously exercise its rights described under “—The Toronto-Dominion Bank’s Right to Contribute Capital” above, to purchase for cash directly from TD Banknorth up to a sufficient number of shares of TD Banknorth common stock to maintain its ownership level immediately prior to the issuance, at the same purchase price as the price for the additional shares of TD Banknorth common stock to be issued. Until The Toronto-Dominion Bank and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, in the event that TD Banknorth proposes to issue options (other than employee stock options, stock appreciation rights or similar instruments covered by the repurchase obligation of TD Banknorth described below under “—TD Banknorth’s Obligation to Repurchase Stock”) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of TD Banknorth common stock, TD Banknorth must offer The Toronto-Dominion Bank the opportunity to purchase for cash up to the percentage of those options, warrants or convertible debt or equity securities that represents the ownership percentage of The Toronto-Dominion Bank and its affiliates of voting securities of TD Banknorth at the time of that issuance, at the same purchase price as is offered to the other purchasers of the options or warrants. The Toronto-Dominion Bank’s rights to purchase securities as described in this paragraph are subject to the ownership limitation described above.

TD Banknorth’s Obligation to Repurchase Stock.   Until The Toronto-Dominion Bank and its affiliates no longer own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, if TD Banknorth issues shares of TD Banknorth common stock upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its directors, officers, employees, consultants or others, or in the form of restricted shares or similar instruments, in either case under any compensation, retention, incentive or similar program or arrangement in effect from time to time, TD Banknorth will use its reasonable best efforts to repurchase a corresponding number of shares of TD Banknorth common stock in the open market so that the total number of outstanding shares of TD Banknorth common stock are not increased by that issuance. These repurchases generally must be completed within 120 days after the applicable issuance, but TD Banknorth’s obligation to repurchase shares does not apply until the aggregate issuances of TD Banknorth common stock exceed 1% of the outstanding shares of TD Banknorth common stock. TD Banknorth’s obligation to repurchase shares is also subject to the receipt of any required regulatory approval. TD Banknorth may meet its repurchase obligations by means of an ongoing regular stock repurchase plan, in which case offsetting repurchases may occur prior to the related issuance of TD Banknorth common stock.

Transfer Restrictions

Under the terms of the stockholders agreement, The Toronto-Dominion Bank has agreed that until the second anniversary of the completion of its acquisition of a majority interest in TD Banknorth on March 1, 2007, neither it nor its affiliates will transfer voting securities except to an affiliate of The Toronto-Dominion Bank that agrees to be bound by the terms of the stockholders agreement. Between the second (March 1, 2007) and fifth (March 1, 2010) anniversaries of the completion of the acquisition,  The Toronto-Dominion Bank and its affiliates may only transfer voting securities:

•       to an affiliate of The Toronto-Dominion Bank that agrees to be bound by the terms of the stockholders agreement;

•       in compliance with the restrictions of Rule 144 under the Securities Act of 1933, as amended;

•       subject to the right of first offer described below, to any person who, after giving effect to such transfer, would own less than 5% of the then-outstanding voting securities of TD Banknorth and who is an institutional investor purchasing the shares in the normal course of its investment business, for investment purposes only, and with no intention of influencing control of TD Banknorth;

•       in connection with an underwritten public offering in which The Toronto-Dominion Bank uses its commercially reasonable efforts to effect a wide distribution of the voting securities and to not knowingly sell voting securities to any person who would, as a result of the offering, own 5% or more of the then-outstanding voting securities of TD Banknorth;

•       with the consent of a majority of the designated independent directors, which may not be unreasonably withheld or delayed, in connection with a pledge to a financial institution, provided that the number of voting securities pledged is not more than 19.9% of the then-outstanding voting securities of TD Banknorth; or

•       with the consent of a majority of the designated independent directors.

In addition, after March 1, 2007, and for as long as The Toronto-Dominion Bank and its affiliates own voting securities of TD Banknorth representing at least 25% of the then-outstanding voting securities of TD Banknorth, The Toronto-Dominion Bank and its affiliates may, subject to the right of first offer described below, transfer voting securities of TD Banknorth to a person that would own voting securities representing more than 10% of the then-outstanding voting securities of TD Banknorth. If The Toronto-Dominion Bank and its affiliates would own voting securities representing less than 50% of the then-outstanding voting securities of TD Banknorth as a result of such transfer, the transferee must offer to acquire from stockholders of TD Banknorth other than The Toronto-Dominion Bank and its affiliates, at the same price and otherwise on the same financial terms and conditions as are applicable to The Toronto-Dominion Bank and/or its affiliates, either:

•       100% of the voting securities of TD Banknorth owned by those stockholders; or

•       a pro rata number of voting securities of TD Banknorth owned by those stockholders, based on the percentage of the total number of voting securities owned by The Toronto-Dominion Bank and its affiliates that The Toronto-Dominion Bank and/or its affiliate are proposing to transfer.

The Toronto-Dominion Bank and its affiliates may only make this type of transfer prior to March 1, 2008 if the chief executive officer of The Toronto-Dominion Bank advises the board of directors of TD Banknorth that he has decided to make the transfer based on his good faith assessment of the requirements of The Toronto-Dominion Bank’s financial or capital situation at that time, exercising his business judgment based on changes in circumstances since August 25, 2004, the date of the stockholders agreement. If, as a result of this type of transfer, the transferee would own voting securities of TD Banknorth representing more than 15% of the then-outstanding voting securities of TD Banknorth, but would not own the number of securities required to effect a short-form merger under applicable Delaware law, the transferee must agree to be bound by the terms of the stockholders agreement.

Prior to making any offer to transfer voting securities pursuant to the third bullet point of the first paragraph of this section “—Transfer Restrictions” or any transfer of less than 100% of the voting securities owned by The Toronto-Dominion Bank and its affiliates pursuant to the second paragraph of this section, The Toronto-Dominion Bank or its applicable affiliate must offer TD Banknorth the opportunity to purchase those voting securities. The Toronto-Dominion Bank or its applicable affiliate must notify TD Banknorth of the price and terms on which it proposes to offer the voting securities for transfer. If TD Banknorth elects to purchase all of the voting securities within five business days of the receipt of the notice from The Toronto-Dominion Bank or its applicable affiliate, TD Banknorth and The Toronto-Dominion Bank or its applicable affiliate must use their commercially reasonable efforts to consummate the transfer as promptly as practicable, but in any event not later than 90 days after the delivery by TD Banknorth of its election to purchase the voting securities. TD Banknorth may transfer this right to purchase voting securities to another person if the number of voting securities to be purchased by it in connection with the right described in this paragraph in any twelve-month period would exceed 4.9% of the total number of voting securities of TD Banknorth outstanding at the date of the applicable notice given by The Toronto-Dominion Bank to TD Banknorth regarding its intention to transfer securities in a manner subject to TD Banknorth’s right of first offer. If TD Banknorth does not elect to purchase all of the applicable voting securities (or if, having made an election to purchase the securities, does not complete the purchase within the required time period), then The Toronto-Dominion Bank or its applicable affiliate may, within the following 90-day period, enter into definitive agreements to transfer the applicable voting securities at a price not less than 95% of the price at which The Toronto-Dominion Bank or its applicable affiliate offered those securities to TD Banknorth and on other terms not materially more favorable to the transferee than were offered to TD Banknorth. If The Toronto-Dominion Bank or its applicable affiliate does not enter into definitive agreements within the specified time period, or enters into agreements but does not complete the sale within nine months, the right of first offer described in this paragraph will again apply.

Corporate Governance

Composition of the Board of Directors.   At the effective time of the acquisition by The Toronto-Dominion Bank of a majority interest in TD Banknorth, the board of directors of TD Banknorth initially was to be composed of up to 19 directors consisting of:

•       up to 14 individuals who were directors of Banknorth Group, Inc. prior to the closing of the acquisition, who were designated “Class A” directors and who included:

–      the chief executive officer of TD Banknorth; and

–      four designated independent directors, designated as described below under “—Designated Independent Directors;” and

•       up to five individuals designated by The Toronto-Dominion Bank, who were designated “Class B” directors.

Following completion of The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth, the board of directors of TD Banknorth is required to include:

•       the four designated independent directors, designated as described below under “—Designated Independent Directors;”

•       the chief executive officer of TD Banknorth as of the date of the stockholders agreement, who will serve as a director and as chairman of the board of directors for so long as he remains chief executive officer of TD Banknorth; and

•       a number of Class B directors designated from time to time by The Toronto-Dominion Bank or its affiliates, as the holder of the Class B common stock, except that the number of Class B directors may not be more than one more than the total number of Class A directors then in office. The number of Class B directors may be further limited as a result of a decrease in the ownership of voting securities of TD Banknorth by The Toronto-Dominion Bank and its affiliates, as described under “—Suspension, Termination of Certain Provisions” below.

The TD Banknorth board of directors is currently comprised of 14 Class A directors and four Class B directors. Each current Class A director of TD Banknorth is a former director of Banknorth Group, Inc. who was nominated for election by the nominating committee of the board of directors of TD Banknorth and elected by stockholders of TD Banknorth at its annual meeting of stockholders in May 2006.

Designated Independent Directors.   During the term of the stockholders agreement, the board of directors of TD Banknorth will include four designated independent directors, who are responsible for making a number of determinations relating to the governance arrangements of TD Banknorth described elsewhere in this section. The designated independent directors were designated by the board of directors of Banknorth Group, Inc. prior to the completion of the acquisition from among the independent directors on the board of directors of Banknorth Group, Inc. Any vacancy in a seat held by a designated independent director will be filled by the remaining designated independent directors, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld. Any designated independent director must qualify as an “independent director” under applicable New York Stock Exchange rules, with respect to TD Banknorth and The Toronto-Dominion Bank, may not be a Class B director or an affiliate or past or present officer, director or employee of The Toronto-Dominion Bank and must not have been nominated by The Toronto-Dominion Bank or its affiliates. If no designated independent directors are in office to fill the vacancies for designated independent directors, a majority of the independent directors who would be qualified as designated independent directors under the preceding sentence will fill those vacancies, subject to the consent of a majority of the directors on the nominating committee of the board of directors, which (subject to the exercise of the committee members’ fiduciary duties) will not be unreasonably withheld.

Board Quorum; Vote Required for Board Action.   Under the terms of the stockholders agreement:

•       a quorum for any meeting of the board of directors of TD Banknorth requires the presence of a majority of the total number of authorized directors then constituting the entire board of directors and a majority of the Class B directors then in office; and

•       any determination or other action of or by the board of directors of TD Banknorth (other than action by unanimous written consent in lieu of a meeting) requires the affirmative vote or consent, at a meeting at which a quorum is present, of a majority of directors present at that meeting, including a majority of the Class B directors present at that meeting.

Committees of the Board of Directors.   The stockholders agreement provides that each committee of the board of directors of TD Banknorth, other than the designated independent directors committee, will consist of a majority of Class B directors and not fewer than two Class A directors, unless restricted by law or stock exchange rule. If applicable law or stock exchange rule prevents any Class B director from serving on a particular committee, at least one Class B director will be entitled to attend committee meetings as an observer. The nominating committee of the board of directors of TD Banknorth must consist of four Class B directors and three of the designated independent directors. The number of Class B directors entitled to serve on committees of the board of directors may be further limited as a result of a decrease in the ownership of voting securities of TD Banknorth by The Toronto-Dominion Bank and its affiliates, as described under “—Suspension, Termination of Certain Provisions” below.

The Toronto-Dominion Bank has waived the requirement that each committee of TD Banknorth’s board of directors, other than the designated independent directors committee, be comprised of a majority of Class B directors until such time as The Toronto-Dominion Bank advises TD Banknorth of its determination to exercise its right to require any or all of such committees to be so comprised. The Toronto-Dominion Bank has reserved the right to exercise such right at any time.

No Inconsistent Actions

The stockholders agreement provides that none of TD Banknorth, its board of directors or any committee of the board will take any action inconsistent with the terms of the stockholders agreement. In particular, TD Banknorth has agreed that any stockholders’ rights plan or other anti-takeover measure it adopts will exclude The Toronto-Dominion Bank and its affiliates from its operation in all respects, and will not impair in any respect the rights of The Toronto-Dominion Bank or any of its affiliates under the stockholders agreement, including their rights to transfer securities of TD Banknorth.

Information Rights

TD Banknorth has agreed to provide The Toronto-Dominion Bank ongoing access to and information regarding TD Banknorth as requested by The Toronto-Dominion Bank from time to time in order to appropriately manage and evaluate its investment in TD Banknorth. During a suspension and following the termination of certain governance provisions as described below under “—Suspension, Termination of Certain Provisions,” The Toronto-Dominion Bank has agreed to customary confidentiality obligations with respect to non-public information it receives regarding TD Banknorth.

Trade Name

TD Banknorth and its subsidiaries will use the trade name “TD Banknorth” as their brand and marketing name for general application. Following the termination of certain governance provisions as described below under “—Suspension, Termination of Certain Provisions,” either The Toronto-Dominion Bank or TD Banknorth may terminate the use of TD Banknorth as the company’s trade name.

Corporate Opportunities

In recognition of the fact that TD Banknorth and The Toronto-Dominion Bank and their respective subsidiaries engage in and may in the future engage in the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, the stockholders agreement and the certificate of incorporation of TD Banknorth provide that, subject to the restrictions described below under “—Acquisition of Competing Entities:”

•       The Toronto-Dominion Bank has no duty to refrain from engaging in the same or similar activities or lines of business as TD Banknorth;

•       subject to compliance with the requirements described below, neither The Toronto-Dominion Bank nor any of its officers or directors will be liable to TD Banknorth or its stockholders for breach of any fiduciary duty by reason of any such activities; and

•       in the event that The Toronto-Dominion Bank acquires knowledge of a potential corporate opportunity for both The Toronto-Dominion Bank and TD Banknorth, The Toronto-Dominion Bank will have no duty to communicate or offer the corporate opportunity to TD Banknorth and will not be liable to TD Banknorth or its stockholders for breach of any fiduciary duty as a stockholder of TD Banknorth by reason of the fact that The Toronto-Dominion Bank or its affiliate pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding the corporate opportunity to TD Banknorth.

The stockholders agreement and the certificate of incorporation of TD Banknorth establish the following policy with respect to the allocation of potential corporate opportunities about which a director or officer of TD Banknorth who is also a director or officer of The Toronto-Dominion Bank acquires knowledge. If a director or officer of TD Banknorth who is also a director or officer of The Toronto-Dominion Bank acts in a manner consistent with this policy, he or she will have fully satisfied and fulfilled his or her fiduciary duty to TD Banknorth and its stockholders with respect to the corporate opportunity.

•       A corporate opportunity offered to any person who is an officer of TD Banknorth, and who is also a director but not an officer of The Toronto-Dominion Bank, will belong to TD Banknorth.

•       A corporate opportunity offered to any person who is a director but not an officer of TD Banknorth, and who is also a director or officer of The Toronto-Dominion Bank, will belong to TD Banknorth if the opportunity is expressly offered to such person in writing solely in his or her capacity as a director of TD Banknorth, and otherwise will belong to The Toronto-Dominion Bank.

•       A corporate opportunity offered to any person who is an officer of both TD Banknorth and The Toronto-Dominion Bank (other than the chief executive officer of TD Banknorth if at the relevant time he is also an officer of The Toronto-Dominion Bank, with respect to whom opportunities shall be subject to the first bullet point above except if such opportunity is expressly offered to such individual in writing solely in his capacity as an officer of The Toronto-Dominion Bank) will belong to TD Banknorth if the opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of TD Banknorth, and otherwise will belong to The Toronto-Dominion Bank.

These provisions will apply with respect to The Toronto-Dominion Bank, TD Banknorth and their respective subsidiaries.

New York Stock Exchange Listing

Under the stockholders agreement, The Toronto-Dominion Bank has agreed that it will not take any action, or cause TD Banknorth to take any action, to delist the TD Banknorth common stock from the New York Stock Exchange, except with the consent of a majority of the designated independent directors or following the completion of a going-private transaction conducted in accordance with the terms of the stockholders agreement. This prohibition will not apply to a delisting effected in connection with the establishment of the quotation of the TD Banknorth common stock on the Nasdaq National Market. Moreover, The Toronto-Dominion Bank and its affiliates are not required to take any affirmative action to prevent the TD Banknorth common stock from being delisted by the New York Stock Exchange in the event that it ceases to meet applicable New York Stock Exchange listing standards.

Suspension, Termination of Certain Provisions

The provisions of the stockholders agreement described above under “—Corporate Governance—Board Quorum; Vote Required for Board Action” and “—Corporate Governance—Committees of the Board of Directors” will be temporarily suspended in the event that The Toronto-Dominion Bank and its affiliates own voting securities representing in the aggregate less than 50% of the then-outstanding voting securities of TD Banknorth:

•       as a result of transfers of voting securities of TD Banknorth by The Toronto-Dominion Bank and its affiliates, if this minority ownership position continues for at least 30 consecutive days; or

•       as a result of dilution or other events other than transfers of voting securities of TD Banknorth by The Toronto-Dominion Bank and its affiliates, except that no suspension will occur due to such a decrease in ownership as a result of dilution or such other events if The Toronto-Dominion Bank and its affiliates:

–      do not at any time own voting securities of TD Banknorth representing in the aggregate less than 35% of the then-outstanding voting securities;

–      do not, after owning less than 50% of the then-outstanding voting securities of TD Banknorth, transfer any voting securities of TD Banknorth other than to an affiliate (or, if they do transfer such securities, within 30 days of that transfer they purchase a number of voting securities of TD Banknorth at least equal to the number they transferred);

–      reacquire, before the first anniversary of a particular measurement date (as described below), a number of voting securities representing at least half of the difference between 50% and their percentage ownership of voting securities of TD Banknorth on that measurement date; and

–      regain, prior to the second anniversary of the most recent measurement date, ownership of voting securities representing at least a majority of the then-outstanding voting securities of TD Banknorth.

The stockholders agreement provides that, for purposes of determining whether a suspension will occur due to decreases in ownership as a result of dilution or other events other than transfers, a measurement date occurs

•       on the date on which The Toronto-Dominion Bank and its affiliates first own voting securities representing less than 50% of the then-outstanding voting securities; and

•       any subsequent date on which another event occurs, other than any transfer of voting securities of TD Banknorth by The Toronto-Dominion Bank or its affiliates, that further decreases their ownership by at least 2% of the then-outstanding voting securities since the preceding measurement date.

If at any time during a suspension, The Toronto-Dominion Bank and its affiliates again own voting securities of TD Banknorth representing 50% or more of the then-outstanding voting securities, the suspension will automatically terminate and the provisions of the stockholders agreement described above under “—Corporate Governance—Board Quorum; Vote Required for Board Action” and “—Corporate Governance—Committees of the Board of Directors” will automatically be reinstated, unless the suspension has continued for more than 12 consecutive months. Generally, if The Toronto-Dominion Bank’s and its affiliates’ ownership of voting securities of TD Banknorth again decreases below 50% of the then-outstanding voting securities, then a new analysis of whether a suspension will go into effect will apply. However, if within six months following a termination of a suspension that had resulted from transfers of voting securities of TD Banknorth, another suspension resulting from transfers of voting securities occurs, the second suspension will be treated as a continuation of the first suspension.

If a suspension occurs and continues for 12 consecutive months the provisions of the stockholders agreement described above under “—Corporate Governance—Board Quorum; Vote Required for Board Action” and “—Corporate Governance—Committees of the Board of Directors” will terminate.

During any suspension, or following a termination, of these provisions, The Toronto-Dominion Bank and/or its affiliates, as the holder of the Class B common stock, will have the right to nominate and elect a number of Class B directors to the board of directors of TD Banknorth and each committee of the board so that its representation on the board and each committee is proportionate to its ownership of voting securities of TD Banknorth (rounded to the nearest whole number of directors), but this number of Class B directors may not

•       represent 50% or more of the total number of directors then on the board or such committee, as applicable; or

•       be less than one director.

During any suspension, or following a termination, of these provisions, The Toronto-Dominion Bank has agreed that it will not nominate any directors for election other than the number of Class B directors it is entitled to designate as described above.

Acquisition of Competing Entities

Under the terms of the stockholders agreement, The Toronto-Dominion Bank agreed that neither it nor its affiliates will acquire control, as defined under applicable banking regulations, of a retail bank, except incidentally in connection with some types of acquisitions of other entities that own a retail bank. Specifically, The Toronto-Dominion Bank may acquire a retail bank in connection with an acquisition of an entity whose primary business is not retail banking and not more than 50% of whose consolidated assets consist of retail banks, as long as the primary purpose of the acquisition is not to avoid the provisions of the stockholders agreement and as long as The Toronto-Dominion Bank or its applicable affiliate follows the following procedures:

•       within six months of the date of the acquisition and at The Toronto-Dominion Bank’s election:

–      initiate good faith discussions regarding the contribution of the acquired retail bank to TD Banknorth on terms agreed to by The Toronto-Dominion Bank or its affiliate and a majority of the designated independent directors; or

–      initiate good faith discussions regarding a going-private transaction in accordance with the then-applicable provisions of the stockholders agreement, as summarized above under “—Going-Private Transactions,” and

•        if The Toronto-Dominion Bank or its affiliate and a majority of the designated independent directors approve the terms of the going-private transaction, or

•        if the approval of a majority of the designated independent directors is not required under the then-applicable provisions of the stockholders agreement, The Toronto-Dominion Bank or its affiliate otherwise complies with its obligations under the stockholders agreement and then elects to commence a going-private transaction, then The Toronto-Dominion Bank or its affiliate will use reasonable best efforts to consummate the going-private transaction as promptly as practicable; or

–      commence a process to dispose of the acquired retail bank as promptly as commercially practicable, but in any event The Toronto-Dominion Bank or its applicable affiliate will enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition, or in certain circumstances described below in the following bullet point, a later time described below.

•       If The Toronto-Dominion Bank or its applicable affiliate elect to initiate discussions regarding the contribution of the acquired retail bank or regarding a going-private transaction, as described in the bullet points above, but

–      is unable to agree on terms with respect to a contribution or a going-private transaction, as the case may be, with a majority of the designated independent directors (if, with respect to a going-private transaction, their consent is required); or

–      such contribution or going-private transaction is not consummated within nine months of its commencement, whether because unaffiliated stockholder approval was not received, necessary regulatory approvals were not received or for any other reason not within the control of The Toronto-Dominion Bank and its affiliates, then The Toronto-Dominion Bank or its affiliate will then commence a process to dispose of the acquired retail bank as promptly as commercially practicable. If The Toronto-Dominion Bank or its affiliate commences the process to dispose of the acquired retail bank due to its inability to agree to terms regarding the contribution or going-private transaction, it is required to enter into a definitive agreement with respect to the disposition of the acquired retail bank within two years after the date of consummation of its acquisition. If The Toronto-Dominion Bank or its affiliate commences the process to dispose of the acquired retail bank due to the failure to consummate a contribution or going-private transaction within nine months of its commencement, it is required to enter into a definitive agreement with respect to the disposition by the later of

•        two years after the consummation of the acquisition of the retail bank; and

•        six months after the termination of the attempted contribution or going-private transaction.

A retail bank means a bank that is insured by the Federal Deposit Insurance Corporation and that is principally engaged in the business of providing branch-based consumer and commercial banking services in the continental U.S., other than TD Bank USA, N.A. or similar banks that principally provide banking services to customers of a brokerage, mutual fund or other similar consumer financial business in the U.S. In addition, any banking or other business conducted by The Toronto-Dominion Bank through its U.S. branches, agencies, representative offices or subsidiary commercial lending companies will not be considered a retail bank.

Termination, Amendment and Waiver

Any provision of the stockholders agreement, including without limitation the provision dealing with termination of this agreement, may be amended or waived by The Toronto-Dominion Bank and TD Banknorth, provided that no amendment or waiver shall be effective with respect to TD Banknorth unless it is approved by a majority of the designated independent directors of TD Banknorth.

The stockholders agreement will terminate when The Toronto-Dominion Bank and its affiliates own either:

•       voting securities of TD Banknorth representing less than 15% of the then-outstanding voting securities; or

•       90% or more of each class of capital stock of TD Banknorth that would be required in order for The Toronto-Dominion Bank to effect a short-form merger under Delaware law.

The stockholders agreement will terminate in accordance with its terms upon completion of the merger.

MARKET FOR COMMON STOCK AND DIVIDENDS

Our common stock is traded on the New York Stock Exchange under the symbol “BNK.” At the record date for the special meeting, there were 242,419,587 shares of our common stock outstanding, which were held by approximately 21,600 holders of record. Such number of stockholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of our common stock and the dividends declared per share.

	Market Price		Dividends Declared
	High	Low	Per Share
2007
First Quarter (through March 15, 2007)	$32.32	$31.98	$0.220
2006
First Quarter	$31.40	$28.06	$0.220
Second Quarter	29.75	28.21	0.220
Third Quarter	30.90	27.95	0.220
Fourth Quarter	32.58	28.50	0.220
2005(1)
First Quarter	$36.55	$29.02	$0.200
Second Quarter	31.73	29.39	0.200
Third Quarter	31.13	28.56	0.220
Fourth Quarter	30.40	26.00	0.220

(1)          Information on and after March 1, 2005 reflects The Toronto-Dominion Bank’s acquisition of a majority interest in TD Banknorth on that date.

On November 17, 2006, the last full trading day prior to the announcement of the merger agreement and The Toronto-Dominion Bank’s proposal to acquire us, the last reported sales price per share of the TD Banknorth common stock was $30.35. On March 15, 2007, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price per share was $32.13. You should obtain current market price quotations for our common stock in connection with voting your shares.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table sets forth information as to the TD Banknorth common stock beneficially owned as of February 20, 2007 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act known to us to be the beneficial owner of 5% or more of the outstanding TD Banknorth common stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table in our most recent annual report on Form 10-K and (iv) all of our directors and executive officers as a group.

	Shares Beneficially Owned
	as of February 20, 2007(1)
Name of Beneficial Owner	Amount		Percent
Greater than 5% Holders:
The Toronto-Dominion Bank	144,893,275		59.8%
Toronto-Dominion Centre Toronto, Ontario MSK 1A2
Private Capital Management, L.P.	18,781,042	(2)	7.7
8889 Pelican Bay Blvd. Naples, Florida 34108
Directors:
William E. Bennett (3)	6,844	(4)	—
W. Edmund Clark (3)	—		—
Robert G. Clarke	11,266	(4)	—
P. Kevin Condron	26,394	(4)	—
John Otis Drew	9,989	(4)	—
Brian M. Flynn	6,252	(4)	—
Joanna T. Lau	6,852	(4)	—
Dana S. Levenson	16,138	(4)
Steven T. Martin	17,073	(4)	—
Bharat Masrani (3)	—		—
John M. Naughton	24,322	(4)	—
Wilbur J. Prezzano (3)	6,844	(4)	—
Irving E. Rogers, III	11,876	(4)	—
David A. Rosow	433,676	(4)(5)	—
William J. Ryan (3)	1,244,771	(6)	—
Curtis M. Scribner	20,455	(4)	—
Peter G. Vigue	14,802	(4)	—
Gerry S. Weidema	19,781	(4)	—
Executive officers who are not directors and who are named in our most recent Summary Compensation Table:
Stephen J. Boyle	76,045	(6)
Peter J. Verrill	556,880	(6)	—
John W. Fridlington	141,227	(6)
Andrew W. Greene	177,240	(6)	—
David J. Ott	54,081	(6)	—
Wendy Suehrstedt	106,509	(6)	—
All current directors and executive officers of TD Banknorth as a group (26 persons)	3,045,508	(7)	1.2%

(1)          The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of common stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the issued and outstanding common stock.

(2)          Based on an amended Schedule 13G filed by Private Capital Management, L.P. (“PCM”), a registered investment advisor, with the SEC on February 14, 2007, Bruce S. Sherman and Gregg J. Powers, chief executive officer and president of PCM, respectively, exercise in these capacities shared voting power and shared dispositive power with respect to the shares of TD Banknorth common stock held by PCM’s clients and managed by PCM. Also includes 178,461 shares of TD Banknorth common stock for which Messrs. Sherman and Powers have sole voting power and sole dispositive power.

(3)          Each of Messrs. Bennett, Clark, Prezzano and Ryan also serves as a director and/or executive officer of The Toronto-Dominion Bank. Each such person disclaims beneficial ownership of the shares of TD Banknorth common stock owned by The Toronto-Dominion Bank.

(4)          Includes options to purchase shares of common stock pursuant to our 2003 Equity Incentive Plan, as follows:

No. of
Name	Shares
William E. Bennett	4,000
Robert G. Clarke	4,000
P. Kevin Condron	6,000
John Otis Drew	4,000
Brian M. Flynn	2,000
Joanna T. Lau	2,000
Dana S. Levenson	4,000
Steven T. Martin	6,000
John M. Naughton	4,000
Wilbur F. Prezzano	4,000
Irving E. Rogers, III	4,000
David A. Rosow	2,000
Curtis M. Scribner	4,000
Peter G. Vigue	14,000
Gerry S. Weidema	12,000

(5)          Of this total, 386,458 shares are held in trust for Mr. Rosow’s wife, 30,024 shares are held in certain grantor retained annuity trusts of which Mr. Rosow is a trustee, 7,615 shares are held in the Rosow Family Foundation Charitable Trust of which Mr. Rosow is a trustee and 6,970 shares are held in Mr. Rosow’s IRA. Mr. Rosow disclaims beneficial ownership of the shares held in trust for his wife.

(6)          Includes shares over which an officer has voting power under our 401(k) Plan and options to purchase shares of common stock granted pursuant to our stock option plans which are exercisable within 60 days of February 20, 2007, as follows:

	401(k) Plan	Currently Exercisable Options
William J. Ryan	41,548	1,189,375
Stephen J. Boyle	6,993	58,787
Peter J. Verrill	8,757	535,200
John W. Fridlington	5,013	133,625
Andrew W. Greene	—	174,900
David J. Ott	10,856	43,225
Wendy Suehrstedt	2,839	95,992

(7)          Includes a total of 78,391 shares of common stock which are held by the trust established pursuant to our 401(k) Plan on behalf of executive officers of TD Banknorth as a group. Also includes 2,345,061 shares of common stock which may be acquired by directors and executive officers as a group upon the exercise of outstanding stock options which are exercisable within 60 days of February 20, 2007; shares subject to the foregoing stock options are deemed to be outstanding for the purpose of computing the percentage of common stock beneficially owned by directors and executive officers of TD Banknorth as a group.

Beneficial Ownership of Class B Common Stock

The Toronto-Dominion Bank is the beneficial owner of the only outstanding share of our Class B common stock.

The purpose of the Class B common stock generally is to facilitate the exercise of The Toronto-Dominion Bank’s rights as a majority holder of the outstanding common stock to obtain representation on the board of directors of TD Banknorth. The Class B common stock has no substantive rights apart from the right to vote for the election and removal of Class B directors and related rights and may be owned only by The Toronto-Dominion Bank and its affiliates. The holder of the Class B common stock is entitled to vote on the proposal to adopt the merger agreement as a separate class because upon completion of the merger the outstanding share of Class B common stock will be converted into one share of common stock of the surviving corporation and the certificate of incorporation of the surviving corporation will no longer authorize Class B common stock.

TRANSACTIONS IN TD BANKNORTH
COMMON STOCK BY CERTAIN PERSONS

TD Banknorth

The following table sets forth purchases of our common stock by us during the periods indicated, including the number of shares purchased and the high, low and weighted average price paid per share.

Price Per Share
	Number of Shares	High	Low	Average
2005
First Quarter	15,300,000	$32.02	$30.01	$31.79
Second Quarter	—	—	—	—
Third Quarter	—	—	—	—
Fourth Quarter	—	—	—	—
2006
First Quarter	8,500,000	30.77	30.02	30.06
Second Quarter	—	—	—	—
Third Quarter	—	—	—	—
Fourth Quarter	—	—	—	—
2007
First Quarter (through March 15, 2007)	—	—	—	—

The Toronto-Dominion Bank and Bonn Merger Co.

On March 1, 2005, in connection with its initial acquisition of 51% of the outstanding common stock of TD Banknorth, The Toronto-Dominion Bank acquired approximately 96 million shares of common stock of TD Banknorth. The total consideration paid by The Toronto-Dominion Bank in the transaction consisted of approximately 44.3 million common shares of The Toronto-Dominion Bank and approximately $2.3 billion in cash. In addition, as part of that transaction, The Toronto-Dominion Bank received the sole authorized and outstanding share of Class B common stock of TD Banknorth.

The following table sets forth other purchases of our common stock by The Toronto-Dominion Bank during the periods indicated, including the number of shares purchased and the high, low and weighted average price paid per share. Except as indicated, shares were purchased in the open market and pursuant to our dividend reinvestment plan. Bonn Merger Co. has not purchased any of our common stock in the past two years.

			Price Per Share
	Number of Shares		High	Low	Average
2005
First Quarter	—		—	—	—
Second Quarter	—		—	—	—
Third Quarter	—		—	—	—
Fourth Quarter	676,057		$30.12	$28.60	$29.71
2006
First Quarter	31,243,790	(1)	31.79	29.26	31.73
Second Quarter	923,585		29.29	28.30	28.97
Third Quarter	919,690		29.80	28.26	29.30
Fourth Quarter	1,090,858		32.38	29.06	31.29
2007
First Quarter (through March 15, 2007)	13,933,106	(2)	32.32	31.17	31.24

(1)          Includes the purchase of approximately 29.6 million shares of TD Banknorth common stock, at $31.79 per share, for aggregate consideration of approximately $942 million, from TD Banknorth in connection with TD Banknorth’s acquisition of Hudson United Bancorp on January 31, 2006.

(2)          Includes 13 million shares of TD Banknorth common stock that The Toronto-Dominion Bank purchased from us on January 1, 2007, pursuant to an agreement dated April 13, 2006, at $31.17 per share, for aggregate consideration of approximately $405 million, in connection with TD Banknorth’s acquisition of Interchange Financial Services Corporation on that date. See “Special Factors—Transactions and Relationships between TD Banknorth and The Toronto-Dominion Bank—Purchases of TD Banknorth Common Stock” on page 63.

Recent Transactions

During the 60 days preceding the date of this proxy statement, neither we nor The Toronto-Dominion Bank, nor any of our or its respective subsidiaries, has engaged in any transactions in our common stock other than transactions conducted for fiduciary and custodial accounts, except that as of February 15, 2007, The Toronto-Dominion Bank had acquired 933,106 shares of TD Banknorth common stock pursuant to TD Banknorth’s dividend reinvestment program at an average price of $32.24 per share. Except for acquisitions of stock through dividend reinvestment plans and/or increases in TD Banknorth common stock components of their 401(k) plan accounts due to dividend reinvestments or loan repayments, none of our or The Toronto-Dominion Bank’s directors or executive officers has bought or sold any of our common stock within the 60 days preceding the date of this proxy statement.

CERTAIN TRANSACTIONS WITH DIRECTORS,
EXECUTIVE OFFICERS AND AFFILIATES

Our directors, officers and employees are permitted to borrow from TD Banknorth, N.A. in accordance with the requirements of federal and state law. All loans made by TD Banknorth, N.A. to directors and executive officers and their respective affiliates have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We believe that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features.

The following table provides information on loans from TD Banknorth, N.A. to our executive officers and directors, or their respective affiliates, with balances exceeding $60,000.

Name and Position	Aggregate Indebtedness at December 31, 2006		Current Interest Rate(2)
P. Kevin Condron, Director	$9,283,926	(1)	7.54	%(2)
Peter G. Vigue, Director	15,520,146	(3)	6.68

(1)          Represents the aggregate amount outstanding of commercial loans to The Granite Group LLC and its affiliates, of which Mr. Condron is Chairman and Chief Executive Officer.

(2)          Weighted average interest rate on the loans outstanding.

(3)          Represents the aggregate amount outstanding of commercial loans to a subsidiary of Cianbro Corporation, of which Mr. Vigue is President and Chief Executive Officer.

We believe that the foregoing transactions are on terms which would be made to non-affiliated parties and are in the best interest of our stockholders.

In addition, The Toronto-Dominion Bank makes similar loans to its directors, officers and employees. Bharat Masrani, who previously served as Vice Chair and Chief Risk Officer of The Toronto-Dominion Bank, currently is the President and a director of TD Banknorth, and has been appointed Chief Executive Officer of TD Banknorth effective March 1, 2007, had one loan outstanding from The Toronto-Dominion Bank, with an outstanding balance of $700,000 at December 31, 2006 at an interest rate of 2.75%.

In connection with our acquisition of CCBT Financial Companies, Inc., we entered into a consulting agreement with John Otis Drew, Chairman of CCBT. Pursuant to this agreement, Mr. Drew is obligated to provide specified consulting services to us for a five-year period following completion of our acquisition of CCBT on April 30, 2004 in consideration for a consulting fee of $90,000 per year. Pursuant to the terms of this agreement, the remaining amount due Mr. Drew under this agreement, which amounted to $360,000, was paid to him following completion of The Toronto-Dominion Bank’s acquisition of a majority interest in us on March 1, 2005.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF TD BANKNORTH

Due to the contemplated merger, we do not currently expect to hold a 2007 annual meeting of stockholders because, following completion of the merger, we will not be a publicly-held company. If the merger is not completed, pursuant to Rule 14a-8 under the Exchange Act, the deadline for the submission of proposals by stockholders for inclusion in our proxy statement and form of proxy to be used in connection with our annual meeting of stockholders in 2007, which is expected to be held in May 2007, was November 30, 2006. If the date of the 2007 annual meeting is more than 30 days before or after May 9, 2007, however, a new deadline will be described in one of our quarterly reports on Form 10-Q or in a current report on Form 8-K.  Stockholder proposals should be sent to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Carol L. Mitchell, Senior Executive Vice President, General Counsel and Secretary. It is recommended that any stockholder proposals be sent by certified mail, return-receipt requested.

Our bylaws govern stockholder proposals and nominations for election to our board of directors and require that all stockholder proposals and nominations for election to the board of directors, other than those made by the board, to be made at a meeting of stockholders called for such purpose, and only by a stockholder who has complied with the notice provisions in that section. Written notice of a stockholder proposal or stockholder nomination at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of TD Banknorth not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. For our annual meeting in 2007, if the merger is not completed, this notice must have been received between January 9, 2007 and February 8, 2007. Each written notice of a stockholder proposal or nomination shall set forth the information specified in Section 1.10(a)(2) of our bylaws. If the facts warrant, the chairman of the meeting shall determine and declare to the meeting that a stockholder proposal or nomination does not satisfy the requirements set forth in the bylaws and the defective proposal or nomination shall be disregarded.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, incorporated by reference herein.

Our consolidated financial statements for the year ended December 31, 2004, incorporated by reference herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, incorporated by reference herein.

OTHER MATTERS

As of the date of this document, our board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the Securities Exchange Act of 1934, as amended. We file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act.

You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You also can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by us, at http://www.sec.gov. You also may access the SEC filings and obtain other information about us through our website at http://www.tdbanknorth.com. The information contained on our website is not incorporated by reference into or in any way part of this proxy statement.

We and The Toronto-Dominion Bank have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as part of it, is available for inspection or copying as set forth above.

Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. We incorporate by reference the documents filed by us with the SEC listed below. We are the successor for reports filed by Banknorth Group, Inc. (SEC File No. 1-31251).

TD Banknorth SEC Filings (File No. 000-51179)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2006
Current Reports on Form 8-K	Filed on January 3, 2007, January 5, 2007, January 24, 2007, January 25, 2007 and February 26, 2007 (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K)

You may request a copy of documents incorporated by reference in this proxy statement but not otherwise accompanying this document, at no cost, by writing or telephoning us at the following address:

TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
Attention: Jeffrey Nathanson
(207) 761-8517

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by April 11, 2007.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 16, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 19, 2006

AMONG

THE TORONTO–DOMINION BANK,

BONN MERGER CO.

AND

TD BANKNORTH INC.

A

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2006 (this “Agreement”), is by and among TD Banknorth Inc., a Delaware corporation (the “Company”), The Toronto–Dominion Bank, a Canadian chartered bank (“Parent”), and Bonn Merger Co., a Delaware corporation (“Merger Sub”);

WHEREAS, the Company has authority to issue (i) 400,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), 228,353,416 of which were outstanding as of November 19, 2006, (ii) one share of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Company Common Stock, the “Company Common Shares”), which was outstanding as of the date hereof and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), none of which are outstanding;

WHEREAS, as of the date of this Agreement, Parent owns the outstanding share of Class B Common Stock and approximately 56.9% of the outstanding Company Common Stock;

WHEREAS, Parent has, upon the invitation of the Designated Independent Directors Committee of the Board of Directors of the Company (the “Special Committee”), as established by the Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among Banknorth Group Inc., Banknorth Delaware Inc. and Parent (the “Stockholders Agreement”), proposed to the Board of Directors of the Company that Parent or an affiliate acquire all of the shares of Company Common Stock not owned by Parent;

WHEREAS, the Special Committee and the Board of Directors of the Company have each considered the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) and the Special Committee, acting separately as contemplated by the Stockholders Agreement, (i) has determined that it is fair to and in the best interests of the Company and the holders of Company Common Stock, other than Parent and its affiliates, to consummate the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (ii) has approved this Agreement and the Merger and the other transactions contemplated hereby; and

WHEREAS, each of the Board of Directors of the Company (acting upon the recommendation of the Special Committee), the Special Committee, and the Board of Directors of Merger Sub have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “TD Banknorth Inc.”

Section 1.02   Effective Time; Closing.   The closing of the Merger (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, at 10:00 a.m. New York City time on the third business day after all of the conditions set forth in Article VII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Parent and the Company may agree (the “Closing Date”). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

Section 1.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.04   Certificate of Incorporation; By-laws.

(a)   Certificate of Incorporation.   At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (other than the corporate name, which shall remain “TD Banknorth Inc.”) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided in the DGCL and such Certificate of Incorporation.

(b)   By-laws.   At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in their entirety in the form of the By-laws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the By-laws of the Surviving Corporation until thereafter amended as provided in the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

Section 1.05   Directors and Officers.

(a)   Directors.   From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.

(b)   Officers.   From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.

Section 1.06   Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT; DISCLOSURE SCHEDULES

Section 2.01   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

(a)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)   Cancellation of Company Owned Stock; Conversion of Parent Owned Stock.   All shares of Company Common Stock that are held in the treasury of the Company (other than (x) Company Common Shares held by any direct or indirect wholly owned subsidiary of the Company (which shares, in the aggregate, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation) and (y) shares of Company Common Stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and other than any shares of Company Common Stock held in respect of a debt previously contracted) shall be canceled and shall cease to exist without any consideration being payable therefor. All shares of Company Common Stock held by Parent or any wholly owned subsidiary of Parent (other than shares of Company Common Stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and other than any shares of Company Common Stock held in respect of a debt previously contracted), in the aggregate, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)   Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)), shall be converted into the right to receive from the Surviving Corporation $32.33 in cash (the “Merger Consideration”) without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) which immediately prior to the Effective Time represented any such share of Company Common Stock (other than Certificates representing (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

(d)   Treatment of Class B Common Stock.   The share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.02   Exchange Procedures.   (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock shall (except for shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b) and subject to applicable law in the case of Dissenting Shares) represent only the right to receive the Merger Consideration, without interest.

(b)   At or prior to the Effective Time, Parent shall or shall cause Merger Sub to deposit, or cause to be deposited, with a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of the Certificates, funds in the aggregate amount to be paid pursuant to this Article II in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the Exchange Fund.

(c)   As promptly as practicable after the Effective Time but in no event later than two business days following the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than shares that are to be canceled or converted into common stock of the Surviving Corporation pursuant to Section 2.01(b)) immediately prior to the Effective Time transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock (or indemnity reasonably satisfactory to the Surviving Corporation and the Paying Agent, if any of such Certificates are lost, stolen or destroyed) owned by such stockholder, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, and thereafter such Certificate shall be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such taxes (if any) as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, or any provision of United States, state or local tax law or non-U.S. tax law (other than a Canadian withholding tax imposed by virtue of Parent being created, organized or doing business in Canada). To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

(d)   Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the Merger Consideration and any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time (or, with respect to shares of Company Common Stock converted into common stock of the Surviving Corporation in accordance with Section 2.01(b), as expressly provided in Section 2.01(b)). From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

(e)   Any funds (including any interest with respect thereto) which have been made available to the Paying Agent and that remain unclaimed by the former stockholders of the Company for six months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration in respect of each share of Company Common Stock formerly held by such stockholder as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the Surviving Corporation or Parent, as the case may be, the posting by such person of a bond in such amount as the Paying Agent, the Surviving Corporation or Parent, as the case may be, may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent, the Surviving Corporation or Parent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

(g)   Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected in accordance with Section 262 of the DGCL shall be returned to the Surviving Corporation upon demand.

(h)   The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, that in the case of any losses incurred in the Exchange Fund as a result of such investments, Parent shall, or shall cause the Surviving Corporation, to take all actions necessary (including by depositing additional cash) to ensure that the Exchange Fund includes cash sufficient to satisfy the obligations of Parent and the Surviving Corporation to pay the Merger Consideration payable pursuant to this Article II and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of Certificates. Any interest and other income resulting from such investments shall be paid to or at the direction of the Surviving Corporation.

Section 2.03   Company Stock Options; Company Restricted Shares, Deferred Stock Units and Restricted Stock Units; ESPP.

(a)   Stock Options.

           (i)  Cash-Out Options.   At the Effective Time, each option (and any stock appreciation rights associated therewith) to purchase a share of Company Common Stock that would in accordance with its terms expire no later than December 31, 2008 (a “Cash-Out Option” and, collectively, the “Cash-Out Options”) outstanding and unexercised as of the Effective Time granted pursuant to the Amended and Restated 2003 Equity Incentive Plan, the 1996 Equity Incentive Plan, as amended, the Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors

and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of options with respect to Company Common Stock (collectively, the “Company Stock Option Plans”) shall vest and be converted into the right to receive at the Effective Time the product of (i) the excess (rounded to the nearest $0.01), if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Cash-Out Option and (ii) the number of shares of Company Common Stock subject to such Cash-Out Option. All payments made pursuant to this Section 2.03(a)(i) shall be reduced by all withholding taxes required by law to be withheld.

         (ii)  Rollover Options.   At the Effective Time, each option (and any stock appreciation right associated therewith) to purchase a share of Company Common Stock other than a Cash-Out Option (a “Rollover Option,” collectively, the “Rollover Options” and, together with the Cash-Out Options, the “Options”) outstanding and unexercised as of the Effective Time granted pursuant to the Company Stock Option Plans , whether or not vested or exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to acquire a number of common shares of Parent (“Parent Common Shares”), at a per share exercise price, as provided below (a “Converted Option”):

(A)  the number of Parent Common Shares to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Option multiplied by (y) the Exchange Ratio (as defined below), provided that any fractional Parent Common Shares resulting from such multiplication shall be rounded down to the nearest whole share; and

(B)   the exercise price per Parent Common Share under the Converted Option shall be equal to (x) the exercise price per share of Company Common Stock under the Option divided by (y) the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

        (iii)  “Exchange Ratio” shall mean the Merger Consideration divided by the Valuation Weighted Average Share Price. Valuation Weighted Average Share Price shall mean the average of the daily weighted average prices for the Parent Common Shares on the Toronto Stock Exchange, based on the trading data published in the Toronto Stock Exchange Daily Record, for the ten consecutive full trading days (the “Valuation Period”) ending on the third business day prior to the Effective Time (for the sake of clarity, such third business day shall be considered the last full trading day included within the Valuation Period), rounded to the nearest three decimal places and converted into United States dollars using the spot exchange rate reported in The Wall Street Journal (or such other publication as may be mutually agreed by Parent and the Company), for each applicable day, on the business day immediately following such day.

         (iv)  In the case of any Rollover Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. In all events, the Rollover Options shall be converted into Converted Options in a manner intended to be compliant with Section 409A of the Code and any guidance issued thereupon by the U.S. Department of Treasury and the Toronto Stock Exchange, if necessary (it being understood, however, that in no event shall Parent seek shareholder approval of the treatment of the Rollover Options pursuant to Section 2.03(a)(ii) above). Except as otherwise provided in this Section 2.03(a), the duration and other terms of each Converted Option shall be the same as the applicable Rollover Option except that all references to the Company shall be deemed to be references to Parent.

          (v)  Notwithstanding the foregoing, in the event that Parent determines within 30 days after the date hereof, that the treatment of the Rollover Options pursuant to Section 2.03(a)(ii) above would require the approval of the shareholders of Parent under the rules of the Toronto Stock Exchange, or would involve material tax, legal or accounting risks or material costs to Parent, Parent shall, by written notice delivered to the Company at least 10 days after the date of such determination, cause all Rollover Options to terminate and be cashed out at the Effective Time pursuant to the methodology provided in Section 2.03(a)(i) relating to Cash-Out Options, rather that being amended or adjusted pursuant to Section 2.03(a)(ii).

(b)   Restricted Shares, Deferred Stock Accounts and Restricted Stock Units.

           (i)  Restricted Shares.   At the Effective Time, each share of restricted stock (a “Restricted Share” and, collectively, the “Restricted Shares”) outstanding as of the Effective Time issued pursuant to a Company Stock Option Plan or any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of restricted stock awards with respect to Company Common Stock (collectively, the “Company Equity Plans” and together with the Company Stock Option Plans, the “Company Stock Plans”), to the extent not already vested, shall vest and be converted into the right to receive at the Effective Time the Merger Consideration. All payments made pursuant to this Section 2.03(b)(i) shall be reduced by all applicable withholding taxes.

         (ii)  Deferred Stock Accounts.   At the Effective Time, each notional stock account with respect to Company Common Stock under the Company deferred compensation plan shall cease to represent a notional investment in shares of Company Common Stock and shall be converted into a notional cash account equal to the product of (x) the number of shares of Company Common Stock subject to such stock account multiplied by (y) the Merger Consideration, and thereafter, the other hypothetical investment options under the plan shall be available for the hypothetical amounts formerly in a participant’s notional stock account.

        (iii)  Restricted Stock Units under the Company Equity Plans.   At the Effective Time, each restricted stock unit in respect of Company Common Stock or, in the case of awards granted under the 2005 Performance-Based Restricted Share Unit Plan of TD Banknorth Inc., Parent Common Shares (a “Restricted Stock Unit” and, collectively, the “Restricted Stock Units”), granted pursuant to the Company Stock Plans, including those granted under the TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan (the awards being the “2003 RSUs” and such plan being the “2003 Equity Plan”), that is outstanding immediately prior to the Effective Time will be amended or adjusted to provide that (i) each Restricted Stock Unit (to the extent not already denominated in Parent Common Shares) will be valued with reference to Parent Common Shares, rather than valued with reference to shares of Company Common Stock and (ii) the number of notional Parent Common Shares subject to such amended or adjusted award will be equal to the product of (x) the number of notional shares of Company Common Stock in respect of such award immediately prior to amendment or adjustment multiplied by (y) the Exchange Ratio. Moreover the performance criteria relating to Restricted Stock Units will be adjusted as follows:

(A)  With respect to performance-based 2003 RSUs awarded in March 2005, performance for the first two-year performance period (January 2005 – December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measure applicable to such awards for the third and final year of their performance period to be the same or substantially similar to those used under the 2005 Performance Based Restricted Share Plan of The Toronto-Dominion Bank (the “PSU Plan”), which uses the Parent’s relative Total Shareholder Return (as defined in the PSU Plan) for the period November 1, 2006 to

October 31, 2007 compared to a peer group (currently defined as the four other large Canadian banks), with the performance calculation performed in the same manner as the calculation under the PSU Plan and the performance factor to be applied being not less than 80 percent or greater than 120 percent (the “Parent PSU Performance Methodology”).

(B)   With respect to performance-based 2003 RSUs awarded in January 2006, performance for the first year performance period (January 2006 to December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measure under the Plan for the second and third years of the performance period to be the same or substantially similar to the Parent PSU Performance Methodology (over the Parent’s fiscal year).

(C)   With respect to Restricted Stock Units granted pursuant to the 2005 Performance Based Restricted Share Unit Plan of TD Banknorth Inc., performance for the first two-year performance period (January 2005 – December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measures applicable to such awards for the third and final year of their performance period to be the same or substantially similar to the Parent PSU Performance Methodology (over the Parent’s fiscal year); provided that such awards will be settled as if “target” (i.e. 100%) performance had been achieved throughout their entire performance period, if such settlement would be more favorable to holders (other than holders whose award agreements were amended on January 31, 2006).

(c)   ESPP.   The Company shall take any and all actions with respect to the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) at the end of the offering period in effect as of the date of this Agreement (which ends December 31, 2006), the ESPP shall be suspended and no new offering period shall commence under the ESPP prior to the termination of this Agreement and (ii) the ESPP shall terminate as of immediately prior to the Effective Time (if not sooner terminated at the Company’s discretion). The Company shall not permit any increase in participant deferral elections or any new participant enrollments in the ESPP on or after the date hereof.

(d)   General.   Prior to the Effective Time or at the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.03, provided that the Company shall not (and shall not be required to) pay any consideration or incur any debts or obligations on behalf of the Company or Surviving Corporation (or Parent) and as of the Effective Time, the Company shall, in consultation with Parent, remove, or cause to be removed from each and every plan, program, agreement or arrangement any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

Section 2.04   Shares of Dissenting Stockholders.   (a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands and perfects appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL, and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01 (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

(b)   The Company shall give Merger Sub and Parent (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without prior written consent of Merger Sub and Parent, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

(c)   From and after the Effective Time, holders of Dissenting Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL and any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time.

Section 2.05   Adjustment of Merger Consideration.   In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

Section 2.06   Disclosure Schedules.   (a) Prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub, and Parent and Merger Sub have delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and, in the case of Parent and Merger Sub, the “Parent Disclosure Schedule”) setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent and Merger Sub, or to one or more of such party’s covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.06(b), and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to the Company or Parent, respectively. Matters disclosed in any particular section of a Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

(b)   No representation of the Company contained in Article III (other than Section 3.02(a), which shall be true in all material respects, and Section 3.10, which shall be true and correct in all respects) or of Parent or Merger Sub contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent or Merger Sub, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively. For all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article III (other than Section 3.10) or IV shall be read without regard to any reference to materiality or to Material Adverse Effect set forth therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

Section 3.01   Corporate Organization.   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a bank holding company and a financial holding company registered under the United States Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   The copies of the amended and restated certificate of incorporation and the by-laws of the Company that have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(c)   Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, each Subsidiary of the Company (i) is duly organized and validly existing as a national bank, corporation or partnership and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct as of the date of this Agreement.

(d)   Except for its ownership of TD Banknorth, N.A., the Company does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of TD Banknorth, N.A. are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

Section 3.02   Capitalization.   (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, (ii) one share of Class B Common Stock and (iii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, there were 228,353,416 shares of Company Common Stock outstanding, one share of Class B Common Stock outstanding and no shares of Company Preferred Stock outstanding, and 22,557,161 shares of Company Common Stock held in the Company’s treasury. No other Company Common Shares or shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (x) an aggregate of 9,728,603 shares of Company Common Stock reserved for issuance upon the exercise of stock options pursuant to the Company Stock Option Plans and (y) an aggregate of 40,540 shares of Company Common Stock reserved for issuance pursuant to the ESPP. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). No Restricted Shares have been granted under the Company’s Company Stock Plans, except for restricted shares granted to non-employee directors or grants that have previously vested prior to the date hereof.

(b)   As of the date of this Agreement, except as set forth above or in Section 3.02(b) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company’s capital stock (including any rights plan or agreement) or equity-based awards based upon Company Common Stock. Section 3.02(b) of the Company Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the Company Stock Option Plans and all other equity or equity-based awards (including restricted stock units) relating to Company Common Stock, the names of the optionees or grantees, the date each such option or other award was granted, the number of shares subject to each such option or underlying each such other award, the price at which each such option may be exercised (or base price with respect to stock appreciation rights), and the date on which each option is last exercisable and each other award is scheduled to be settled or become free of restrictions (as applicable).

(c)   The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof (except, in the case of TD Banknorth, N.A., as provided in 12 U.S.C. Section 55). Neither the Company nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(d)   Except for the Company’s ownership in its Subsidiaries, for securities held for the benefit of third parties in trust accounts, managed accounts and the like and for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company shareholders may vote are outstanding.

Section 3.03   Authority; No Violation.   (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of holders of Company Common Shares specified in paragraph (c) below and the filing and recordation of appropriate merger documents under applicable law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action and no other corporate proceedings on the part of the Company (other than, in the case of this Agreement, the Company Stockholder Approval (as defined below) and the filing and recordation of appropriate merger documents as required by the DGCL) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries or (ii) assuming that the consents and approvals and waiting periods referred to in Section 3.04 are duly obtained or satisfied, violate any statute (including Section 203 of the DGCL), code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects, upon notice or lapse of time, or both) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise, or other instrument (“Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

(c)   The vote of holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and the Merger is the adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Shares entitled to vote thereon, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock not Beneficially Owned (as defined in the Stockholders Agreement) by Parent and its affiliates and (iii) the affirmative vote or consent of Parent, as the holder of the outstanding share of Class B Common Stock (collectively, the “Company Stockholder Approval”).

Section 3.04   Consents and Approvals.   Except for (a) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form and a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the Company Stockholder Approval, (d) approval by the Board of Bank Incorporation of the Commonwealth of Massachusetts (the “Massachusetts Approval”), (e) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, (f) such additional consents and approvals set forth in Section 3.04 of the Company Disclosure Schedule, and (g) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company, no consents, authorizations or approvals of or filings or registrations with any supranational, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a “Governmental Entity”), or of or with any other person by or on behalf of the Company, are necessary in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby.

Section 3.05   Reports.   (a) The Company and each of its Subsidiaries have filed all material reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (a) the SEC, (b) any domestic or foreign industry self-regulatory organization or stock exchange (“SRO”) and (c) any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.

Section 3.06   Financial Statements.   The financial statements of the Company (including any related notes thereto) included in the Company Reports fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC.

Section 3.07   Company Action.   (a) The Special Committee (i) has been duly authorized and constituted and (ii) at a meeting duly called and held has (A) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock and (B) recommended that this Agreement and the transactions contemplated hereby should be approved and adopted by the holders of Company Common Stock.

(b)   The Board of Directors of the Company (at a meeting duly called and held), acting upon the recommendation of the Special Committee, has by the requisite vote of directors under the DGCL, the Company’s Certificate of Incorporation and By-laws, and the Stockholders Agreement (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting. The Special Committee has taken all action required to be taken by it in order to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 2.2 of the Stockholders Agreement.

Section 3.08   Opinion of Financial Advisor.   The Board of Directors of the Company and the Special Committee have received the opinion, dated as of the date hereof, of Sandler, O’Neill & Partners, L.P. (the “Special Committee Financial Advisor”), to the effect that, as of the date thereof, and subject to the matters set forth therein, the Merger Consideration is fair to the holders of the Company Common Stock, other than Parent and its affiliates, from a financial point of view.

Section 3.09   Broker’s Fees.   Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby, except that the Company has retained the Special Committee Financial Advisor. True, complete and correct copies of all agreements with the Special Committee Financial Advisor relating to any such fees have previously been furnished to Parent.

Section 3.10   Absence of Certain Changes or Events.   Except as disclosed in the Company Reports (as defined in Section 3.13) filed prior to the date of this Agreement, since December 31, 2005, no event has occurred and no fact or circumstance has come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company.

Section 3.11   Legal Proceedings.   (a) Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries or (ii) for which the Company or any of its Subsidiaries has a material obligation to indemnify any person, that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)   There is no injunction, order, judgment or decree imposed upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.12   Employee Benefit Plans; ERISA.

(a)   Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each Company Benefit Plan. With respect to such Company Benefit Plans, the Company has made available, or within 30 days after the execution hereof will make available, to Parent a true and correct copy of (A) such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) each trust agreement relating to the Company Benefit Plan, (D) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification, and (iii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against any Company Benefit Plan.

(c)   Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no Company Benefit Plan exists that could result in the payment to any present or former employee, director or independent consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code. In connection with the transaction contemplated by this Agreement or otherwise, no current or former employee or director of the Company or its Subsidiaries has the right to compel the Company or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.

(d)   All Options were granted with an exercise price per share of Company Common Stock that was equal to or in excess of the fair market value per share of Company Common Stock as of the date of grant of such Option to the extent required by applicable law, accounting rules or Section 409A of the Code, and each of the Company Benefit Plans subject to Code Section 409A has been administered in all material respects in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 or the proposed regulations issued thereunder.

(e)   Prior to the execution of this Agreement, each of William J. Ryan, Peter J. Verrill, Stephen J. Boyle and Carol L. Mitchell has entered into a written amendment (or otherwise effective modification) to his or her Retention Agreement or Employment Agreement, as applicable, in the form previously provided to and previously found acceptable by Parent.

Section 3.13   SEC Reports.   No final registration statement, prospectus, report, schedule or definitive proxy statement filed since January 1, 2004 by the Company or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (such Act, the “Exchange Act” and such registration statements, prospectuses, reports, schedules or definitive proxy statements, the “Company Reports”), or communication mailed by the Company to its stockholders since January 1, 2004, as of the date of filing or mailing, as the case may be, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 3.14   Licenses; Compliance with Applicable Law.   The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations which are material to the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in material default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and, except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above.

Section 3.15   Agreements with Regulatory Agencies.   Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Company Regulatory Agreement.

Section 3.16   Undisclosed Liabilities.   Except for those liabilities that are fully reflected or reserved against in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or in the unaudited financial statements included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, June 30, 2006, or September 30, 2006, and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature.

Section 3.17   Tax Matters.   (a) (i) All material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns are complete and accurate in all material respects, and (iii) all amounts shown on such Tax Returns as due have been fully and timely paid.

(b)   There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries.

(c)   For purposes of this Agreement:

           (i)  “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental or taxing authority.

         (ii)  “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.18   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including with respect to such other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 4.01   Corporate Organization.   (a) Parent is duly organized and validly existing as a bank under the laws of Canada. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now conducted. The charter of Parent is the Bank Act (Canada). The copy of the by-laws of Parent that has previously been made available to the Company is a true, complete and correct copy of such document as in effect as of the date of this Agreement.

(b)   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.

Section 4.02   Authority; No Violation.   (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)   The consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to consummate the transactions contemplated hereby.

(c)   The execution and delivery of this Agreement by Parent and Merger Sub has been duly and validly authorized in accordance with applicable law and duly and validly approved by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(d)   None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger, or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate the charter, bylaws or other organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents and approvals and waiting periods referred to in Section 4.03 are duly obtained or satisfied, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results upon notice, or lapse of time or both) upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.03   Consents and Approvals.   Except for (a) the filing with the SEC of the Proxy Statement in definitive form and the Schedule 13E-3, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the Company Stockholder Approval, (d) the Massachusetts Approval, (e) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, and (f) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent, no consents, authorizations or approvals of or filings or registrations with any Governmental Entity or, of or with any other person by or on behalf of Parent or Merger Sub, are necessary in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.

Section 4.04   Financing.   As of the Closing Date, Parent will have and will make available to Merger Sub all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying of all of its fees and expenses relating to such transactions.

Section 4.05   Litigation; Regulatory Action.   (a) No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any of its Subsidiaries and, to its Knowledge, no such litigation, claim or other proceeding has been threatened, in each case that would or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)   Neither Parent nor any of its Subsidiaries or properties, is a party to or is subject to any material order, decree, agreement, memorandum of understanding or similar arrangement with, or a material commitment letter or similar undertaking to, or extraordinary supervisory letter from, or has adopted any material board resolutions at the request of, any Regulatory Agency or other Governmental Entity (each a “Parent Regulatory Agreement”).

(c)   Neither Parent nor any of its Subsidiaries has been advised since January 1, 2005 by any Regulatory Agency that such Regulatory Agency or any other Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Parent Regulatory Agreement.

Section 4.06   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither of Parent or Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, including with respect to such other information made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01   Conduct of Business Prior to the Effective Time.   During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as may be required by applicable law or regulation or as directed in writing by an executive officer of Parent, the Company shall, and shall cause its Subsidiaries to, (a) conduct their business only in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships and retain the services of their key officers and key employees and (c) use reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time.

Section 5.02   Forbearances of the Company.   During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.02 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by applicable law or regulation, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which, except in the case of clause (b), shall not be unreasonably withheld or delayed):

(a)   (i) other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), or (ii) make, or commit to make, any capital expenditures, obligations or liabilities, except in accordance with the capital expenditure budgets previously provided to Parent or approved by the Board of Directors of the Company prior to the date hereof;

(b)   (i) adjust, split, combine or reclassify any capital stock; (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stocks, make, declare or pay any dividend

(except (A) regular quarterly cash dividends (with record and payment dates consistent with past practice, provided that the Company will cooperate with Parent to attempt to avoid the occurrence of a payment date for a dividend otherwise permitted by this paragraph (b) occurring after the Effective Time) at a rate not in excess of $0.22 per share of Company Common Stock per quarter; (B) dividends paid by partially owned trust affiliates on outstanding capital securities in accordance with the terms of such securities; and (C) dividends paid by any wholly owned Subsidiary of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause TD Banknorth, N.A. to cease to qualify as a “well-capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; or (iii) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(c)   grant any additional Options, Restricted Shares or Restricted Stock Units or grant any person any right to acquire any shares of its capital stock or any right the value of which is based on the value of shares of its capital stock, or issue any additional shares of capital stock, other than with respect to issuances by a wholly owned Subsidiary of the Company of its capital stock to the Company; except in each case (i) pursuant to the exercise of Options outstanding as of the date hereof or settlement of Restricted Stock Units or deferred stock units outstanding as of the date hereof, in each case as set forth in Section 3.02(b) of the Company Disclosure Schedule, or (ii) to the extent required as of the date of this Agreement pursuant to the Company’s ESPP, 401(k) Plan, Restricted Stock Plan for Non-employee Directors or deferred compensation plan;

(d)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including capital stock in any Significant Subsidiaries of the Company, to any person other than a direct or indirect wholly owned Subsidiary, or cancel or release any material indebtedness to any such person or any claims held by any such person, except (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of the Company or (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth in Section 5.02 of the Company Disclosure Schedule;

(e)   make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than a wholly owned Subsidiary; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, liquidations or consolidations involving existing Subsidiaries, (B) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice or (C) purchases of investment securities in the ordinary course of business consistent with past practice;

(f)    except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

(g)   other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of any present or former director, officer or employee of the Company or its Subsidiaries (except for increases in salary or wages of employees (other than employees who are party to a Retention Agreement or Employment Agreement) in the ordinary course of business consistent with past practice); (ii) grant any severance or termination pay to any present or former director, officer or employee of the Company or its Subsidiaries except (A) as required pursuant to the terms of any Company Benefit Plan or (B) for severance or termination pay, consistent with past practice, to any employee of the Company or its Subsidiaries (other than any officer of the Company) in connection with terminations of employment in the ordinary course of business; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, any director, officer or employee of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of the Company and its Subsidiaries; or (iv) except to the extent set forth in Section 5.02 of the Company Disclosure Schedule, establish, adopt, enter into, waive any provision of, amend or terminate any Company Benefit Plan (including the waivers referenced in Section 3.12(e)) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, provided that the Company may amend any Company Benefit Plan to the extent necessary to avoid the imposition of tax and interest penalties under Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004);

(h)   settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

(i)    change its methods, practices or policies of financial or tax accounting in effect at December 31, 2005, except as required by changes in GAAP, law or regulation, as concurred in by the Company’s independent public accountants in the case of changes in financial accounting or as set forth in Section 5.02 of the Company Disclosure Schedule;

(j)    adopt or implement any amendment to its articles or certificate of incorporation, articles of association, bylaws (or similar documents) or any plan of consolidation, merger, reorganization, share exchange or complete or partial liquidation (or a letter of intent or agreement in principle with respect thereto) other than as expressly provided herein in connection with the Merger;

(k)   except as otherwise expressly permitted elsewhere in this Section 5.02, engage or participate in any material transaction (other than furnishing information and participating in discussions to the extent permitted by Section 6.03) or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;

(l)    take any action that is intended or at the time it is taken may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or take any intentional action which would adversely affect or delay in any material respect the ability of Parent, Merger Sub or the Company to obtain any required regulatory approval; or

(m)  agree to, or make any commitment to, take any of the actions prohibited by this Section 5.02.

Section 5.03   Covenants of Parent.   During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to, (a) not take, or agree to, or make any commitment to take, any action, without the prior written consent of the Company as approved by the Special Committee (which consent shall not be unreasonably withheld or delayed), that is intended or at the time it is taken may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (b) take no intentional action which would adversely affect or delay in any material respect, the ability of Parent, Merger Sub or the Company to obtain any required regulatory approval and (c) use its reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time. Notwithstanding anything to the contrary herein, no action taken or failure to take any action by the Company or any of its Subsidiaries at the written direction of an executive officer of Parent, or at the direction of the Board of Directors of the Company and approved by a majority of the Class B Directors (as defined in the Certificate of Incorporation of the Company), shall be considered in determining whether the conditions to the obligations of Parent and Merger Sub to complete the Merger set forth in Article VII have been satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01   Stockholders’ Meeting.   (a) The Company shall take all lawful action to call and hold a meeting of its stockholders (the “Company Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors and the Special Committee, shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Stockholder Approval in favor of adoption of this Agreement, including recommending that the stockholders of the Company vote in favor of the adoption of this Agreement. However, if the Board of Directors of the Company, acting upon the recommendation of the Special Committee (after consultation by such committee with outside counsel), determines in good faith that, because of the receipt after the date of this Agreement by the Company of an Acquisition Proposal (as defined in Section 6.03) that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined in Section 6.03), it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the Board of Directors of the Company may submit this Agreement to its stockholders without such recommendation; provided that the Board of Directors of the Company (or any committee thereof) may not take any actions under this sentence until after giving Parent at least 5 business days to respond to any such Acquisition Proposal (and after giving Parent notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval and adoption of this Agreement.

(b)   Parent shall, and shall cause its Subsidiaries to, vote (or consent with respect to) any shares of Company Common Stock and Class B Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted (or to provide a consent) (other than any such shares held in trust accounts, managed accounts and the like for the benefit of third parties), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).

Section 6.02   Regulatory Matters.   (a) Parent, Merger Sub and the Company shall cooperate in preparing preliminary proxy materials, including the information required by Schedule 13E-3, relating to the Company Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and the Schedule 13E-3. The Company shall, as soon as practicable, file (after receiving Parent’s consent thereto, not to be unreasonably withheld or delayed) the Proxy Statement and Parent, Merger Sub and the Company shall, as soon as practicable, jointly file the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to respond to any comments of the SEC (after providing Parent and Merger Sub (in the case of a response by the Company) or the Company (in the case of a response by Parent or Merger Sub) with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Parent and Merger Sub as promptly as practicable of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 for additional information and shall supply Parent and Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company will cause the Proxy Statement and the Schedule 13E-3 (other than portions relating to Parent or

Merger Sub) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Company Meeting (including any requirement to amend or supplement the Proxy Statement) and the Schedule 13E-3. Parent and Merger Sub will cause those portions of the Proxy Statement and the Schedule 13E-3 relating to Parent and Merger Sub to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated hereby and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. The Company, as to itself and its Subsidiaries, and Parent and Merger Sub, as to themselves and each of their Subsidiaries, agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain (i) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company (or, in the case of the Schedule 13E-3, the Company, Parent and Merger Sub) shall promptly prepare and, to the extent required by law, rule or regulation, the Company shall mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement or the Schedule 13E-3 will be made by the Company without Parent’s prior consent, not to be unreasonably withheld or delayed.

(b)   Subject to Section 6.01(a) hereof, the Company shall include in the Proxy Statement the recommendation of the Company’s Board of Directors and the Special Committee that the stockholders of the Company approve and adopt this Agreement.

(c)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, no later than 20 calendar days after the date hereof, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities, if any, which are necessary or advisable to consummate the transactions contemplated hereby, and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent, the Company and Merger Sub shall, to the extent practicable, consult each other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Merger Sub or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

(d)   Parent, Merger Sub and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

Section 6.03   No Solicitation.   From and after the date hereof, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or any of its Subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or any of its Subsidiaries, or any combination of the foregoing (any such proposal or transaction, other than any such proposal by Parent, Merger Sub or their respective directors, officers, employees, agents and representatives, an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or agreement to any Acquisition Proposal; provided, however, that at any time prior to the Company Meeting the Company may furnish information and hold discussions in respect of any such proposal received that was not solicited or knowingly encouraged by the Company if (x) the Special Committee determines in good faith, following consultation with counsel, that failure to do so would constitute or result in a breach of its fiduciary duties under applicable law and (y) prior to providing any information pursuant to this proviso, the Company shall have entered into a confidentiality agreement with such third party on customary terms. The Company will promptly (within one business day) following receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations). For purposes of this Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Company, acting upon the recommendation of the Special Committee (after consultation by such committee with its financial advisors and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed, without taking into account whether or not Parent would acquiesce to such transaction; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in this Section 6.03, except that “Acquisition Proposal” shall only be deemed to refer to a transaction involving the acquisition of a majority of the voting securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries.

Section 6.04   Indemnification and Insurance.   (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or similar organizational documents shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers, or employees in effect as of the date hereof (as set forth in Section 6.04(a) of the Company Disclosure Schedule), and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)   From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, and upon receipt from an Indemnified Party of any required undertaking), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, to the fullest extent which such Indemnified Parties would be entitled under applicable law.

(c)   For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policy of directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policy”) (provided that the Surviving Corporation may substitute therefor policies with a substantially equivalent insurer of at least the same coverage and amounts containing terms, including scope of coverage, and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that existed or occurred at or before the Effective Time. Alternatively, with the prior written consent of Parent, the Company may purchase prior to the Effective Time, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year “tail” policy to the Current Policy, which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same or superior coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent or superior to, the coverage set forth in the Current Policy.

(d)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.04 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(e)   In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 6.04. In the event that the Surviving Corporation is liquidated or dissolved in accordance with applicable laws and regulations, then proper provision shall be made so that Parent shall assume the obligations of the Surviving Corporation set forth in this Section 6.04. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.05   Notification of Certain Matters.   From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

(a)   the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

(b)   the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(c)   any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party, threatened against Parent, Merger Sub or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

Section 6.06   Public Announcements.   Prior to the Closing, Parent, Merger Sub and the Company shall not issue any press release or make any public statement with respect to this Agreement or any of the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the New York Stock Exchange (“NYSE”) or the Toronto Stock Exchange, as applicable and, in such case, shall use their reasonable best efforts to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

Section 6.07   Exchange Act and NYSE Filings.   Unless an exemption shall be expressly applicable, or unless Parent, Merger Sub or the Company, as the case may be, agrees otherwise in writing, Parent, Merger Sub and the Company and their respective affiliates will timely file with the SEC and the NYSE all reports required to be filed pursuant to the rules and regulations of the SEC and NYSE (including all required financial statements). Such reports and other information filed by a party shall, with respect to information contained therein relating to such party and its Subsidiaries, comply in all material respects with all of the requirements of the SEC and NYSE rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case with respect to information contained therein relating to such party and its Subsidiaries.

Section 6.08   Reasonable Best Efforts.   Subject to the terms and conditions hereof, each of the Parent, Merger Sub and the Company will use their reasonable best efforts to take all action necessary and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable the consummation of the transactions contemplated hereby.

Section 6.09   Performance by Merger Sub.   Parent shall cause Merger Sub to perform its obligations hereunder.

Section 6.10   Takeover Statutes.   The Company will take all steps necessary to exempt (or continue the exemption of) the Merger, this Agreement and the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable “moratorium”, “control share”, “fair price” or other anti-takeover laws and regulations of any state or, upon the reasonable request of Parent, any non-U.S. jurisdiction, as now or hereafter in effect.

Section 6.11   Employee Benefits.   (a) From the Effective Time until December 31, 2008, Parent shall provide, or shall cause to be provided, to all employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to such employees immediately prior to the Effective Time, excluding any benefits provided pursuant to the ESPP.

(b)   Parent shall honor, or cause to be honored, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries under the Company Benefit Plans.

(c)   From and after the Effective Time, Parent shall cause each compensation and/or benefit plan, program, agreement or arrangement in which Continuing Employees are eligible to participate after the Effective Time to take into account for purposes of eligibility, vesting and benefit accruals the service of such Continuing Employees with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to the same extent as such service was credited generally for such purpose by the Company and its Subsidiaries; provided that (i) service credit for benefit accruals shall not be applicable to any defined benefit plan, other than any Company Benefit Plan as in effect on the date hereof, and (ii) nothing herein shall require or result in the duplication of benefits provided to any such Continuing Employees.

(d)   Except as otherwise provided in this Section 6.11, nothing contained in this Section 6.11 shall be interpreted as preventing Parent from (i) amending, modifying or terminating any Company Benefit Plan or any other contract, agreement or commitment of the Company in accordance with its terms and applicable law or (ii) terminating the employment of any Continuing Employee following the Effective Time, with benefits provided in accordance with the terms of any relevant benefit plans.

(e)   The provisions of Section 6.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including employees of the Company), other than the parties hereto and their permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to matters provided for in this Section 6.11) under or by reason of any provision of this Agreement.

Section 6.12   Stockholders Agreement.   The Stockholders Agreement shall terminate and be of no further force or effect upon the Effective Time, without the need for any action or writing by any party thereto.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01   Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.   The Company Stockholder Approval shall have been obtained.

(b)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(c)   The Massachusetts Approval shall have been obtained and shall remain in full force and effect.

Section 7.02   Conditions to Obligations of Parent and Merger Sub.   The obligation of each of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   Subject to the standard set forth in Section 2.06(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects each of the obligations required to be performed by the Company under this Agreement on or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

Section 7.03   Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   Subject to the standard set forth in Section 2.06(b), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.

(b)   Performance of Obligations of Parent.   Each of Parent and Merger Sub shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

(a)   by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)   by either the Company (provided that such termination has been approved by the Special Committee) or Parent if (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) the Board of Bank Incorporation of the Commonwealth of Massachusetts shall have denied the grant of the Massachusetts Approval and such denial shall have become final and nonappealable;

(c)   by either the Company (provided that such termination has been approved by the Special Committee) or Parent if the Merger shall not have been consummated on or before June 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)   by either the Company (provided that such termination has been approved by the Special Committee) or Parent if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of Parent) or Parent or Merger Sub (in the case of the Company), which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 8.01(c); provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.02(a) or 7.02(b), or 7.03(a) or 7.03(b), as applicable;

(e)   by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if the Company Meeting shall have been held and the holders of Company Common Shares shall have failed to adopt this Agreement by the vote specified in Section 7.01(a) at such meeting (including any adjournment or postponement thereof in accordance with applicable law); provided, that Parent shall not have the right to terminate this Agreement under this Section 8.01(e) if Parent has failed to comply with Section 6.01(b); and

(f)    by Parent, if (i) the Board of Directors of the Company shall have failed to recommend adoption of this Agreement by the stockholders of the Company, or the Board of Directors of the Company or any committee thereof (including the Special Committee) shall have withdrawn, modified or qualified (or resolved to withdraw, modify or qualify) in any manner adverse to Parent such recommendation of the adoption of this Agreement or made any other public statement in connection with the Company Meeting inconsistent with such recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) the Company shall have materially breached its obligations under Section 6.01 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.01.

Section 8.02   Effect of Termination.   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 8.02 and Article IX shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages.

Section 8.03   Amendment; Waiver.   At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that any agreements which by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time in accordance with their terms, and those set forth in Section 8.02 and this Article IX shall survive termination indefinitely.

Section 9.02   Expenses.   Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

Section 9.03   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

if to Parent or Merger Sub:

The Toronto-Dominion Bank

Toronto-Dominion Tower

66 Wellington Street West

Toronto, Ontario M5K IA2, Canada

Telecopy:   (416) 308-1943
Attention:  Christopher A. Montague

with a copy (which shall not constitute notice) to

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Telecopy:  212-455-2502

Attention:                       Lee Meyerson
Ellen Patterson

if to the Company:

TD Banknorth Inc.

Two Portland Square

Portland, Maine 04101

Telecopy:   (207) 828-7020

Attention:  Carol L. Mitchell

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopy:   212-403-2000

Attention:  Edward D. Herlihy

                                                                   Lawrence S. Makow

and

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, NW
Washington, DC 20005
Telecopy:   202-347-2172
Attention:  Gerard L. Hawkins

Section 9.04   Definitions and Usage.   (a) the term: (i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

         (ii)  “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares which such person beneficially owns, as defined in Rule 13d-3 under the Exchange Act;

        (iii)  “business day” means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in Portland, Maine, USA or Toronto, Ontario, Canada;

         (iv)  “Code” means the Internal Revenue Code of 1986, as amended;

          (v)  “Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, retention, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and under which the Company or any of its Subsidiaries has any present or future liability.

         (vi)  “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

       (vii)  “Material Adverse Effect” means,

(A)  with respect to the Company, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole other than any change, effect, event or occurrence arising out of the performance by the parties of their obligations under this Agreement or (2) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

(B)   with respect to Parent, any effect that would prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;

provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and other laws of general applicability or published interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) in the case of Parent only, changes in Canadian generally accepted accounting principles, (iv) the announcement of this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party to this Agreement taken with the prior written consent of the other parties to this Agreement, in contemplation of the transactions contemplated hereby, (vi) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism, and (vii) changes in prevailing interest rates, currency exchange rates or general economic conditions, or the occurrence of other events or developments affecting banks and their holding companies generally except to the extent that such changes, events or developments have an adverse effect on the Company and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities.

      (viii)  “person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

         (ix)  “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed Subsidiaries or Significant Subsidiaries of Parent.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
2003 Equity Plan	2.03(b)(iii)
2003 RSUs	2.03(b)(iii)
Acquisition Proposal	6.03
Action	6.04(b)
affiliate	9.04(a)(i)
Agreement	Preamble
beneficial owner	9.04(a)(ii)
BHCA	3.01(a)
business day	9.04(a)(iii)
Cash-Out Options	2.03(a)(i)
Certificate	2.01(c)
Certificate of Merger	1.02
Class B Common Stock	Recitals
Closing	1.02

Closing Date	1.02
Code	9.04(a)(iv)
Company	Preamble
Company Benefit Plans	9.04(a)(v)
Company Common Shares	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	2.06(a)
Company Equity Plans	2.03(b)(i)
Company Meeting	6.01(a)
Company Preferred Stock	Recitals
Company Regulatory Agreement	3.15
Company Reports	3.13
Company Stockholder Approval	3.03(c)
Company Stock Option Plans	2.03(a)(i)
Company Stock Plans	2.03(b)(i)
Continuing Employees	6.11(a)
Contract	3.03(b)
control	9.04(a)(vi)
Converted Option	2.03(a)(ii)
Current Policy	6.04(c)
DGCL	Recitals
Dissenting Shares	2.04(a)
Effective Time	1.02
ERISA	9.04(v)
ESPP	2.03(c)
Exchange Act	3.13
Exchange Fund	2.02(b)
Exchange Ratio	2.03(a)(iii)
GAAP	3.06
Governmental Entity	3.04(g)
Indemnified Party	6.04(b)
Liens	3.02(c)
Litigation	9.09(a)
Massachusetts Approval	3.04(d)
Material Adverse Effect	9.04(a)(vii)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NYSE	6.06
Options	2.03(a)(ii)
Parent	Preamble
Parent Common Shares	2.03(a)(ii)
Parent Disclosure Schedule	2.06(a)
Parent PSU Performance Methodology	2.03(b)(iii)(A)
Parent Regulatory Agreement	4.05(b)
Paying Agent	2.02(b)
person	9.04(a)(viii)
Proxy Statement	6.02(a)
PSU Plan	2.03(b)(iii)(A)

Regulatory Agencies	3.05(c)
Restricted Share	2.03(b)(i)
Restricted Stock Unit	2.03(b)(iii)
Rollover Option	2.03(a)(ii)
Schedule 13E-3	3.04
SEC	3.04(a)
Special Committee	Recitals
Special Committee Financial Advisor	3.08
SRO	3.05
Stockholders Agreement	Recitals
Subsidiary	9.04(a)(ix)
Superior Proposal	6.03
Surviving Corporation	1.01
Tax	3.17(c)(i)
Tax Return	3.17(c)(ii)
Valuation Period	2.03(a)(iii)

(c)   A fact, event, circumstance or occurrence shall be within a person’s “Knowledge” if, with respect to the Company or any of its Subsidiaries, such fact, event, circumstance or occurrence is or was actually known, after due inquiry, by any of the Company’s or the relevant Subsidiary’s executive officers or directors, or, with respect to the Parent or any of its Subsidiaries, such fact, event or circumstance or occurrence is or was actually known, after due inquiry, by any of Parent’s or the relevant Subsidiary’s executive officers or directors.

(d)   The symbol “$” and the word “dollar” or “dollars” shall refer to the lawful currency of the United States of America.

(e)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

Section 9.05   Accounting Terms.   All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

Section 9.06   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.07   Entire Agreement; Assignment.   This Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Stockholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, which shall not be unreasonably withheld, except that Merger Sub may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.08   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and the respective heirs, executors and administrators of such persons and may be enforced by such persons).

Section 9.09   Governing Law; Consent to Jurisdiction.   (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County and the courts of the United States of America located in the District of Delaware, for any action, proceeding or investigation in any court or before any Governmental Entity (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.09, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)   Notwithstanding the foregoing, nothing in this Agreement shall be deemed consent by any party to jurisdiction in any litigation initiated, or service of process, by any person who is not a party hereto.

Section 9.10   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13   Construction.   This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TD BANKNORTH INC.
By:	/s/ WILLIAM J. RYAN
	Name:	William J. Ryan
	Title:	Chairman and Chief Executive Officer
THE TORONTO–DOMINION BANK
By:	/s/ W. EDMUND CLARK
	Name:	W. Edmund Clark
	Title:	President and Chief Executive Officer
BONN MERGER CO.
By:	/s/ NORIE CAMPBELL
	Name:	Norie Campbell
	Title:	Vice President and Secretary

ANNEX B

November 19, 2006

Committee of Designated Independent Directors
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112

Board of Directors
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112

Ladies and Gentlemen:

TD Banknorth Inc. (“TD Banknorth”), The Toronto-Dominion Bank (“TD Financial”) and Bonn Merger Co, a wholly-owned subsidiary of TD Financial (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated November 19, 2006 (the “Merger Agreement”), pursuant to which Merger Sub would be merged with and into TD Banknorth, with TD Banknorth as the surviving corporation (the “Merger”). Under the terms of the Merger Agreement, upon consummation of the Merger, each share of TD Banknorth common stock, par value $0.01 per share (the “TD Banknorth Common Stock”), issued and outstanding immediately prior to the Merger, other than shares held by TD Financial and its affiliates and certain other shares specified in the Merger Agreement, will be converted into the right to receive $32.33 in cash, without interest (the “Merger Consideration”), and TD Banknorth will become a wholly-owned subsidiary of TD Financial. Capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement. The other terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of TD Banknorth Common Stock other than TD Financial and its affiliates.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Merger Agreement, (ii) the Amended and Restated Stockholders Agreement, dated August 25, 2004 among TD Financial, Banknorth Group, Inc and Berlin Delaware, Inc.; (iii) certain publicly available financial statements and other historical financial information of TD Banknorth that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of TD Financial that we deemed relevant in determining TD Financial’s financial capacity to undertake the Merger; (v) internal financial projections for TD Banknorth for the years ending December 31, 2006 and 2007 furnished by and reviewed with senior management of TD Banknorth and an estimated range of growth rates for the years thereafter as discussed with senior management of TD Banknorth; (vi) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vii) the current market environment generally and the banking environment in particular; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of TD Banknorth the business, financial condition, results of operations and prospects of TD Banknorth.

In performing our review, we have relied upon the accuracy and completeness of all of the financial information, projections, estimates and other information that was available to us from public sources, that was provided to us by TD Banknorth and TD Financial or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of TD Banknorth and TD Financial that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility, liability or express any opinion as to the accuracy or completeness thereof. With respect to the financial projections for TD Banknorth used by Sandler O’Neill in its analyses, the senior management of TD Banknorth confirmed to us that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments regarding the future financial performances of TD Banknorth. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of TD Banknorth and TD Financial or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of TD Banknorth or TD Financial nor have we reviewed any individual credit files relating to TD Banknorth or TD Financial. We have assumed, with your consent, that the respective allowances for loan losses for TD Banknorth and TD Financial are adequate to cover such losses. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of TD Banknorth and TD Financial since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that TD Banknorth and TD Financial will remain as going concerns for all periods relevant to our analyses, that each party to the agreements will perform all of the covenants required to be performed by such party under the Merger Agreement and that the conditions precedent in the Merger Agreement will not be waived. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of TD Banknorth and TD Financial may trade at any time.

We have acted as financial advisor to the Committee of Designated Independent Directors (the “Independent Committee”) in connection with the Merger and will receive a fee for our services from TD Banknorth, a substantial portion of which has been paid or is payable upon delivery of this opinion and a portion of which is contingent upon consummation of the Merger. TD Banknorth has also agreed to indemnify us against certain liabilities arising out of our engagement. As we have advised you previously, in the past we have provided certain investment banking services to TD Banknorth and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to TD Banknorth and TD Financial and their affiliates. We may also actively trade the equity and/or debt securities of TD Banknorth and TD Financial and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to our engagement letter dated July 18, 2006, our opinion is directed to the Independent Committee in connection with its consideration of the Merger. At the request of the Independent Committee, our opinion also is being provided to the Board of Directors of TD Banknorth in connection with its consideration of the Merger. This opinion does not constitute a recommendation to any shareholder of TD Banknorth as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of TD Banknorth Common Stock other than TD Financial and its affiliates and does not address the underlying business decision of TD Banknorth to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for TD Banknorth or the effect of any other transaction in which TD Banknorth might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of TD Banknorth Common Stock other than TD Financial and its affiliates is fair to such holders from a financial point of view.

Very truly yours,
/s/ SANDLER O’NEILL & PARTNERS, L.P.

ANNEX C

DELAWARE GENERAL CORPORATION LAW, SECTION 262

SECTION 262 APPRAISAL RIGHTS –

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)          Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)         Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                 Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.                  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                 Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)          Appraisal rights shall be perfected as follows:

(1)         If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)         If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)             Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)          After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)             The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)              The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)          From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)             The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

TD BANKNORTH INC.
REVOCABLE PROXY
Special Meeting of Stockholders
April 18, 2007

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, as a holder of common stock of TD Banknorth Inc. (“TD Banknorth”), hereby appoints each of John Opperman and Einar Andersen as Proxies, each with the full power of substitution, to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD Banknorth which the undersigned is entitled to vote at the special meeting of stockholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Wednesday, April 18, 2007, at 10:30 a.m., Eastern Time, or any adjournment thereof.

This Proxy may be revoked at any time before it is exercised.

Shares of common stock of TD Banknorth will be voted as specified.  Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co.  If any other matter is properly presented at the special meeting of stockholders, this Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

IMPORTANT:  PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Choose MlinkCM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more.  Simply log on to Investor ServiceDirect at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY VOTING INSTRUCTIONS

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/bnk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.                                       Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth Inc., The Toronto-Dominion Bank and Bonn Merger Co.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.                                       In their discretion, upon any other matter that may properly come before the special meeting of stockholders or any adjournment thereof.

The Board of Directors of TD Banknorth recommends a vote “FOR” the proposal to approve and adopt the Agreement and Plan of Merger.  Such votes are hereby solicited by the Board of Directors.

Note:                   If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

To change the address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of		Signature of
Stockholder	Date	Stockholder	Date

Note:                   Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full titles as such.  If signer is a partnership, please sign in partnership name by authorized person.

March 16, 2007

To:     Participants in the 401(k) Plan of TD Banknorth Inc.

As described in the enclosed materials, your proxy is being solicited in connection with the proposal to approve and adopt a merger agreement among TD Banknorth Inc., The Toronto-Dominion Bank and Bonn Merger Co. to be considered at our special meeting of stockholders because you have shares of TD Banknorth Inc. common stock allocated to your account under the TD Banknorth 401(k) Plan.  I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of common stock of TD Banknorth Inc. allocated to your account(s) under our 401(k) Plan will be voted.

Enclosed with this letter is the proxy statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) under the 401(k) Plan, and a stamped, pre-addressed return envelope.  After you have reviewed the proxy statement, I urge you to vote your shares in the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot in the envelope provided to Mellon Investor Services LLC, our transfer agent, or voting by telephone or via the Internet as described on the ballot.  Your voting instructions will remain completely confidential. Only our transfer agent will have access to your voting instructions in order to certify the totals for the 401(k) Plan to Banknorth, N.A., which acts as Trustee for the plan, for the purpose of having those shares voted.  No person associated with TD Banknorth Inc. or TD Banknorth, N.A. will see the individual voting instructions.

I urge each of you to vote, as a means of participating in the governance of the affairs of TD Banknorth Inc.  If your voting instructions are not received, the shares allocated to your account(s) in the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties.  While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.  Please take a moment to do so.

Sincerely yours,

William J. Ryan

Chairman of the Board

TD BANKNORTH INC.

401(K) Plan Ballot

Special Meeting of Stockholders

April 18, 2007

This Ballot is solicited on behalf of the Board of Directors.

The undersigned, as a participant who has common stock of TD Banknorth Inc. (“TD Banknorth”) allocated to his or her account under the TD Banknorth Inc. 401(k) Plan, hereby instructs TD Banknorth, N.A., as Trustee for the 401(k) Plan, to vote as designated on the reverse of this card all of the shares of common stock of TD Banknorth which the undersigned has allocated to his or her account pursuant to the 401(k) Plan at the special meeting of stockholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Wednesday, April 18, 2007 at 10:30 a.m., Eastern Time, or any adjournment thereof.

Shares of common stock of TD Banknorth will be voted as specified.  If you return this ballot properly signed but do not otherwise specify, shares will be voted “FOR” the proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth, The Toronto-Dominion Bank and Bonn Merger Co.  If you do not return this ballot, the shares allocated to your account in the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties.

IMPORTANT:  PLEASE DATE AND SIGN THE BALLOT ON REVERSE SIDE.

401(K) PLAN VOTING INSTRUCTIONS

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your ballot.

Internet http://www.proxyvoting.com/bnk1 Use the Internet to vote. Have your ballot in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote. Have your ballot in hand when you call.	OR	Mail Mark, sign and date ballot and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone,
you do NOT need to mail back your ballot.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.                                       Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 19, 2006, among TD Banknorth Inc., The Toronto-Dominion Bank and Bonn Merger Co.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.                                       In their discretion, upon any other matter that may properly come before the special meeting of stockholders or any adjournment thereof.

                                                The Board of Directors of TD Banknorth recommends a vote “FOR” the proposal to approve and adopt the Agreement and Plan of Merger.  Such votes are hereby solicited by the Board of Directors.

Note:                   If you receive more than one card, please date and sign each card and return all  cards in the enclosed envelope.

To change the address on your account, please check the box at the right and indicate your new address in the address space above.  Please note that changes to the registered name on the account may not be submitted via this method.   ☐

Signature of
Stockholder	Date

Please sign exactly as your name appears on this ballot. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.